     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1999


                                                      REGISTRATION NO. 333-71369
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SAGENT TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7372                                    94-3225290
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KENNETH C. GARDNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SAGENT TECHNOLOGY, INC.
                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              ARTHUR F. SCHNEIDERMAN                               THOMAS A. BEVILACQUA
                HERBERT P. FOCKLER                                 DAVID A. MAKARECHIAN
                  STEPHEN E. KIM                                  KIMBERLEY E. HENNINGSEN
         WILSON SONSINI GOODRICH & ROSATI                     BROBECK, PHLEGER & HARRISON LLP
             PROFESSIONAL CORPORATION                              TWO EMBARCADERO PLACE
                650 PAGE MILL ROAD                                    2200 GENG ROAD
                PALO ALTO, CA 94304                                 PALO ALTO, CA 94303
                  (650) 493-9300                                      (650) 424-0160

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                            AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                      TO BE             OFFERING PRICE          AGGREGATE             AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED           PER UNIT(1)        OFFERING PRICE(1)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value.....       5,750,000               $9.00              $51,750,000            $14,387(2)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

(2) Previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION -- MARCH 25, 1999


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS
               , 1999                 LOGO

                        5,000,000 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

SAGENT TECHNOLOGY, INC.:

- We develop and sell software designed to address organizations' rapidly growing, Web-based information access, analysis and delivery needs.

- Sagent Technology, Inc.
  800 W. El Camino Real
  Suite 300
  Mountain View, CA 94040
  (650) 815-3100

PROPOSED SYMBOL & MARKET:

- SGNT/NASDAQ

THE OFFERING:

- We are offering 5,000,000 shares of our common stock.

- The underwriters have an option to purchase an additional 750,000 shares from us to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $7.00 and $9.00.

- We plan to use the proceeds from this offering for working capital, potential acquisitions, repayment of long-term indebtedness and other general corporate purposes.

- Closing:                 , 1999.

--------------------------------------------------------------------------------
                                                    Per Share           Total
--------------------------------------------------------------------------------
Public offering price:                                $              $
Underwriting fees:
Proceeds to Sagent:
--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission
has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                               HAMBRECHT & QUIST

                                                      U.S. BANCORP PIPER JAFFRAY
             The undersigned is facilitating Internet distribution.

                                 DLJDIRECT INC.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                               TABLE OF CONTENTS

                                   Page
Prospectus Summary...............     3
Risk Factors.....................     6
Use of Proceeds..................    16
Dividend Policy..................    16
Corporate Information............    16
Capitalization...................    17
Dilution.........................    18
Selected Consolidated Financial
  Data...........................    19
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......    20

                                   Page
Business.........................    30
Management.......................    44
Certain Transactions.............    53
Principal Stockholders...........    57
Description of Capital Stock.....    60
Shares Eligible for Future
  Sale...........................    63
Underwriting.....................    65
Legal Matters....................    67
Experts..........................    67
Available Information............    68
Index to Financial Statements....   F-1

                               PROSPECTUS SUMMARY

     This summary highlights only selected information contained elsewhere in this prospectus. The other information is important, so please read this entire prospectus carefully. Unless stated otherwise, the information contained in this prospectus assumes that the underwriters' over-allotment option to purchase an additional 750,000 shares of common stock from us is not exercised.

                            SAGENT TECHNOLOGY, INC.

     We develop, market and support software products that gather, analyze, and deliver information throughout an organization. Our products provide a way for an organization's employees, customers and partners to access and examine important corporate information using the World Wide Web. We refer to our products as "Enterprise Intelligence" software because they enable organizations to use software to help them make more informed, intelligent decisions and to spread that ability across the enterprise.

     Today, information about an organization's customers, products and operations is one of its most important strategic assets. In particular, as organizations have begun to pursue more complex operational strategies, their need for timely information has increased. In addition, as businesses continue to streamline their organizational structures to improve time to market and responsiveness to rapidly changing market conditions, decision making authority is expected to become more distributed, thus heightening the need for broader dissemination of information throughout the enterprise. Most recently, the rapid adoption of the Internet and the Web has given organizations the ability to share information internally and externally on a cost-effective basis and has dramatically increased the number of people who can receive and access information.

     Our main product, the Sagent Data Mart Solution, or DMS product suite, gathers data from a variety of sources, such as relational databases, mainframe databases, and the Internet, and organizes that data into a common structure or repository known as a data mart. A data mart is used to more efficiently manage a subset of corporate data focused on the needs of a specific group of users. Once data is organized into our data mart, the Sagent DMS product suite allows organizations to more efficiently analyze the data and provides access to the information through personal computers, reports, and, importantly, through Web browsers over the Internet. We also provide design, systems engineering and education services to facilitate successful customer implementations.

     Customers purchase the Sagent DMS product suite for three primary reasons. First, it combines in one integrated product key functions that a customer requires, such as extracting information from multiple data sources. This saves time and money otherwise spent combining many different products from many different vendors. Second, the Sagent DMS product suite can handle a very large number of users and a very large amount of data. This allows our Sagent DMS product suite to scale to the increasing numbers of employees or customers who need access to information from inside organizations or through the Internet. Third, the Sagent DMS product suite is designed for the Internet. Sagent has invested significant resources in technology to rapidly distribute information over the Web.

     We intend to be a leading provider of Enterprise Intelligence software solutions. Key elements of our strategy include:

     - Focusing on the demand for Web-based Enterprise Intelligence solutions

     - Extending our product functionality and technology leadership

     - Offering pre-built Enterprise Intelligence applications for specific industries

     - Providing high quality services to our customers through our Professional Services Group

     - Continuing development of products that leverage Microsoft's Windows NT computer technology

     We currently have more than 200 customers worldwide in a variety of industries, including financial services, telecommunications, technology, health care, retail and others. Our customers include Barnesandnoble.com, Bell Communications Research, Inc., BellSouth Cellular Corp., J.P. Morgan & Co., Incorporated, Jiffy Lube International, Inc., MCI WorldCom, Inc., and Nordstrom, Inc. We market our software and services through our direct sales force, and through resellers and international distributors. We also sell our software through strategic partnerships with Automatic Data Processing, Inc., Advent Software Inc. and Siebel Systems, Inc., each of which has integrated our product suite into its software applications.

                                  THE OFFERING

Common stock offered by us............  5,000,000 shares
Common stock to be outstanding after
  the offering........................  23,669,377 shares
Use of proceeds.......................  Working capital, potential acquisitions, repayment of long term
                                        indebtedness and other general
                                        corporate purposes.
Proposed Nasdaq National Market
  symbol..............................  SGNT

     This table is based on shares outstanding as of December 31, 1998. This table excludes:

     - 5,134,835 shares of our common stock that have been set aside under our stock option plans, director option plan and employee stock purchase plan

     - 235,623 shares of our common stock that have been set aside in connection with warrants to purchase common stock

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                                                  THREE MONTHS
                                                                                     ENDED
                                                 YEARS ENDED DECEMBER 31,         DECEMBER 31,
                                               ----------------------------    ------------------
                                                1996      1997       1998       1997       1998
                                               -------   -------   --------    -------    -------
STATEMENT OF OPERATIONS DATA:
  Revenues, net:
     Licenses................................  $   240   $ 5,728   $ 10,459    $ 1,842    $ 3,618
     Services................................       39     1,350      6,584        583      2,128
                                               -------   -------   --------    -------    -------
       Total revenues, net...................      279     7,078     17,043      2,425      5,746
  Gross profit...............................       32     6,205     11,977      1,957      4,385
  Loss from operations.......................   (7,231)   (6,908)   (13,684)    (2,235)    (1,943)
  Net loss...................................  $(7,039)  $(6,900)  $(13,701)   $(2,214)   $(1,988)
  Historical basic net loss per share........  $ (2.67)  $ (2.41)  $  (3.47)
                                               =======   =======   ========
  Historical diluted net loss per share......  $ (2.67)  $ (2.41)  $  (3.68)
                                               =======   =======   ========
  Number of shares used in calculation at
     historical basic net loss per share.....    2,637     2,860      3,951
  Number of shares used in calculation of
     historical diluted net loss per share...    2,637     2,860      3,722

  Pro forma net loss per share, basic........                      $  (0.74)
                                                                   ========
  Pro forma net loss per share, diluted......                      $  (0.75)
                                                                   ========
  Shares used in calculation of pro forma net
     loss per share, basic...................                        18,495
  Shares used in calculation of net loss per
     share, diluted..........................                        18,266

                                                               AS OF DECEMBER 31, 1998
                                                              --------------------------
                                                                            PRO FORMA
                                                              ACTUAL       AS ADJUSTED
                                                              -------    ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $ 3,093       $ 37,843
  Working capital...........................................    1,122         35,872
  Total assets..............................................   13,196         47,946
  Long-term obligations, net of current portion.............    3,346          1,596
  Total stockholders' equity................................    1,671         38,171

     See Note 2 of Notes to Consolidated Financial Statements for information concerning the calculation of shares used in computing pro forma net loss per share.

     Pro forma as adjusted reflects the conversion of our outstanding preferred stock to common stock, which will occur upon the closing of the offering, the sale of 5,000,000 shares of common stock in the offering and the application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     Before you invest in our common stock, you should become aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. The risks set out below may not be exhaustive.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS LIMITED

     It is difficult to evaluate our business and our prospects because our revenue and income potential is unproven. We commenced operations in June 1995 but we did not begin selling our first products until the fourth quarter of 1996, and a number of new products and new versions of existing products were introduced in 1997. As a result, we have experienced the risks and difficulties frequently encountered by early stage companies, particularly companies in new and rapidly evolving markets.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY

     We incurred net losses and losses from operations for the period ended December 31, 1995 and each of the years ended December 31, 1996, 1997 and 1998, and we may not be able to achieve profitability in the future. As of December 31, 1998, we had an accumulated deficit of approximately $28.6 million. Since inception, we have funded our business primarily by borrowing funds and from the sale of our stock, not from cash generated by our business. Although revenues grew significantly in recent periods, you should not rely on past performance as any indication of future growth rates or operating results. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. As a result, we may experience losses and negative cash flows. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

OUR FUTURE OPERATING RESULTS MAY NOT FOLLOW PAST TRENDS DUE TO MANY FACTORS AND ANY OF THESE COULD CAUSE OUR STOCK PRICE TO FALL

     We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter in the past, our future operating results may not follow any past trends. It is likely that in some future quarter our operating results may be below the expectation of public market analysts and investors due to factors beyond our control, and as a result, the price of our common stock may fall.

     Factors which may cause our future operating results to be below expectations and cause our stock price to fall include:

     - The demand for and acceptance of our products, product enhancements and services

     - The maintenance and development of our strategic relationships with enterprise application vendors, resellers and distributors

     - The introduction, timing and competitive pricing of our products and services and those of our competitors

     - The expansion and rate of success of our direct sales force and indirect distribution channels both domestically and internationally

     - The attraction and retention of key personnel, particularly in our sales, services and support groups

     - The commercialization of our products incorporating advanced technologies

     - The growth of the market for Enterprise Intelligence solutions

     - The timing and successful integration of and costs related to technologies and businesses we may acquire in the future

     We plan to significantly increase our operating expenses to expand our administration, consulting and training, maintenance and technical support, research and development and sales and marketing groups. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations in any quarter and we are not able to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall.

WE MAY LOSE EXISTING CUSTOMERS OR BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS

     If we are not able to maintain and improve our product line and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and achieve market acceptance, we may lose existing customers or be unable to attract new customers. For example, we are developing the next version of the Sagent DMS product suite, which is scheduled for release in the first half of 1999. We may not be successful in developing and marketing this new version, other product enhancements or new products that respond to technological advances by others on a timely or cost-effective basis, or that these products, if developed, will achieve market acceptance.

     We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products to purchase those of our competitors.

CHANGES IN INTERNET TECHNOLOGY AND OPERATING SYSTEM STANDARDS MAY IMPEDE MARKET ACCEPTANCE FOR OUR PRODUCTS

     Rapidly changing Internet technology and operating system standards may impede market acceptance for our products. We have a software application known as WebLink that allows users to query, analyze and report business information from a Web browser. This product has been designed based upon prevailing Internet technology. If new Web technologies emerge that are incompatible with deployment of our WebLink applications, our WebLink product may become obsolete and existing and potential new customers may seek alternatives to our products. We may not be able to quickly adapt our products to any new Internet technology. Additionally, our products allow connectivity to databases on a variety of operating systems, including mainframes, AS/400, UNIX and Windows NT. However, our application server component currently runs only on the Windows NT operating system. Therefore, our ability to increase sales of our products will depend on the continued acceptance of the Windows NT operating system. To the extent that potential customers use UNIX operating systems as their application server, we would need to develop a UNIX product. The development of a UNIX product would require us to commit a substantial investment of resources, and we may not successfully introduce such a product on a timely or cost-effective basis, or at all, which could lead potential customers to choose alternatives to our products.

THE GROWTH OF OUR BUSINESS DEPENDS ON THE GROWTH OF THE MARKET FOR ENTERPRISE INTELLIGENCE SOFTWARE

     Since all of our revenues are attributable to the sale of Enterprise Intelligence software and related maintenance, consulting and training services, if the market for Enterprise Intelligence software does not grow, our business will not grow. We expect Enterprise Intelligence software and services to account for substantially all of our revenues for the foreseeable future. Although demand for Enterprise Intelligence software has grown in recent years, the market may not continue to grow or, even if the market does grow, businesses may not adopt our products.

     We are focusing our selling efforts on large, enterprise-wide implementations of our products, and we expect such sales to constitute an increasing portion of any future revenue growth. While we have devoted significant resources to promoting market awareness of our products and the problems such products address, we do not know whether these efforts will be sufficient to support significant growth in the market for Enterprise Intelligence products.

IF OUR RELATIONSHIPS WITH CHANNEL PARTNERS ARE NOT SUCCESSFUL AND IF WE CANNOT RECRUIT ADDITIONAL CHANNEL PARTNERS WE MAY NOT BE ABLE TO EXPAND OUR SALES

     In addition to our direct sales force, we rely on successful relationships with a variety of channel partners, such as enterprise application vendors, resellers and distributors, for licensing and support of our products in the United States and internationally. If we cannot maintain successful relationships with these partners and cannot recruit additional strategic partners, we believe that we will have difficulty expanding the sales of our products. Our enterprise application vendor partners resell our products incorporated in their own software application. In addition, our channel partners offer products of several different companies, including, in some cases, products that compete with our products. These strategic partners may not develop or customize our applications to their needs or devote adequate resources to selling our products.

     We intend to expand our relationships with strategic partners and to increase the proportion of our customers licensed through these indirect channels. We may not be able to maintain strategic partnerships and attract additional strategic partners that will market our products effectively and will be qualified to provide timely and cost-effective customer support and service. Further, our relationships with our strategic partners may not generate enough royalty revenue to offset the significant resources used to develop these channels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

WE NEED TO EXPAND OUR MANAGEMENT SYSTEMS AND CONTROLS TO SUPPORT OUR ANTICIPATED GROWTH

     Our growth has placed, and our anticipated future growth will continue to place, a significant strain on our management systems and controls. If we cannot effectively establish and improve our processes we may not be able to manage our growth successfully or sustain and manage the growth rates we have experienced in the past.

     We have grown rapidly and will need to continue to grow in all areas of operation in order to execute our business strategy. Our total number of employees grew from 87 on December 31, 1997 to 152 on December 31, 1998, and we anticipate further significant increases in the number of employees. Sustaining our growth has placed significant demands on management as well as on our administrative, operational and financial resources and controls. In particular, we need to substantially upgrade our enterprise resource planning functions, including accounting, order entry and customer entry, which will become insufficient as we grow. We also will need to institute new systems such as human resource management and time and billing. See "Business -- Sales and Marketing."

WE INTEND TO EXPAND INTERNATIONAL OPERATIONS BUT WE MAY ENCOUNTER A NUMBER OF PROBLEMS IN DOING SO WHICH COULD LIMIT OUR FUTURE GROWTH

     We may not be able to successfully market, sell, deliver and support our products and services internationally. Our failure to manage our international operations effectively could limit the future growth of our business. International sales represented approximately 8.4% of our total revenue for the year ended December 31, 1998. We conduct our international sales through local subsidiaries in Japan and Canada and through distributor relationships in France, Germany, Japan, South Africa and the United Kingdom. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources to open additional international offices and hire international sales personnel. Localizing our products is difficult and may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff. In addition, we currently have limited experience in developing local versions of our products, as well as marketing, selling and supporting our products and services as overseas. See "Business -- Sales and Marketing."

OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL PRODUCTS AND SERVICES AND REDUCE OUR MARKET SHARE

     Competition could seriously harm our ability to sell additional software and maintenance and support renewals on prices and terms favorable to us. Additionally, if we cannot compete effectively, we may lose market share. The markets for our products are intensely competitive and subject to rapidly changing technology. We compete against providers of decision support software, data warehousing software and enterprise application software. We also compete with providers of e-Business software, which allows for the electronic delivery of products and services that enable commerce among businesses and end users. Companies in each of these areas may expand their technologies or acquire companies to support greater Enterprise Intelligence functionality and capability, particularly in the areas of query response time and the ability to support large numbers of users. We may also face competition from vendors of products and turn-key solutions for e-Business applications that include Internet based information functionality.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. See
"Business -- Competition."

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY DUE TO OUR LENGTHY SALES AND IMPLEMENTATION CYCLES FOR OUR PRODUCTS WHICH COULD CAUSE OUR STOCK PRICE TO FALL

     Because our products and services have lengthy sales and implementation cycles, it is difficult for us to forecast the timing and recognition of revenues from sales of our products and services. Since we are unable to control many of the factors that will influence our customers' buying decisions, the lengthy sales cycle could cause our operating results to be below the expectations of analysts and investors, which could cause our stock price to fall.

     A key element of our strategy is to market our products and services to large organizations with significant data management and access needs. These customers take an extended time evaluating our products before purchasing them. The period of time between initial customer contact and a purchase order may span six months or more. Our products have had, and we expect them to continue to have, an even longer sales cycle in international markets than in the United States and Canada. During the evaluation period, a variety of factors may lead customers to not purchase or scale down orders of our products including:

     - Reductions in demand for Enterprise Intelligence solutions

     - Introduction of new products by competitors or pricing pressures

     - Changes in our customers' budgets and purchasing priorities

     - Diversion of resources and management's attention to other information technology issues, such as year 2000 issues

     In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our products, which may cause additional delays during the evaluation and acceptance process. See "Business -- Sales and Marketing."

OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE

     Our future success depends upon the continued service of our executive officers and other key employees as well as our ability to hire a significant number of new employees. We are particularly dependent on the continued services of employees in our professional services and sales groups. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future.

     In particular, it would be difficult for us to replace the services of Kenneth C. Gardner, our co-founder, President and Chief Executive Officer, John
E. Zicker, our co-founder, Executive Vice President, Technology, and Chief Technology Officer, Thomas M. Lounibos, our Executive Vice President, Sales and Marketing, and W. Virginia Walker, our Executive Vice President, Finance and Administration and Chief Financial Officer. We do not maintain "key-person" life insurance policies covering any of our employees.

OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE

     We intend to make investments in or acquire complementary companies, products and technologies. We have limited organizational experience in these matters and will need to develop the relevant skills if we are to be successful in any such endeavor. Any development of these skills could consume management's time and other resources. If we buy a company, we could have difficulty in assimilating that company's operations. In addition, we may be unsuccessful in retaining the key personnel of the acquired company. Moreover, we currently do not know and cannot predict the accounting treatment of any such acquisition, in part because we cannot be certain what accounting regulations, conventions or interpretations may prevail in the future. If we acquire complementary technologies or products, we could experience difficulties assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders, and adversely affect the price of our common stock.

FAILURE OF COMMERCIAL USERS TO ACCEPT INTERNET SOLUTIONS COULD LIMIT OUR FUTURE GROWTH

     A key element of our strategy is to offer users the ability to access, analyze and report information from a data server through a Web browser. Our growth would be limited if businesses do not accept Internet solutions or perceive them to be cost-effective. Continued viability of the Internet depends on several factors, including:

     - Third parties' abilities to develop new enabling technologies in a timely manner

     - The Internet's ability to handle increased activity

     - The Internet's ability to operate as a fast, reliable and secure network

     - Potential changes in government regulation

     Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce and communication on the Internet. These issues will need to be addressed in order for the market for our products and services to grow.

OUR PROPRIETARY TECHNOLOGY MAY BE SUBJECTED TO INFRINGEMENT CLAIMS OR MAY BE INFRINGED UPON

     Our intellectual property is important to our business. We expect that we could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we would be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. We may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. In addition, we may not be able to protect against misappropriation of our intellectual property. Third parties may infringe upon our intellectual property rights, we may not detect this unauthorized use and we may be unable to enforce our rights. See
"Business -- Intellectual Property."


     On March 19, 1999, we received written notice from Timeline, Inc. alleging that the Sagent DMS product suite infringes one or more of the claims of a Timeline patent. On March 22, 1999, we received a verbal communication from Timeline's legal counsel that it had filed suit against us based on the alleged patent infringement claim. We subsequently received a copy of the complaint filed with the United States District Court for the Western District of Washington at Seattle. We have not received further information or documentation regarding this claim and therefore cannot fully evaluate it. Pursuing potential litigation with Timeline could be costly and could divert management and our technical staff from operating our company, regardless of the outcome.


IF WE LOSE KEY LICENSES WE MAY BE REQUIRED TO DEVELOP OR LICENSE ALTERNATIVES WHICH MAY CAUSE DELAYS OR REDUCTIONS IN SALES

     We rely on software that we have licensed from Opalis S.A. to perform key functions of our Sagent Automation product which automates common tasks in managing data. We also rely on software we have licensed from Microsoft Corporation to allow users to be able to customize the user interface provided by our Sagent Design Studio product. These licenses may not continue to be available to us on commercially reasonable terms. The loss of either of these licenses could result in delays or reductions of shipments of our product suite until equivalent software could be developed, identified, licensed and integrated. If customers require the automation and/or the user interface customization features when licenses for either of those is not available, they may delay or decline to purchase our product suite.

IF WE DISCOVER SOFTWARE DEFECTS WE MAY HAVE PRODUCT-RELATED LIABILITIES WHICH MAY LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS

     Our software products are internally complex and may contain errors, defects or failures, especially when first introduced or when new versions are released. We test our products extensively prior to releasing them; however, in the past we have discovered software errors in some of our products after their introduction. Despite extensive testing, we may not be able to detect and correct errors in products or releases before commencing commercial shipments, which may result in loss of revenue or delays in market acceptance.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. All domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter such claims in the future. Product liability claims, whether or not successful, brought against us could divert the attention of management and key personnel and could be expensive to defend.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR PRODUCTS OR INTERNAL SYSTEMS MAY INVOLVE SIGNIFICANT TIME AND EXPENSE AND MAY REDUCE OUR FUTURE SALES

     Many currently installed computer systems and software products store dates using only the last two digits of the calendar year. As a result, such systems may not be able to distinguish whether "00" means 1900 or 2000, which may cause system failures or erroneous results. Year 2000 problems could subject us to liability claims and disrupt our customers' purchasing patterns, either of which could harm our business.

     Our products operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems that we cannot adequately evaluate for year 2000 compliance. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. Defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for year 2000-related damages, including consequential damages, could be expensive to us. In addition, we believe that customers and potential customers limit purchases of new systems due to year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance. These expenditures may result in reduced funds available to purchase our products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES WILL HAVE SIGNIFICANT CONTROL OVER US AND MAY APPROVE OR REJECT MATTERS CONTRARY TO YOUR VOTE

     We anticipate that our executive officers and directors, together with their affiliates, will beneficially own an aggregate of approximately 48.5% of our outstanding common stock following the completion of the offering. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions even if other stockholders disagree. See "Principal Stockholders."

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

     Provisions of our certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

OUR UNDESIGNATED PREFERRED STOCK MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR US, CAUSE THE MARKET PRICE FOR SAGENT COMMON STOCK TO FALL AND DIMINISH THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK

     If our board of directors issues preferred stock potential acquirers may not make acquisition bids for us, our stock price may fall and the voting rights of existing stockholders may diminish as a result. Sagent's board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. Sagent has no current plans to issue any shares of preferred stock. See "Description of Capital Stock -- Preferred Stock."

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN

     We intend to use the proceeds from the offering for general corporate purposes, including working capital, capital expenditures and repayment of long term indebtedness, and may use a portion of proceeds to acquire other businesses, products or technologies. Our management may spend the proceeds from the offering in ways with which the stockholders may not agree. Pending any such uses, we plan to invest the net proceeds of the offering in investment-grade, interest-bearing securities. We cannot predict that such investments will yield a favorable return. See "Use of Proceeds."

OUR SECURITIES HAVE NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING

     Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after completion of the offering. We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of such companies. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO FALL

     If our stockholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. Such sales also might make it more difficult for Sagent to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

     Based upon the number of our shares outstanding as of December 31, 1998, upon completion of the offering, we will have outstanding 23,669,377 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after December 31, 1998. Of these shares, the 5,000,000 shares sold in the offering will be freely tradable. 18,404,766 shares of common stock will be available for sale in the public 180 days after the date of this prospectus or afterwards.

     After the offering, the holders of approximately 14.5 million shares of common stock and warrants to purchase common stock, which represent 61.4% of our outstanding stock after completion of the offering, will be entitled to certain rights to have the resale of their shares registered under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could materially and adversely affect the market price for our common stock. In addition, if we were to include in a registration statement shares held by these holders pursuant to the exercise of their registration rights, such sales may impede our ability to raise needed capital. See "Shares Eligible for Future Sale" and "Underwriting."

WE DO NOT INTEND TO PAY DIVIDENDS AND YOU MAY NOT EXPERIENCE A RETURN ON INVESTMENT WITHOUT SELLING SHARES

     We have never declared or paid any cash dividends on our capital stock. Therefore, you will not experience a return on your investment in our common stock without selling your shares since we currently intend on retaining future earnings to fund our growth and do not expect to pay dividends in the foreseeable future. See "Dividend Policy."

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     If you purchase shares of our common stock, you will incur immediate and substantial dilution in pro forma net tangible book value. Investors participating in the offering of our common stock will pay a price per share which substantially exceeds the value of our assets after subtracting our liabilities. These investors will contribute 56.5% of the total amount paid to fund us but will own only 21.1% of our outstanding shares. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. See "Dilution."

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN

     You should not rely on forward-looking statements in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this prospectus.

                                USE OF PROCEEDS

     The net proceeds to Sagent from the sale of 5,000,000 shares of common stock in the offering at an estimated initial public offering price of $8.00 per share, after deducting estimated expenses of $700,000 and underwriting discounts and commissions of $2,800,000, are estimated to be approximately $36,500,000 and approximately $42,080,000 if the underwriters' over-allotment option is exercised in full. Sagent expects to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and repayment of $1,750,000 of outstanding long-term indebtedness. The outstanding long-term indebtedness is under an accounts receivable credit facility with Venture Banking Group, which matures on January 15, 2000. Interest under the credit facility is payable at the prime rate on the average daily balance under the credit facility. A portion of the proceeds may also be used to acquire, license or invest in complementary businesses or products, although there are no current plans, negotiations or discussions relating to any such transactions. Pending use of the net proceeds for the above purposes, Sagent intends to invest such funds in short-term, interest-bearing, investment grade obligations.

                                DIVIDEND POLICY

     Sagent has never declared or paid any cash dividends on its common stock or other securities. Sagent currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                             CORPORATE INFORMATION

     Sagent was incorporated in California in April 1995 under the name Savant Software, Inc. In June 1995, Sagent changed its name to Sagent Technology, Inc. Sagent was reincorporated in Delaware in September 1998. References in this prospectus to "Sagent," "we," "our" and "us" refer to Sagent Technology, Inc. and its subsidiaries, unless the context otherwise requires. Sagent's principal executive office is located at 800 W. El Camino Real, Suite 300, Mountain View, California 94040, and Sagent's telephone number at that office is (650) 815-3100. Sagent's World Wide Web address is www.sagent.com. Information contained in Sagent's Web site does not constitute part of this prospectus.

     SAGENT and INFORMATION STUDIO are registered trademarks of Sagent. Sagent is in the process of registering SAGENT DESIGN STUDIO as a trademark. Any trademark, trade name or service mark of another company appearing in this prospectus belongs to its holder.

                                 CAPITALIZATION

     The table below sets forth the actual capitalization of Sagent as of December 31, 1998. The pro forma column gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock. The pro forma as adjusted column gives effect to the sale of 5,000,000 shares of common stock at an assumed initial public offering price of $8.00 per share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by Sagent.

                                                    AS OF DECEMBER 31, 1998
                                              ------------------------------------
                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                              --------    ---------    -----------
                                                         (IN THOUSANDS)
Cash and cash equivalents...................  $  3,093    $  3,093      $ 37,843
                                              ========    ========      ========
Current portion of capital lease
  obligations...............................  $  1,181    $  1,181      $  1,811
                                              ========    ========      ========
Long-term portion of capital lease
  obligations...............................  $  3,346    $  3,346      $  1,596
Stockholders' equity:
  Preferred stock, $0.001 par value,
     15,555,555 authorized, 14,544,258
     issued and outstanding, actual;
     5,000,000 shares authorized, no shares
     outstanding, pro forma and as
     adjusted...............................        15          --            --
  Common stock, $0.001 par value, 25,000,000
     shares authorized; 4,125,119 shares
     outstanding, actual; 18,669,377 shares
     outstanding, pro forma; 23,669,377
     shares outstanding, as adjusted........         4          19            24
  Additional paid-in capital................    30,699      30,699        67,194
  Notes receivable from stockholder.........      (522)       (522)         (522)
  Cumulative translation adjustment.........       101         101           101
  Accumulated deficit.......................   (28,626)    (28,626)      (28,626)
                                              --------    --------      --------
     Total stockholders' equity.............     1,671       1,671        38,171
                                              --------    --------      --------
       Total capitalization.................  $  5,017    $  5,017      $ 39,767
                                              ========    ========      ========

This table excludes the following shares:

     - 5,134,835 shares of common stock that have been set aside under Sagent's stock option plans, director option plan and employee stock purchase plan

     - 235,623 shares of common stock set aside in connection with warrants to purchase common stock

     See "Management -- Employee Benefit Plans."

                                    DILUTION

     The pro forma net tangible book value of Sagent as of December 31, 1998 was $1.4 million or $0.08 per share of common stock, after giving effect to the conversion of Sagent's outstanding preferred stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Sagent's common stock in this offering and the net tangible book value per share of Sagent's common stock immediately afterwards. After giving effect to our sale of the 5,000,000 shares of common stock offered by this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Sagent, Sagent's net tangible book value at December 31, 1998 would have been $37,903,271 or $1.60 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.52 per share to existing stockholders and an immediate dilution to new public investors of $6.40 per share. The following table illustrates the per share dilution:

    Assumed initial public offering price per share......              $   8.00
      Pro forma net tangible book value per share as of
         December 31, 1998...............................  $   0.08
      Increase per share attributable to new public
         investors.......................................      1.52
                                                           --------
    Pro forma net tangible book value per share after
      offering...........................................                  1.60
                                                                       --------
    Dilution per share to new public investors...........              $   6.40
                                                                       ========

     The following table sets forth on a pro forma basis as of December 31, 1998 the difference between the number of shares of common stock purchased from Sagent, the total price paid, and the average price per share paid by existing stockholders and new public investors before deducting estimated underwriting discounts and commissions and offering expenses payable by Sagent, using an annual initial public offering price of $8.00 per share:

                         SHARES PURCHASED        TOTAL CONSIDERATION
                       ---------------------    ----------------------    AVERAGE PRICE
                         NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                       ----------    -------    -----------    -------    -------------
Existing               18,669,377      78.9%    $30,769,753      43.3%        $1.65
  stockholders.......
New public              5,000,000      21.1      40,000,000      56.5          8.00
  investors..........
                       ----------     -----     -----------     -----
          Total......  23,669,377     100.0%    $70,769,753     100.0%
                       ==========     =====     ===========     =====

     If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 5,750,000, or 23.5%, of the total shares of common stock outstanding after the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, Sagent's Consolidated Financial Statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1997 and 1998 and selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from the audited consolidated financial statements of Sagent and the notes included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1995 and 1996 and selected consolidated statements of operations data for the period from April 12, 1995 (inception) through December 31, 1995 have been derived from the audited consolidated financial statements of Sagent not included.

                                           PERIOD FROM APRIL 12, 1995      YEARS ENDED DECEMBER 31,
                                              (INCEPTION) THROUGH       ------------------------------
                                               DECEMBER 31, 1995         1996       1997        1998
                                           --------------------------   -------    -------    --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues, net:
     Licenses............................           $    --             $   240    $ 5,728    $ 10,459
     Services............................                --                  39      1,350       6,584
                                                    -------             -------    -------    --------
       Total revenues, net...............                --                 279      7,078      17,043
  Cost of revenues:
     Licenses............................                --                 120        194         143
     Services............................                --                 127        679       4,923
                                                    -------             -------    -------    --------
       Total cost of revenues............                --                 247        873       5,066
                                                    -------             -------    -------    --------
  Gross profit...........................                --                  32      6,205      11,977
  Operating expenses:
     Sales and marketing.................               198               2,727      5,929      12,037
     Research and development............               469               3,425      4,969       6,013
     General and administrative..........               363               1,111      2,215       5,186
     Acquired in-process technology......                --                  --         --       2,425
                                                    -------             -------    -------    --------
       Total operating expenses..........             1,030               7,263     13,113      25,661
                                                    -------             -------    -------    --------
  Loss from operations...................            (1,030)             (7,231)    (6,908)    (13,684)
  Other income (expense), net............                44                 192          8         (17)
                                                    -------             -------    -------    --------
  Net loss...............................           $  (986)            $(7,039)   $(6,900)   $(13,701)
                                                    =======             =======    =======    ========
  Historical basic net loss per share....                               $ (2.67)   $ (2.41)   $  (3.47)
                                                                        =======    =======    ========
  Historical diluted net loss per
     share...............................                               $ (2.67)   $ (2.41)   $  (3.68)
                                                                        =======    =======    ========
  Number of shares used in calculation of
     historical basic net loss per
     share...............................                                 2,637      2,860       3,951
  Number of shares used in calculation of
     historical diluted net loss per
     share...............................                                 2,637      2,860       3,722
  Pro forma net loss per share, basic....                                                     $  (0.74)
                                                                                              ========
  Pro forma net loss per share,
     diluted.............................                                                     $  (0.75)
                                                                                              ========
  Shares used in calculation of pro forma
     net loss per share, basic...........                                                       18,495
  Shares used in calculation of pro forma
     net loss per share, diluted.........                                                       18,266

                                                                  AS OF DECEMBER 31,
                                                         -------------------------------------
                                                          1995      1996      1997      1998
                                                         ------    ------    ------    -------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents............................  $5,026    $4,575    $3,813    $ 3,093
  Working capital......................................   4,927     3,715     2,201      1,122
  Total assets.........................................   5,453     6,326     7,185     13,196
  Long-term obligations, net of current portion........     114       544       627      3,346
  Total stockholders' equity...........................   5,160     4,649     3,123      1,671

     See Note 2 of Notes to Consolidated Financial Statements for information concerning the calculation of shares used in computing pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements, trend analysis and other information contained in the following discussion relative to markets for Sagent's products and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and Sagent's actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

OVERVIEW

     Sagent develops, markets and supports Enterprise Intelligence software designed to address organizations' rapidly growing information access, analysis and delivery needs. Sagent also provides design, systems engineering and education services to facilitate the successful implementation of its Sagent DMS product suite. Sagent was incorporated in April 1995, commenced operations in June 1995 and began selling the first products of the Sagent DMS product suite during the fourth quarter of 1996. Sagent's revenues increased from $279,000 in 1996, to $7.1 million in 1997, the first full year of product shipments, and to $17.0 million in 1998. Sagent had net losses of $7.0 million, $6.9 million and $13.7 million in 1996, 1997 and 1998, respectively, and had an accumulated deficit of approximately $28.6 million as of December 31, 1998. Although Sagent's revenues have grown significantly during these periods, there can be no assurance that such growth will continue, nor that Sagent can achieve or sustain profitability in the future.

     Sagent's revenues are derived from two sources, product license revenues and service revenues. License revenues are derived from product sales to end users, resellers, distributors and enterprise application vendors as well as royalties from enterprise application vendors. License revenues are based upon the number and capacity of servers on which a product is installed, as well as on a per user basis. Service revenues are derived from providing consulting and training, maintenance and support services to end users.

     Sagent recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2. License revenues from sales to end users are recognized upon shipment of the product, if a signed contract exists, the fee is fixed and determinable and collection is deemed probable. If an acceptance period is provided, revenue is recognized upon the earlier of customer acceptance or the expiration of that period. Sagent recognizes royalties as revenues based on an enterprise application vendor's sell-through of Sagent's products. Fees for services are charged separately from licenses. Service revenues from consulting and training are recognized upon completion of the work to be performed. Revenues from maintenance and support agreements which includes product updates are deferred and recognized on a straight-line basis as service revenues over the term of the related agreement, which is typically one year.

     Sagent sells its products outside of the United States through distributors located in France, Germany, Japan, South Africa and the United Kingdom. In December 1997, Sagent established a subsidiary, Sagent Technology Japan KK, to address the Asia Pacific market. Revenues from licenses and services to customers outside the United States were insignificant prior to 1998 and represented approximately $1.4 million in 1998. Historically, as a result of the relatively small amount of international sales, fluctuations in foreign currency exchange rates have not had a material effect on Sagent's business, financial condition and operating results. Sagent has agreements with its United Kingdom distributor and the parent company of its French and German distributors, under each of which the Sagent has an option to acquire such distributors. In the event of a change of control of Sagent, Sagent could be required to acquire the German distributor. Any such acquisition may have the effect of diluting existing stockholders, reducing Sagent's available cash for working capital and other purposes, requiring substantial management attention, increasing annual amortization expense or imposing costs on Sagent associated with integrating the acquired entity.

     On February 28, 1998, Sagent acquired Talus, Incorporated, a privately held company that has significant experience in the design and implementation of Enterprise Intelligence applications. The total purchase price was $3.5 million, and the acquisition was recorded under the purchase method of accounting. In connection with the acquisition, Sagent expensed $2.4 million of in-process technology in the quarter ended March 31, 1998. In addition, Sagent recorded other intangible assets of $587,000 which are being amortized on a straight-line basis over the six months to three years following the acquisition. See
"-- Acquired In-Process Technology" and Note 7 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1996      1997     1998
                                                      --------    -----    -----
Revenues, net:
  Licenses..........................................      86.0%    80.9%    61.4%
  Services..........................................      14.0     19.1     38.6
                                                      --------    -----    -----
     Total revenues, net............................     100.0    100.0    100.0
                                                      --------    -----    -----
Cost of revenues:
  Licenses..........................................      43.0      2.7      0.8
  Services..........................................      45.5      9.6     28.9
                                                      --------    -----    -----
     Total cost of revenues.........................      88.5     12.3     29.7
                                                      --------    -----    -----
Gross profit........................................      11.5     87.7     70.3
Operating expenses:
  Sales and marketing...............................     977.4     83.8     70.6
  Research and development..........................   1,227.6     70.2     35.3
  General and administrative........................     398.2     31.3     30.4
  Acquired in-process technology....................        --       --     14.2
                                                      --------    -----    -----
     Total operating expenses.......................   2,603.2    185.3    150.6
                                                      --------    -----    -----
Loss from operations................................  (2,591.8)   (97.6)   (80.3)
Other income (expense), net.........................      68.8      0.1     (0.1)
                                                      --------    -----    -----
Net loss............................................  (2,522.9)%  (97.5)%  (80.4)%
                                                      ========    =====    =====

FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     REVENUES

     Total revenues. Sagent's revenues were $279,000, $7.1 million and $17.0 million in 1996, 1997 and 1998, respectively, representing increases of $6.8 million from 1996 to 1997 and $9.9 million, or 141%, from 1997 to 1998. This increase of $9.9 million was due to a $4.7 million increase in product revenue and a $5.2 million increase in services revenues as a result of the acquisition of Talus, Incorporated. Two of Sagent's customers each represented 10.0% of Sagent's revenues in 1997. Sagent had no customer that accounted for more than 10.0% of its revenues in 1996 or 1998.

     License revenues. Sagent's license revenues were $240,000, $5.7 million and $10.5 million in 1996, 1997 and 1998 respectively, representing increases of $5.5 million from 1996 to 1997 and $4.7 million, or 83.0%, from 1997 to 1998.
The increase from 1996 to 1997 was due to the recognition of a full year of revenues from license sales in 1997, compared to the recognition of revenues from license sales during the fourth quarter in 1996. The increase from 1997 to 1998 was primarily due to an increase in license sales of the Sagent DMS product suite resulting from additions to Sagent's direct sales and marketing staff. Sagent anticipates that license revenues, which have represented a significant portion of Sagent's total revenues in 1998, will continue to represent the substantial majority of its revenues for the foreseeable future.

     Service revenues. Service revenues were $39,000, $1.4 million and $6.6 million in 1996, 1997 and 1998, respectively, representing increases of $1.4 million from 1996 to 1997 and $5.2 million, or 388%, from 1997 to 1998. The increase from 1996 to 1997 was primarily due to the addition of training and consulting services. Such services generated $778,000 in revenue during 1997. In 1996, no training and consulting work was performed, and service revenues represented only maintenance and support fees. The increase in service revenues from 1997 to 1998 was primarily due to additional growth in training and consulting services as a result of the Talus, Incorporated acquisition. Such services generated $4.8 million, or a 517% increase, in service revenues in 1998.

     COST OF REVENUES

     Cost of licenses. Cost of revenues from license sales consists primarily of royalties, product packaging, shipping, media and documentation. Cost of revenues from license sales was $120,000, $194,000 and $143,000 in 1996, 1997 and 1998, respectively, representing 50.0%, 3.0% and 1.0% of license revenue in the respective periods. The dollar increase from 1996 to 1997 was primarily due to increased costs for documentation and royalties related to the increased volume of licenses sold. The dollar decrease from 1997 to 1998 was due to reductions achieved in per unit packaging costs. The percentage decreases resulted from spreading these relatively fixed costs over an increased volume of product licenses sold.

     Cost of services. Cost of services consists primarily of personnel costs and third-party consulting fees associated with providing software maintenance and support and training and consulting services. Cost of services revenues was $127,000, $679,000 and $4.9 million, in 1996, 1997 and 1998, respectively, representing 326%, 50.0% and 75.0% of services revenue in the respective periods. The dollar increases were primarily due to the increase in the number of technical support staff, the increase in the number of consultants in 1997 required to support introduction of training and consulting services and the increase in the number of consultants in 1998 providing consulting services as a result of the Talus,

Incorporated acquisition. The percentage decrease from 1996 to 1997 was primarily due to the introduction of higher margin consulting services. The percentage increase from 1997 to 1998 was due to the increased infrastructure costs associated with supporting the Talus, Incorporated consultant staff.

     OPERATING EXPENSES

     Sales and marketing. Sales and marketing expenses consist primarily of salaries, benefits, commissions, bonuses and travel expenses for sales and marketing personnel as well as marketing programs and other promotion costs. Sales and marketing expenses were $2.7 million, $5.9 million and $12.0 million in 1996, 1997 and 1998, respectively, representing 976%, 84.0% and 71.0% of total revenue in the respective periods. The dollar increases resulted primarily from a $1.7 million increase in 1997 and a $3.5 million increase in 1998 in employee-related expenses, principally due to the hiring of additional sales personnel and to higher commissions paid as a result of Sagent's revenue growth. In addition, during 1998 expenses related to marketing programs increased $1.7 million as a result of Sagent conducting its first user conference, expanding its advertising campaigns and beginning its Enterprise Intelligence seminar series. The percentage decreases were attributable to Sagent's increased revenues. Sagent believes that as it continues to expand its direct sales and presales support organization, its third-party partnering relationships and its indirect channel sales organization on a worldwide basis, sales and marketing expenses will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

     Research and development. Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses were $3.4 million, $5.0 million and $6.0 million in 1996, 1997 and 1998, respectively, representing 1,226%, 70.0% and 34.0% of total revenues in the respective periods. The dollar increases were primarily due to a $1.2 million increase in compensation costs in 1997 resulting from the hiring of additional developers and an $800,000 increase in contractor costs in 1998 for the localization of Sagent's software for use in Japan. The percentage decreases were attributable to Sagent's increased revenues. Sagent anticipates that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

     General and administrative. General and administrative expenses consist primarily of personnel costs for Sagent's finance, human resources, information systems and other management departments. General and administrative expenses were $1.1 million, $2.2 million and $5.2 million for 1996, 1997 and 1998, respectively, representing 398%, 31.0% and 30.0% of total revenues in the respective periods. The dollar increases were primarily due to employee-related expenses associated with the addition of staff in senior managerial positions and professional fees necessary to manage and support Sagent's growth. The percentage decreases were attributable to Sagent's increased revenues. In addition, during 1998, Sagent recorded significant legal fees associated with two litigation matters which have both been settled. See "Risk Factors--Our Proprietary Technology May Be Subjected to Infringement Claims or May Be Infringed Upon" and "Business--Legal Proceedings."

     Income Tax. As of December 31, 1998, Sagent had available net operating loss carryforwards for federal and state income tax purposes of approximately $20.8 and $17.8 million, respectively, which expire from 2003 to 2018. See Note 14 of Notes to the Financial Statements. The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if certain stock ownership changes have occurred or could occur in the future.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited consolidated statements of operations data for the eight quarters ended December 31, 1998, as well as the percentage of Sagent's revenues represented by each item. These data have been derived from unaudited interim consolidated financial statements prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a full presentation of such information when read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                           QUARTERS ENDED
                                      -----------------------------------------------------------------------------------------
                                      MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                        1997        1997       1997        1997       1998        1998       1998        1998
                                      ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                           (IN THOUSANDS)
Revenues, net:
  Licenses..........................   $   776    $ 1,326     $ 1,784    $ 1,842     $ 1,798    $ 2,111     $ 2,932    $ 3,618
  Services..........................       224        159         384        583       1,199      1,568       1,689      2,128
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total revenues, net.............     1,000      1,485       2,168      2,425       2,997      3,679       4,621      5,746
Cost of revenues:
  Licenses..........................        30         22          26        116          36         25          61         21
  Services..........................       133         89         105        352         729      1,386       1,468      1,340
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total cost of revenues..........       163        111         131        468         765      1,411       1,529      1,361
                                       -------    -------     -------    -------     -------    -------     -------    -------
Gross profit........................       837      1,374       2,037      1,957       2,232      2,268       3,092      4,385
Operating expenses:
  Sales and marketing...............     1,343      1,184       1,494      1,908       2,203      3,007       3,188      3,639
  Research and development..........     1,191      1,122       1,217      1,439       1,516      1,401       1,649      1,447
  General and administrative........       403        540         427        845       1,199      1,321       1,424      1,242
  Acquired in-process technology....        --         --          --         --       2,425         --          --         --
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total operating expenses........     2,937      2,846       3,138      4,192       7,343      5,729       6,261      6,328
                                       -------    -------     -------    -------     -------    -------     -------    -------
Loss from operations................    (2,100)    (1,472)     (1,101)    (2,235)     (5,111)    (3,461)     (3,169)    (1,943)
Other income(expense), net..........         1        (24)         10         21          22         32         (26)       (45)
                                       -------    -------     -------    -------     -------    -------     -------    -------
Net loss............................   $(2,099)   $(1,496)    $(1,091)   $(2,214)    $(5,089)   $(3,429)    $(3,195)   $(1,988)
                                       =======    =======     =======    =======     =======    =======     =======    =======

                                                                  AS A PERCENTAGE OF TOTAL REVENUES
                                      -----------------------------------------------------------------------------------------
Revenues, net:
  Licenses..........................      77.6%      89.3%       82.3%      76.0%       60.0%      57.4%       63.4%      63.0%
  Services..........................      22.4       10.7        17.7       24.0        40.0       42.6        36.6       37.0
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total revenues, net.............     100.0      100.0       100.0      100.0       100.0      100.0       100.0      100.0
Cost of revenues:
  Licenses..........................       3.0        1.5         1.2        4.8         1.2        0.7         1.3        0.4
  Services..........................      13.3        6.0         4.8       14.5        24.3       37.7        31.8       23.3
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total cost of revenues..........      16.3        7.5         6.0       19.3        25.5       38.4        33.1       23.7
                                       -------    -------     -------    -------     -------    -------     -------    -------
Gross profit........................      83.7       92.5        94.0       80.7        74.5       61.6        66.9       76.3
Operating expenses:
  Sales and marketing...............     134.3       79.7        68.9       78.7        73.5       81.7        69.0       63.3
  Research and development..........     119.1       75.6        56.1       59.3        50.6       38.1        35.7       25.2
  General and administrative........      40.3       36.4        19.7       34.9        40.0       35.9        30.8       21.6
  Acquired in-process technology....        --         --          --         --        80.9         --          --         --
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total operating expenses........     293.7      191.7       144.7      172.9       245.0      155.7       135.5      110.1
                                       -------    -------     -------    -------     -------    -------     -------    -------
Loss from operations................    (210.0)     (99.2)      (50.8)     (92.2)     (170.5)     (94.1)      (68.6)     (33.8)
Other income(expense), net..........       0.1       (1.6)        0.5        0.9         0.7        0.9        (0.6)      (0.8)
                                       -------    -------     -------    -------     -------    -------     -------    -------
Net loss............................    (209.9)%   (100.8)%     (50.3)%    (91.3)%    (169.8)%    (93.2)%     (69.2)%    (34.6)%
                                       =======    =======     =======    =======     =======    =======     =======    =======

     Sagent's operating expenses for the three months ended March 31, 1998 exceeded levels that Sagent has historically experienced due primarily to acquired in-process technology expense recorded in connection with the acquisition of Talus, Incorporated. In addition, operating expenses for the three months ended June 30, 1998 exceeded levels that Sagent has historically experienced due to the addition of several sales personnel and increased advertising expenses. Sagent's quarterly operating results may vary significantly from quarter to quarter. The timing of Sagent's revenues are unpredictable due to several factors, including the effect of delays in customer orders, the lack of software order backlog, the potential effect of seasonality as international operations expand and the degree to which customers engage Sagent's professional services. Additionally Sagent cannot predict expenses with significant certainty given planned expansion of its business. Due to uncertainty surrounding revenues and expenses, Sagent believes that quarter to quarter comparison of its operating results are not a good indication of future performance.

ACQUIRED IN-PROCESS TECHNOLOGY

     On February 28, 1998, Sagent acquired Talus, Incorporated, a privately held company with experience in the design and implementation of Enterprise Intelligence applications. At the time of the acquisition, Talus' revenue was associated with implementation services of outside vendor solutions. The total purchase price was $3.5 million, consisting of approximately $1.2 million in cash, 259,000 shares of preferred stock valued at $1.4 million and the assumption of liabilities of $0.9 million. The acquisition was recorded under the purchase method of accounting.

     Prior to the acquisition, Talus was in the process of developing analytical software applications to complement its design and implementation business. The four projects under development consisted of analytical software applications for manufacturing, food, service and hospitality, and high technology industries. These projects are unique and complex because they integrate the industry knowledge of Talus' consultants with advanced data mart and business intelligence software to develop analytical software applications for specific industries. These analytical software applications allow organizations to model decision processes unique to their industry, such as decisions on products, sales and distribution channels, and customers. Sagent anticipates that these analytical software applications can be sold on a stand alone basis with implementation assistance.

     In connection with the acquisition of Talus, Sagent identified two key intangible assets, the analytical software applications under development and an existing assembled workforce. The method used to estimate the fair value of the analytical software applications was a discounted cash flow model, similar to the traditional income approach, adjusted for cost to complete and stage of completion. Sagent first estimated revenue, cost of goods sold, and operating expense for the analytical software applications. Since it is uncertain whether the estimates may be achieved, the estimated earnings associated with the analytical software applications under development were discounted at a rate of 35%. In addition, using a cost of completion method, Sagent estimated that development was on average 55% complete at the date of acquisition. Development is expected to be completed during 1999 through 2000, with initial revenue expected in 1999. At the time of the acquisition Talus had incurred approximately $2.0 million of research and development expense on development of the analytical software applications. Sagent has incurred approximately $1.0 million of research and development expense since the date of acquisition through December 31, 1998 and estimates that $0.8 million will be required to complete the remaining development projects. Based on these methods, estimates, and calculations and since the analytical software applications have not achieved technological feasibility and since there was no alternative future use for this technology, Sagent expensed $2.4 million of in-process technology in the quarter ended March 31, 1998. The classification of acquired in-process technology was made in accordance with the guidance of SFAS 2, "Accounting for Research and Development Costs," SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," and FIN 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, an Interpretation of FASB Statement No. 2."

     Sagent recorded other intangible assets of $587,000, which included the value assigned to the Talus assembled workforce. These assets are being amortized on a straight-line basis over periods which vary from six months to three years following the acquisition. The method used to estimate the fair value of the workforce was based on the estimated cost to recreate the workforce.

     The efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing, and testing activities that are necessary to establish that the products can meet their design requirements, including function, features, and technical performance requirements. Sagent currently expects that the acquired in-process technology will be successfully developed. However, these products may not achieve commercial viability. Furthermore, future developments in the industry, changes in technology, changes in other product offerings or other developments may cause Sagent to alter or abandon these plans. Failure to complete the development of these projects in their entirety, or in a timely manner, could have an adverse impact on Sagent's business.

     Sagent based its determination of the acquired in-process technology allocation on recently issued guidance by the Securities and Exchange Commission and considered such factors as degree of completion, technological uncertainties, costs incurred, and projected costs to complete.

     Acquired in-process technology projects continue to progress, in all material respects, consistent with management's original assumptions used to value the acquired in-process technology. See Note 7 to Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1998, Sagent had cash and cash equivalents totaling $3.1 million, a decrease of $720,000 from December 31, 1997. Since inception, Sagent has funded its operations primarily through private sales of equity securities, the use of equipment leases and a bank line of credit, not from cash generated by the business. As of December 31, 1998, Sagent had raised approximately $28.6 million, net of offering costs, from the issuance of preferred stock and the exercise of stock options, had financed equipment purchases totaling approximately $3.3 million, and had borrowed $1.7 million under its line of credit with a bank. Approximately $300,000 of available borrowings remain under the line of credit at December 31, 1998.

     Net cash used in operating activities was $6.3 million, $5.4 million and $11.0 million in 1996, 1997 and 1998, respectively. For such periods, net cash used in operating activities was primarily a result of funding ongoing operations.

     Sagent's investing activities have primarily consisted of annual purchases of property and equipment. Capital expenditures, including those under capital leases, totaled $1.1 million, $1.1 million and $1.2 million in 1996, 1997 and 1998, respectively. Capital leases have been used to finance the acquisition of property and equipment, primarily computer hardware and software, and leasehold improvements and furniture associated with Sagent's recent move into a larger facility to accommodate its increasing employee base. In 1998, investing activities included $2.7 million associated with the acquisition of Talus. Sagent anticipates that it will experience an increase in its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel.

     Sagent's financing activities have primarily included sales of preferred stock and use of its equipment lease lines. Proceeds from the issuance of preferred stock totaled $6.5 million, $5.2 million and $10.4 million in 1996, 1997 and 1998 respectively. The proceeds from equipment financing, net of principal payments, totaled $600,000, $294,000 and $3.4 million in 1996, 1997 and 1998 respectively.

     At December 31, 1998, Sagent had a revolving line of credit with a bank for $2.0 million, which bears interest at the lending bank's prime rate. Borrowings are limited to the lesser of 80.0% of eligible accounts receivable or $2.0 million and are secured by substantially all of Sagent's non-leased assets. The line of credit contains certain financial restrictions and covenants. At December 31, 1998, total borrowings available under this line were approximately $300,000. This credit facility expires in January 2000, and Sagent expects to extend the credit facility, although there can be no assurance that it will be able to do so on terms acceptable to Sagent or at all. The credit line was subsequently increased to $4.0 million effective from January 1999. Sagent was not in compliance with certain financial covenants under its line of credit as of December 31, 1998, and received a waiver from its lender for non-compliance prior to December 31, 1998. Sagent is currently in compliance with its financial covenants under such line of credit.

     Sagent believes that the net proceeds from the offering, together with existing sources of liquidity, will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next 12 months. Thereafter, Sagent may require additional funds to support its working capital requirements or for other purposes, and may seek, even before such time, to raise additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all, or that if available, such financing will be obtainable on terms acceptable to Sagent or that are not dilutive to its stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

     The American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. Statement of Position No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Sagent does not expect that the adoption of Statement of Position No. 98-1 will have a material effect on its business, financial condition and operating results.

YEAR 2000 ISSUES

     Sagent has completed its initial assessment of the potential overall impact of the impending century change on Sagent's business, financial condition and operating results. Based on Sagent's current assessment, Sagent believes the current versions of its products are year 2000 compliant -- that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, Sagent's products operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems that Sagent cannot adequately evaluate for year 2000 compliance.

Sagent may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Sagent has not been a party to any litigation or arbitration proceeding involving Sagent's products or services related to year 2000 compliance issues. Sagent may in the future be required to defend its products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability Sagent has for year 2000-related damages, including consequential damages, could harm Sagent's business. In addition, Sagent believes that the purchasing patterns of customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance. These expenditures may result in reduced funds available to purchase products like those Sagent offers. To the extent year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase Sagent's products or services, Sagent's business would suffer.

     Sagent has reviewed its internal management information and other critical business systems to identify any year 2000 problems. Sagent also has communicated with the external vendors that supply it with material software and information systems and with significant suppliers to determine their year 2000 readiness. Based on Sagent's vendors' representations, Sagent believes that the third-party hardware and software Sagent uses is year 2000 compliant except for an application Sagent uses to track technical support requests. The application vendor is currently undertaking modification of this application for Sagent, and Sagent estimates that the modification will be complete in the second quarter of 1999 and will cost approximately $20,000. Although Sagent does not believe that the cost of such modifications will materially affect its operating results, if Sagent is not able to modify the technical support application in a timely and successful manner Sagent may not be able to process technical support reports effectively, which may adversely affect Sagent's business. Sagent currently anticipates conducting additional year 2000 testing in mid-1999 when it replaces servers in its internal network.

     To date, Sagent has not incurred any material costs directly associated with year 2000 compliance efforts, except for compensation expense associated with salaried employees who have devoted some of their time to year 2000 assessment and remediation efforts. As discussed above, Sagent does not expect the total cost of year 2000 problems to be material to its business, financial condition and operating results. However, during the months prior to the century change, Sagent will continue to evaluate new versions of its products, new software and information systems provided by third parties and any new infrastructure systems that Sagent acquires, to determine whether they are year 2000 compliant. Despite Sagent's current assessment, Sagent may not identify and correct all significant year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could harm Sagent's business, financial condition and operating results. Sagent currently has no contingency plans to address the risks associated with unremediated year 2000 problems.

                                    BUSINESS

     The following description of Sagent's business should be read in conjunction with the information included elsewhere in this prospectus. This description contains certain forward-looking statements that are based largely on Sagent's current expectations and are subject to a number of risks and uncertainties. Actual results and events could differ significantly from those discussed in the forward-looking statements as a result of certain of the factors set forth below and elsewhere in this prospectus.

OVERVIEW

     Sagent develops, markets and supports Enterprise Intelligence software designed to address organizations' rapidly growing information access, analysis and delivery needs. The Sagent DMS product suite gathers data from a variety of sources, such as relational databases, mainframe databases, and the Internet, and organizes that data into a common structure or repository known as a data mart. A data mart is implemented to more efficiently manage a subset of corporate data focused on the needs of a specific group of users. Once data is organized into a Sagent data mart, the Sagent DMS product suite allows organizations to more efficiently analyze the data and provides access to the information through personal computers, reports, and importantly, through Web browsers over the Internet. Sagent also provides design, systems engineering and education services to facilitate successful customer implementations. Sagent's products and services have been adopted in a variety of industries, including financial services, telecommunications, technology, health care, retail, and others. Sagent currently has more than 200 customers worldwide. Sagent markets its software and services through its direct sales, resellers and international distributors. Sagent also sells its software through strategic partnerships with other software companies, each of which has integrated its product suite into their software applications.

INDUSTRY BACKGROUND

     Today, information about an organization's customers, products and operations is one of its most important strategic assets. An organization's ability to maximize revenues and efficiently manage operations increasingly depends upon its ability to rapidly collect, organize, analyze and distribute information. In particular, as organizations have begun to pursue more complex operational strategies, their need for timely information has increased. For example, businesses engaged in total customer management must synthesize information regarding past purchases, service history, payment status and sales contacts. Similarly, businesses engaged in supply chain management must manage the information exchanged among multiple plants, sales locations, suppliers and distribution facilities. Furthermore, as businesses continue to streamline their organizational structures to improve time to market and responsiveness to rapidly changing market conditions, decision making authority is expected to become more distributed, thus heightening the need for broader dissemination of information throughout the enterprise. Most recently, the rapid adoption of the Internet and the World Wide Web has given organizations the ability to share information internally and externally on a cost-effective basis and has dramatically increased the number of people who can receive and access information.

     To meet these challenges, many organizations have purchased and implemented data warehousing systems and decision support software. These systems were designed to assist organizations in answering fundamental business questions such as "Who are our best customers?" or "What are our most profitable products?" Early data warehousing systems aggregated an organization's enterprise data into a single location and reorganized it into contextual, business-related terms. The single location has enabled the use of query tools or other decision support software to explore and analyze the data. The need for data warehousing and decision support software has also been driven by the proliferation of online transaction processing systems. These systems include packaged applications or custom and semi-custom systems, which automate business processes such as manufacturing planning, customer support, billing, accounting, human resources and financial services transactions. While these multiple online transaction processing systems have provided greater business efficiency, they have also created massive amounts of new data, typically maintained in the form of proprietary, complex and incompatible data models.

     The demand for more useful information and the proliferation of new data sources and data types has led to an active market for data warehousing and decision support software. International Data Corporation estimates that the size of the data warehouse market will grow from approximately $2.9 billion in 1997 to approximately $6.6 billion in 2001. Forrester Research projects that the decision support segment of the data warehouse market will grow from $1.1 billion in 1997 to $3.6 billion by 2001.

     As corporate data warehouses have grown in size and complexity, Sagent believes that several challenges have prevented organizations from realizing the promise of data warehousing systems and decision support solutions. The first challenge has been integration. Traditional solutions have utilized discrete data warehousing and decision support software purchased from many different vendors, including separate data extraction tools, data cleansing tools, data sorting packages, relational database management systems, report writers, analysis tools and distribution packages. Integrating these point products is difficult and often limits the capability of the overall solution. The second challenge has been user scalability. Traditional solutions were designed to handle a small number of users and were not designed to meet the needs of a large number of simultaneous users with diverse, individual requirements. The third challenge has been performance. Discrete data warehousing and decision support software applications often have difficulty aggregating complex enterprise data into a single business view of information, which is critical for processing information requests efficiently. The fourth challenge has been cost and complexity. Many large data warehousing projects cost several million dollars and take a year or more to implement.

     Most importantly, the emergence of the Internet has challenged the continued viability of traditional data warehousing and decision support software as the best approach to enterprise-wide information access, analysis and delivery. The Internet provides organizations with a low-cost infrastructure to connect their customers, suppliers, partners and employees directly with the information they need. Organizations are using the Internet to streamline their marketing, sales and support processes and offer enhanced customer service capabilities. Examples of these initiatives include enabling customers to use the Internet to research product features, order products, check order status and obtain on-line service and support. Organizations are also using the Internet to track key business information regarding sales, customers, suppliers, distributors, assets and resources, and to make that information widely available to employees when and where they need it. As the number of Internet users continues to grow, Sagent believes that the demand for Web-based information access, analysis and delivery will increase significantly. International Data Corporation forecasts that total commerce on the Internet will grow from an estimated $12.4 billion in 1997 to $237.2 billion in 2001, with the business commerce segment of the market growing from 47% in 1997 to 60% in 2001.

NEED FOR A NEW SOLUTION

     Sagent believes that new demands for high performance information access, analysis and delivery, particularly through the Internet, have stretched the capabilities of traditional data warehousing and decision support systems. Many organizations now require a new generation of Enterprise Intelligence solutions that can leverage Internet technologies and accommodate the rapidly growing number of internal and external users who need to access business-critical information. To be most effective, Sagent believes that these solutions should satisfy four critical requirements:

     - First, solutions must be capable of accessing and assembling increasing amounts of data from multiple, disparate and complex sources into a single business view of information for the end user.

     - Second, solutions must be capable of scaling to hundreds and thousands of concurrent users and delivering information through the bandwidth of many Internet connections, as well as through new access devices such as hand-held computers and alphanumeric pagers.

     - Third, solutions must deliver information fast enough to meet the demands of the new business environment, particularly the performance requirements of e-Business and Internet applications.

     - Fourth, solutions should be delivered by a single vendor that can provide a complete, integrated product and the professional services required to implement a working, timely solution.

THE SAGENT SOLUTION

     Sagent offers a new generation of Enterprise Intelligence software solutions designed to address organizations' rapidly growing information access, analysis and delivery needs. The Sagent DMS product suite provides end-to-end, fully integrated data movement, access, analysis and presentation capabilities on all major database platforms and is specifically designed to deliver information over the Internet. The Sagent DMS product suite utilizes a multi-dimensional data structure known as a Star Schema and advanced dataflow technology to construct and provide access to data marts capable of handling some of the most complex and demanding Enterprise Intelligence requirements. Sagent's data marts, which are data warehouses that contain a subset of specific corporate data, provide a more detailed, single business view of information that is focused on the needs of a specific group of users. Sagent's Web technology enables the distribution of information throughout the organization and gives end users the ability to access and analyze data through common Web browsers. Sagent also offers Sagent Professional Services, which include system and application design, and education services, to facilitate the successful implementation of the Sagent DMS product suite.

     Sagent believes its solution provides the following key benefits:

     High Performance Internet Access. The Sagent DMS product suite is designed to provide customers with the ability to access, analyze and deliver critical information easily and rapidly over the Web. The Sagent architecture utilizes Internet based processing capabilities to minimize the bandwidth required for the delivery of information over the Web and other new access technologies. This technology significantly reduces the waiting time for Web-page processing and information delivery, thus increasing user productivity.

     Single Business View of Information. The Sagent DMS product suite utilizes a 32-bit application server, a proprietary dataflow model and Star Schema data structure to create a single business view of information from complex, disparate data sources. Sagent believes this consolidated view of information allows Sagent users to access and analyze complex data more easily and rapidly than with traditional solutions. This approach also allows Sagent's customers to manage the rapidly growing levels of data within their organizations.

     Highly Scalable. Sagent's use of advanced bandwidth management technology, combined with its core Star Schema data structure, enables the Sagent DMS product suite to provide Web-based information access and data analysis capabilities to thousands of users without degrading application performance and availability.

     Low Total Cost of Ownership. The Sagent DMS product suite is designed to deliver low total cost of ownership by leveraging industry standards such as the Windows NT operating system and other Microsoft technology, by providing an integrated product suite to lower implementation time and cost, and by providing extensive administrative functionality to reduce ongoing systems management burdens.

STRATEGY

     Sagent's objective is to become a leading provider of Enterprise Intelligence software solutions to address organizations' rapidly growing information access, analysis and delivery needs.

     The following are key elements of Sagent's strategy:

     Focus on Internet Market Opportunity. Sagent believes that the growing global use of the Internet is driving widespread implementation of new e-Business applications. These applications depend on the efficient access, analysis and presentation of enterprise data. By providing a product that delivers large amounts of highly complex data through the Web to large numbers of simultaneous users, Sagent believes that its products can be a foundation and enabler of Web-based Enterprise Intelligence and e-Business applications.

     Extend Product Functionality and Technology Leadership. Sagent believes it provides the first fully integrated, end-to-end Enterprise Intelligence software solution capable of meeting the performance demanded by the emerging e-Business environment. Sagent is currently developing the next version of the Sagent DMS product suite, which is being designed to significantly enhance user scalability, and which is currently scheduled for release in the first half of 1999. Sagent plans to add capabilities that broaden and complement the Sagent DMS product suite, such as data analysis, which includes data mining, forecasting and modeling, data visualization, data sorting, Web querying, extraction of data from SAP applications and information broadcasting. In addition, Sagent may introduce new international versions of its products and may port its products to additional UNIX platforms as opportunities arise. Although Sagent expects that certain of its new products will be developed internally, Sagent may, based on timing and cost considerations, acquire technology or products from third parties.

     Offer Pre-Built Enterprise Intelligence Applications. Sagent believes there is a large market for pre-built applications that utilize the underlying analytical capabilities of the Sagent DMS product suite and offer "out of the box" functionality in targeted vertical markets. To date, Sagent has designed, developed and marketed such applications in conjunction with strategic partners, including Siebel Systems, Advent Software, Inc. and Automatic Data Processing, Inc. In the future, Sagent plans to leverage the vertical and functional knowledge gained through these relationships and through implementations by its Professional Services Group to develop other pre-built Enterprise Intelligence applications.

     Broaden Distribution and Strategic Relationships. Sagent believes that it can continue to expand its market penetration and build its brand recognition by aggressively expanding its direct sales force; pursuing strategic relationships with selected enterprise application vendors, consulting firms, system integrators and development partners; and expanding its network of resellers and distributors. To date, Sagent has entered into relationships with companies such as Microsoft Corporation, Oracle Corporation, Siebel Systems, Automatic Data Processing, Inc., Advent Software, and USinternetworking, Inc. Sagent also believes that a significant opportunity exists to sell its products internationally and intends to leverage its existing distributor relationships in Europe and Japan and expand its direct and indirect international sales efforts to exploit this opportunity.

     Provide High Quality Services to Customers. Sagent provides comprehensive implementation, support and training services to help customers adopt Sagent products and build customer satisfaction, strong references and long-term relationships. Sagent plans to continue to expand its professional services capabilities and infrastructure. In addition, Sagent intends to expand the education and training services it offers to its strategic partners and resellers to help these companies market Sagent products more effectively.

     Exploit Rapid Growth of Microsoft Windows NT. Sagent will continue to focus its development efforts on the Microsoft Windows NT platform. Sagent believes Windows NT is rapidly gaining share in the enterprise computing market due to its ease of maintenance and cost effectiveness. International Data Corporation projects that the installed base of Windows NT-based servers will increase from
1.6 million in 1997 to 5.9 million in 2002. Sagent Company believes that the Sagent DMS product suite has a competitive advantage in leveraging the growth of the Windows NT platform because it was designed to optimize Microsoft technology.

PRODUCTS

     The Sagent DMS product suite is comprised of software application servers that handle the core components of an end-to-end solution, as well as end user analysis applications.

                                      LOGO

     As illustrated above, the Sagent DMS product suite consists of three core functional areas: Data Load and Management, Data Access and Analysis, and Administration and Design.

     DATA LOAD AND MANAGEMENT

     Sagent Data Load Server. The Sagent Data Load Server extracts data from multiple client/server and mainframe databases, transforms that data into a Star Schema data structure, and then loads that data into a Sagent data mart. The server relies upon a 32-bit multithreaded architecture to achieve its high level of performance.

     DATA ACCESS AND ANALYSIS

     Sagent Data Access Server. The Sagent Data Access Server delivers the data loaded into a Sagent data mart to end users. The server is designed to allow large numbers of users to access and analyze data stored in Star Schema structures. The server relies upon a 32-bit multithreaded architecture to achieve its high level of performance.

     Sagent WebLink Server. The Sagent WebLink Server is a high performance, scalable application server that delivers information from the Sagent Data Access Server, allowing end users to query, analyze and report business information from a Web browser. The server also provides management capabilities that maintain the security and availability of Internet connections.

     Sagent Statistical Calculator. The Sagent Statistical Calculator adds advanced statistical analysis capabilities to the Sagent Data Access Server. The calculator allows organizations to automate statistical analyses of large, complex data sets, thereby improving the single business view of information distributed to end users.

     Sagent Information Studio. Sagent Information Studio enables users to access and analyze an organization's information in client/server environments. Information Studio, as well as WebLink Server, can be integrated with Microsoft Excel to aid in exporting result sets to spreadsheets for further analysis.

     The following reporting and analysis products can be integrated with the Sagent DMS product suite:

     Sagent Reports. Sagent Reports allows end users to create, publish and view graphically rich presentations of corporate information.

     Sagent Analysis. Sagent Analysis provides a wide range of analytical capabilities for business data, such as rankings, deciles, periodic and exception reporting. The product's drill down analysis capabilities allow users to view information in either cross-tabular or chart format.

     StatView for Sagent. StatView for Sagent provides an end user with the ability to create, publish and view complex statistical analyses of corporate data in client/server environments.

     ADMINISTRATION AND DESIGN

     Sagent Design Studio. Sagent Design Studio provides a visual environment for describing data and designing the flow of data for both loading and accessing a data mart. Sagent Design Studio minimizes the requirement that users have in-depth knowledge of databases, networks and operating systems and allows them to concentrate on the business purpose of accessing, analyzing and delivering information.

     Sagent Admin. Sagent Admin enables administrators to manage and control one or more Sagent DMS servers from a single location. In addition, Sagent Admin manages user security and access privileges.

     Sagent Automation. Sagent Automation automates common tasks within the Sagent DMS product suite, such as data loading, error recovery and quality assurance. Tasks can be initiated by events such as a pre-determined time of day or date, reaching disk storage capacity or the availability of new data.

PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

     The Sagent Professional Services Group offers an extensive set of consulting and education services to Sagent's customers. The Sagent Professional Services Group has significant experience in the design and implementation of Enterprise Intelligence applications using a Star Schema data architecture. Sagent's customers are able to select an appropriate level of support for their implementations, including project planning, design and implementation assistance.

     In addition to consulting services, the Sagent Professional Services Group offers design and product training classes to facilitate customer success in initial implementations and provide a foundation for expanding the use of Sagent products in customer organizations. The Sagent Professional Services Group also offers to third party consultants product certification training, which Sagent believes helps develop market awareness of its product offerings.

CUSTOMERS

     The following is a representative list of Sagent's customers that have purchased more than $75,000 in product licenses or services from Sagent since January 1, 1997:

ARINC                           DiaLogos                    Mashantucket Pequot Tribal
Automatic Data Processing       Eddie Bauer                 Nation
AT&T                            Ernst & Young               MCI WorldCom
Barnesandnoble.com              Express Scripts/ValueRx     Miller Freeman
Bell Communications Research    Farm Credit Services        NationsBanc
BellSouth Cellular              General American            NETCOM On-Line
BellSouth Entertainment         Transportation              Communication Services
CEISS/BC Ministry of Education  Hoechst Marion Roussel      Nordstrom
CellStar                        GPU Energy                  Nycomed
Ceridian                        J.P. Morgan & Co.           PairGain Technologies
City of Santa Clara             Jiffy Lube International    Pharmaceutical Care Network
Cohn & Wells                    John Hopkins University     Prudential Insurance
Deutsche Financial Services     Kaufman & Broad Home        Rohm & Haas
                                Kawasaki Steel Systems R&D  The Application Group

     In 1997, Sagent received in excess of 10% of its total revenues from each of Oracle Corporation and Automated Data Processing.

CASE STUDIES

     The following case studies illustrate how certain of Sagent's customers have utilized the Sagent DMS product suite:

     PHARMACEUTICAL CARE NETWORK

     Pharmaceutical Care Network is a pharmacy benefits management and healthcare information services company.

     Business Challenge. Pharmaceutical Care Network was one of the first pharmacy benefit management companies to institute on-line, real-time claim processing for a nationwide network of participating pharmacies. When a plan participant presents a prescription at a Pharmaceutical Care Network participating pharmacy, the applicable plan guidelines are referenced on-line instantly, ensuring that a customer pays for appropriate and eligible prescriptions at the contracted price. Pharmaceutical Care Network wanted to leverage the information it was gathering through its nationwide network of pharmacies to improve the level of service across its pharmaceutical care value chain, including plan members, health care providers and plan sponsors and affiliated pharmacies. To provide this service, Pharmaceutical Care Network wanted to install an Enterprise Intelligence solution that would allow customers to access and analyze the vast amounts patient care information through a Web browser.

     Solution. Pharmaceutical Care Network established MedIntelligence, a family of information-based products for its pharmaceutical care value chain, to screen and review prescription data, initiate notifications that identify drug therapy problems and recommend action to improve the quality and cost of patient care. Pharmaceutical Care Network selected the Sagent DMS product suite as the core of MedIntelligence to integrate large amounts of disparate information within the Pharmaceutical Care Network and to rapidly deliver MedIntelligence products over the Web. The MedIntelligence products and the Sagent DMS product suite furnishes healthcare providers with access to a more complete view of patient drug regimens, which reduce the risk of harmful drug interactions, and provide health care payers and plan administrators with the ability to monitor pharmacy related plan costs and usage trends.

     CELLSTAR CORPORATION

     CellStar Corporation is an integrated wholesaler and retailer of wireless handsets and other wireless communication products, with operations in the United States, Asia/Pacific, Latin America and the United Kingdom.

     Business Challenge. CellStar Corporation required a solution to provide its global sales force and key customers access to sales data for analysis and presentation. In particular Cellstar Corporation wanted to provide it's employees with the ability to monitor sell through, perform customer rankings and identify high margin products. In addition CellStar Corporation wished to provide it's key customers and vendors with worldwide data on the most popular products by volume to maximize their revenue opportunity.

     Solution. CellStar Corporation uses the Sagent DMS product suite to manage and access CellStar Corporation data. The Sagent Analysis desktop module with Sagent's WebLink lets users perform multidimensional analysis on the data mart to gain sales data information either from a client/server environment for their internal employees or through a Web browser for their global sales force, customers and vendors. While the WebLink product is used to provide access to data mart information to general users, Sagent's Information Studio with the analysis module is generally utilized by internal business analysts. This Enterprise Intelligence solution provides CellStar Corporation's manufacturers and key customers with the ability to analyze sell-through data so that they can determine which products are selling at acceptable margins to make better informed channel marketing decisions.

TECHNOLOGY

     Sagent has invested significant resources in developing leading technologies and believes that utilizing a Star Schema data architecture and Sagent's advanced dataflow technology to construct and provide access to data marts gives it a competitive advantage over traditional solutions. Sagent also believes that its technology maximizes the advantages of an Internet based architecture to provide one of the most scalable solutions currently offered in the market. The following are the key underlying technologies of the Sagent DMS product suite:

     Dataflow Technology. Sagent's dataflow technology is the foundation for the Sagent DMS product suite load and access servers. Dataflow technology allows users to rapidly construct processes that load and access a data mart without writing code. These services relieve the need for users to have in-depth knowledge of databases, networks and multithreaded operating systems and allow them to concentrate on the application they are building. The dataflow engine executes the processes that are visually designed by the user. The dataflow technology is implemented using the Component Object Model standard, known as COM, developed by Microsoft Corporation. The utilization of a modular, language-independent component technology allows customers and resellers to incorporate new functionality into the product via a transform software development kit. This same development kit provides Sagent with the ability to add new functionality to the server rapidly and send it to the customer electronically without requiring a complete upgrade of the system.

     Star Schema Design. Sagent has implemented a set of dataflow components to support the loading and accessing of Star Schemas. Star Schemas are a database design technique used to provide high performance for ad hoc data analysis within a relational database by minimizing the number of relations to process in a query. By combining query generation with the dataflow engine's processing capability, Sagent provides power and speed to users accessing Star Schema structured data. In addition, the Sagent DMS product suite provides a set of specialized dataflow components for loading Star Schemas that significantly lowers the implementation time for the Sagent DMS product suite.

     Internet-Based Architecture. Sagent has developed an architecture that utilizes the network of computing tiers that comprise the Web. These tiers include browsers, Internet servers, data access servers, data load servers and database servers. The efficient usage of CPU cycles and memory provided by these tiers enables the Sagent DMS product suite to achieve a high degree of scalability and performance. In addition, on-demand data delivery minimizes bandwidth usage, improving the rate at which information is delivered to users.

SALES AND MARKETING

     Sales. Sagent sells its products and services in North America primarily through its direct sales and services organization. Sagent has domestic sales offices in eleven states.

     The direct sales process involves the generation of sales leads through direct mail, seminars, telemarketing, advertising and the Web. Sagent's field sales force typically conducts demonstrations and presentations of Sagent's products to developers and management at customer sites as part of its direct sales effort. The time between initial customer contact and an actual sales order may span six months or more. See "Risk Factors--Our Operating Results May Vary Significantly Due to our Lengthy Sales and Implementation Cycles for our Products Which Could Cause our Stock Price to Fall."

     Within Sagent's direct sales group, a separate group targets strategic partnerships with industry-leading application software providers such as Siebel Systems, Advent Software, Automatic Data Processing and Oracle Corporation. These vendors embed all or a portion of Sagent's products within their own applications and then sell the integrated products to their customers. Siebel Systems, for example, embeds a portion of our product suite in Siebel Marketing Enterprise to integrate and analyze customer interaction in sales, service and all center environments. The enterprise application vendor's customer receives a license to use Sagent's products solely in conjunction with the vendor's application with which Sagent DMS products are integrated. Enterprise application vendors provide the first level of post-sales support to customers. Sagent also utilizes a limited number of resellers, such as Unisys Corporation, USinternetworking, Inc. and Cap Gemini Group, that remarket Sagent's products to their customer base. Resellers are offered discounts on Sagent's products and sell a full use license of the product. Sagent's resellers do not provide post-sales support. Sagent's ability to achieve revenue growth in the future will depend in large part on its success in expanding its direct sales force and in further establishing and maintaining relationships with enterprise application vendors and resellers. See "Risk Factors--If our Relationships with Channel Partners are Not Successful and if We Cannot Recruit Additional Channel Partners We May Not Be Able to Expand our Sales."

     Sagent also sells its products internationally through distributors located in France, Germany, Japan, South Africa and the United Kingdom. These distributors perform some or all of sales and marketing, systems integration, software development, and ongoing consulting training and customer support functions. In exchange for providing such services, Sagent offers its distributors discounts on products. International sales are subject to certain risks, including, but not limited to, costs of localizing products for foreign countries, dependence on local vendors, currency fluctuations and greater difficulty or delay in accounts receivable collection.

     We have agreements with our United Kingdom distributor and the parent company of our French and German distributors, under each of which we have the option to acquire the distributor. In the event of a change of control of Sagent, we could be required to acquire the German distributor. In connection with any such acquisition, we would be required to pay a purchase price. The purchase price would be equal to the greater of a multiple of such distributor's last 12 months' revenues as of the date of the acquisition or a minimum purchase price specified in each agreement in cash or a combination of cash and registered shares of our common stock. See "Risk Factors--We Intend to Expand International Operations but We May Encounter a Number of Problems in Doing so Which Could Limit our Future Growth."

     Marketing. Sagent has a comprehensive marketing strategy which includes public relations, user group meetings, programs to work closely with analysts and other influential third parties, and direct mail campaigns. Sagent also utilizes the Web for advertising campaigns on frequently visited Web sites including those of its strategic partners. Sagent uses its Web site, www.sagenttech.com, to establish its market presence, generate leads and extend its program offerings to customers and strategic partners. A key element of Sagent's marketing strategy is to leverage its relationship with Dr. Ralph Kimball, one of Sagent's consultants and strategic partners, by sponsoring his data mart design courses. Sagent has also invested in building a partner and channel marketing function to recruit, train, support and offer co-marketing opportunities to technology partners and resellers.

RESEARCH AND PRODUCT DEVELOPMENT

     Sagent's research and development group is organized by product teams, which consist of product managers, software engineers, quality assurance engineers and technical documentation specialists. The teams are encouraged to maintain consistent architectural standards, engineering practices, quality goals and documentation standards across a broad product line. The product teams use a phased development approach that monitors cost, schedule, quality, time, functionality and customer satisfaction. Sagent has established an executive product steering committee which reviews the progress of individual product teams at each phase of development. In order to incorporate customer needs in product releases, the product teams actively solicit requirements from customers, user groups, professional services, industry analysts and technical support.

     Sagent's total expenses for research and development for the year ended December 31, 1996, 1997 and 1998 were $3.4 million, $5.0 million and $6.0 million respectively. Sagent believes that research and development expenses will continue to increase in the future. To date, Sagent's development efforts have not resulted in any capitalized software development costs.

     Sagent has made substantial investments in research and development. Sagent is currently developing the next version of the Sagent DMS product suite, which is being designed to significantly enhance user scalability, and is currently scheduled for release in the first half of 1999. Sagent plans to add capabilities that broaden and complement the Sagent DMS product suite, such as data analysis, which includes data mining, forecasting and modeling, data visualization, data sorting, Web querying, extraction of data from SAP applications and information broadcasting. In addition, Sagent may introduce new international versions of its products and may port its products to additional UNIX platforms as opportunities arise. Although Sagent expects that certain of its new products will be developed internally, Sagent may, based on timing and cost considerations, acquire technology or products from third parties.

     Sagent believes that its future performance will depend in large part on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. Sagent's inability to enhance its existing products and develop new ones in a timely and effective manner, could have a material adverse effect upon Sagent's business, financial condition and operating results. See "Risk Factors--We May Lose Existing Customers or Be Unable to Attract New Customers if We Do Not Develop New Products," "--Changes in Internet Technology and Operating System Standards May Impede Market Acceptance for our Products" and "--If We Discover Software Defects We May Have Product-Related Liabilities Which May Lead to Loss of Revenue or Delay in Market Acceptance for our Products."

COMPETITION

     The markets for Sagent's products are intensely competitive and subject to rapidly changing technology. Sagent competes against providers of decision support software, data warehousing software, enterprise application software and e-Business software. The primary bases of competition in this market include performance, scalability, ease of use, operating platform and cost of ownership.

     Sagent's competitors providing traditional decision support software include Brio Technology, Inc., Business Objects S.A., Cognos Incorporated, Information Advantage, Inc. and MicroStrategy, Inc. Sagent's competitors providing data warehousing software include Ardent Software, Inc., Informatica Corporation, Information Builders, Oracle, PLATINUM Technology, Inc. and SAS Institute, Inc. In addition, enterprise application software vendors such as Baan Company N.V., J.D. Edwards & Company, PeopleSoft, Incorporated and SAP AG are beginning to offer decision support and analytical modules, although each tends to support the analysis of data only from its own operational systems. One or more of these companies may expand its technologies to support greater Enterprise Intelligence functionality. Sagent may also face competition from vendors of products and turn-key solutions for e-Business applications that could include Internet based information functionality.

     Many of Sagent's competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Sagent's competitors may be able to respond more quickly than Sagent can to new or emerging technologies and changes in customer requirements. Competition could seriously harm Sagent's ability to sell additional software and maintenance and support renewals on terms favorable to Sagent. Competitive pressures could reduce Sagent's market share or require it to reduce the price of products, either of which could materially and adversely affect Sagent's business, financial condition and operating results.

INTELLECTUAL PROPERTY

     Sagent seeks to protect its software, documentation and other written materials primarily through a combination of patent, trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. For example, Sagent licenses rather than sells its software and requires licensees to enter into license agreements that impose certain restrictions on the licensees' ability to utilize the software. In addition, Sagent seeks to avoid disclosure of its trade secrets, by, among other things, requiring those persons with access to Sagent's proprietary information to execute confidentiality agreements with Sagent and restricting access to Sagent's source code.

     Sagent has two patent applications pending and one patent application allowed in the United States with respect to certain aspects of its software. None of these patents have been issued, and there can be no assurance that any patents will be issued pursuant to these applications or that, if granted, such patent would survive a legal challenge to its validity or provide significant protection to Sagent. Despite Sagent's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Sagent's products or obtain and use information that Sagent regards as proprietary. Policing unauthorized use of Sagent's products is difficult. While Sagent is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect Sagent's proprietary rights as fully as in the United States. There can be no assurance that Sagent's means of protecting its proprietary rights will be adequate or that Sagent's competitors will not independently develop similar technology.

     From time to time, Sagent may be involved in intellectual property disputes. In May 1998, Acta Technology, Inc. filed suit against Sagent alleging, among other things, copyright infringement, and Sagent filed suit against Acta Technology, Inc. alleging misappropriation of Sagent trade secrets. The parties settled the dispute in February 1998. Other than Acta Technology, Inc., Sagent has not been notified that Sagent's products infringe the proprietary rights of third parties. However, third parties in the future may claim infringement against Sagent with respect to current or future products. Sagent expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in Sagent's industry segment grows and the functionality of products in different industry segments overlaps. See "Risk Factors--Our Proprietary Technology May Be Subjected to Infringement Claims or May Be Infringed Upon."

     Sagent relies upon certain software it has licensed from Opalis S.A. to perform key functions of its Sagent Automation product which automates common tasks in managing data. This license may not continue to be available to Sagent on commercially reasonable terms. The loss of this license could result in delays or reductions of shipments of the Sagent Automation product until equivalent software could be developed, identified, licensed and integrated. If customers require the automation features provided by this product, they may delay or decline to purchase Sagent's product suite, which could materially adversely affect Sagent's business, financial condition and operating results.

EMPLOYEES

     As of December 31, 1998, Sagent had a total of 152 employees, of whom 147 were based in the United States and 4 were based internationally. Sagent's employees were employed as follows:

     - 60 were engaged in sales and marketing

     - 43 in research and development

     - 32 in professional services and customer support

     - 17 in finance, administration and corporate operations

     Sagent's future performance depends in significant part on its continuing ability to attract, train and retain highly qualified technical, sales, service, marketing and managerial personnel. None of Sagent's employees is represented by a labor union. Sagent has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors--Our Executive Officers and Key Personnel are Critical to our Business and These Officers and Key Personnel May Not Remain With Us in the Future."

FACILITIES

     Sagent's principal offices currently occupy approximately 34,000 square feet in Mountain View, California pursuant to a lease which expires in October 2003. In addition, Sagent also leases executive suites on a short-term basis for North American offices in:

    - Englewood, Colorado                 - Wellesley, Massachusetts
    - Atlanta, Georgia                    - New York, New York
    - Orlando, Florida                    - Bala Cynwyd, Pennsylvania
    - Plantation, Florida                 - Houston, Texas
    - Chicago, Illinois                   - Alexandria, Virginia
                                          - Toronto, Ontario

     Sagent believes that its facilities are adequate for the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of Sagent's operations.

LEGAL PROCEEDINGS


     Other than as set forth under "Risk Factors -- Our Proprietary Technology May Be Subjected to Infringement Claims or May Be Infringed Upon," Sagent is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Sagent as of January 29, 1999 are set forth below. The board of directors has appointed Mr. Luft to the board of directors, and Mr. Luft has agreed to join, effective as of the first meeting of the board of directors following completion of the offering.

                   NAME                     AGE                   POSITION
                   ----                     ---                   --------
Kenneth C. Gardner........................  48     President, Chief Executive Officer and
                                                   Director
John E. Zicker............................  42     Executive Vice President, Technology,
                                                   Chief Technology Officer and Director
W. Virginia Walker........................  53     Executive Vice President, Finance and
                                                   Administration, and Chief Financial
                                                   Officer
Thomas M. Lounibos........................  42     Executive Vice President, Sales and
                                                   Marketing
Kenneth C. Holcomb........................  49     Vice President, Operations
Michael P. Venerable......................  36     Vice President, Professional Services
Shanda Bahles (a)(b)......................  43     Director
Richard W. Shapero(a)(b)..................  51     Director
Jeffrey T. Webber.........................  46     Director
Klaus S. Luft.............................  57     Director designee

-------------------------
(a) Member of the Audit Committee.

(b) Member of the Compensation Committee.

     Kenneth C. Gardner. Mr. Gardner has been President, Chief Executive Officer and a director since commencement of operations in June 1995. From March 1994 until March 1995, Mr. Gardner was Vice President of Products at Borland International, Inc., which has since changed its name to Inprise Corporation, an enterprise applications company. From February 1992 until March 1994, Mr. Gardner was President, Chief Executive Officer and a co-founder of ReportSmith, Inc., a database report applications company, which was purchased by Borland in 1994. Mr. Gardner is a director of ObjectSwitch Corp., Data Sage, Inc. and CommerceOne Inc., which are privately held companies. Mr. Gardner received his B.S.C. degree in Finance from the University of Louisville.

     John E. Zicker. Mr. Zicker has been Executive Vice President, Technology, Chief Technology Officer and a director since Sagent's commencement of operations in June 1995. From March 1994 until May 1995, Mr. Zicker was Director of Client/Server Development at Borland International, Inc. From February 1992 until March 1994, Mr. Zicker was Vice President of Technology and a co-founder of ReportSmith, Inc. Mr. Zicker has 13 years experience in software development and image processing at NASA Ames Research Center, Lawrence Livermore Laboratories and the Stanford Linear Accelerator Center. Mr. Zicker received his B.S. degree in Electrical Engineering at the University of California at Davis and his M.S. degree in Electrical Engineering from the University of Wisconsin at Madison.

     W. Virginia Walker. Ms. Walker has been Executive Vice President, Finance and Administration, and Chief Financial Officer since January 1998. From June 1996 to January 1998, Ms. Walker pursued personal interests. From November 1995 until June 1996, Ms. Walker was Executive Vice President of Finance and Administration, Chief

Financial Officer and Secretary of JTS Corporation, a publicly traded disk drive manufacturer. From May 1985 until September 1995, Ms. Walker worked at Scios Nova, Inc., a publicly traded biopharmaceutical company, where she held the positions of Vice President of Finance and Administration and Chief Financial Officer. Ms. Walker received her B.S. degree in Business Administration, Accounting from San Jose State University.

     Thomas M. Lounibos. Mr. Lounibos has been Executive Vice President, Sales and Marketing since January 1999. Mr. Lounibos was Sagent's Executive Vice President, Worldwide Sales, from October 1998 until January 1999 and was Sagent's Vice President, Sales from March 1996 until October 1998. From October 1995 until March 1996, Mr. Lounibos was Vice President of Sales for ParcPlace-DigiTalk Incorporated, an object-oriented programming tools company, and from November 1993 until October 1995 Mr. Lounibos was Vice President of Sales for DigiTalk, Incorporated, which was acquired by ParcPlace Incorporated. Prior to joining DigiTalk, Incorporated, Mr. Lounibos worked for Knowledgeware, Incorporated, a software company, where he served as Vice President of Sales--Western United States and Vice President of Marketing. Mr. Lounibos received his B.S. degree in Business Economics from the University of San Francisco.

     Kenneth C. Holcomb. Mr. Holcomb has been Vice President, Operations since March 1998. From March 1997 until February 1998, Mr. Holcomb was Vice President, Operations of Pilot Network Services, Inc., a publicly-traded network security company. From May 1996 until February 1997, Mr. Holcomb was Vice President, Systems Integration of WorldCom, Inc., a publicly traded telecommunications company. From January 1996 until May 1996, Mr. Holcomb was Vice President, Internet Development of MFS Communications Company, Inc., a telecommunications company. From January 1992 until December 1996, Mr. Holcomb was Senior Vice President, Customer Service and Operations of MFS Datanet, Inc., and subsidiary of MFS Communications, Inc. a data communications company. Mr. Holcomb received his B.A. degree in Business Administration, Finance, from the University of Notre Dame.

     Michael P. Venerable. Mr. Venerable has been Vice President, Sagent Professional Services since March 1998. In March 1992, Mr. Venerable founded Talus, Incorporated, a privately held company with significant experience in the design and implementation of Enterprise Intelligence applications, and served as its President until February 1998, when Sagent acquired Talus, Incorporated. Mr. Venerable received his B.S. degree in Criminal Justice from the University of Dayton.

     Shanda Bahles. Ms. Bahles has been a director of Sagent since May 1995. Since May 1991, Ms. Bahles has been a General Partner of El Dorado Ventures, a venture capital firm. Ms. Bahles joined El Dorado Ventures as an associate in June 1987. From 1979 to 1985, Ms. Bahles held various engineering, marketing and management positions with Millennium Systems, Inc., a systems integration company, and Fortune Systems Corporation, a workstation manufacturer. Ms. Bahles is a director of Pilot Network Services, Inc., a publicly traded company, and Women.com Networks, Inc., Poet Holdings, Inc. and MS2, Inc., which are privately held companies. Ms. Bahles received her B.S.E.E. and M.B.A. degrees from Stanford University.

     Richard W. Shapero. Mr. Shapero has been a director of Sagent since May 1995. Since April 1993, Mr. Shapero has been a General Partner of Crosspoint Venture Partners, a venture capital firm. From January until June 1992, Mr. Shapero was Chief Operating Officer of Shiva Corporation, a networking company. Previously, he was a Vice President of Sun Microsystems, Inc., Senior Director of Marketing of AST Research, Inc. and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division. Mr. Shapero is a director of Covad Communications Group,

Inc., a publicly traded company, and Digital Island, Inc., Diamond Lane Communications Corporation, NetBoost Corporation, Fabrik Communications, Inc., ObjectSwitch Corp., Jetstream Communications, Inc., AristaSoft Corporation and iBeam Broadcasting Corporation, which are privately held companies. Mr. Shapero received his B.A. degree in English from the University of California at Berkeley.

     Jeffrey T. Webber. Mr. Webber has been a director of Sagent since September 1995. Mr. Webber founded, and since January 1991 has served as President of, R.B. Webber & Company, Inc., a management consulting firm. From 1987 to January 1991, he was a partner of Edgar, Dunn & Company, a management consulting firm. Mr. Webber serves as a director of Sybase, Inc., a publicly traded company, and CommerceOne, Inc., enCommerce, Inc., Persistence Software, Inc., Spear Technologies, Inc. and Workwise Software, Inc., which are privately held companies. Mr. Webber received his B.A. degree in American Studies from Yale University.


     Klaus S. Luft. Mr. Luft is the founder and President of MATCH -- Market Access for Technology Services GmbH, a provider of sales and marketing services to high technology companies, since February 1994. Mr. Luft is also the founder, limited partner and President of ISAR-Vermogensverwaltung GbR mbH. Since August 1990, Mr. Luft has served as an International Advisor and Vice-Chairman of Goldman Sachs Europe Limited, an investment bank. From March 1986 to November 1989, Mr. Luft was Chief Executive Officer of Nixdorf Computer AG, a manufacturer of computer systems in Paderborn, Germany, where he also held various other executive positions in marketing, manufacturing and finance for more than 17 years. Mr. Luft is a director of Dell Computer Corporation, a publicly traded company. Mr. Luft received his German Arbitur in Bruchsal, Germany.


BOARD OF DIRECTORS AND COMMITTEES

     Following the offering, Sagent's board of directors will consist of six directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of the common stock to succeed those directors whose terms are expiring. Mr. Shapero and Ms. Bahles are Class I directors whose terms will expire in 2000. Mr. Webber is a Class II director whose term will expire in 2001. Messrs. Gardner and Zicker are Class III directors whose terms will expire in 2002.

     The board of directors has a compensation committee and an audit committee. The compensation committee, which is comprised of Ms. Bahles and Mr. Shapero, administers the amended 1995 stock option plan, the 1998 stock option plan and the 1999 employee stock purchase plan and all matters concerning executive compensation. The audit committee, which is comprised of Ms. Bahles and Mr. Shapero, approves Sagent's independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates Sagent's internal audit and control functions. Each of these committees was established in February 1997.

DIRECTOR COMPENSATION

     Sagent does not pay any compensation to directors for serving in that capacity, nor does it reimburse directors for expenses incurred in attending board meetings. The board has the discretion to grant options to non-employee directors pursuant to the director option plan. See " -- 1999 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee is currently comprised of Ms. Bahles and Mr. Shapero. Neither of these individuals has at any time been an officer or employee of Sagent. Prior to formation of the compensation committee, all decisions regarding executive compensation were made by the full board of directors. No interlocking relationship exists between Sagent's board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Sagent's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation shall not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

     - Any breach of the director's duty of loyalty to Sagent or its stockholders

     - Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

     - Unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions

     - Any transaction from which the director derived an improper personal benefit

     These provisions are permitted under Delaware law.

     Sagent's bylaws provide that Sagent shall indemnify its directors and executive officers and may indemnify its other officers and employees and agents and other agents to the fullest extent permitted by law. Sagent believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Sagent's bylaws also permit Sagent to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     Sagent has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in Sagent's bylaws. These agreements, among other things, indemnify Sagent's directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Sagent, arising out of such person's services as a director or officer of Sagent, any subsidiary of Sagent or any other company or enterprise to which the person provides services at the request of Sagent. In addition, Sagent intends to obtain directors' and officers' insurance providing indemnification for certain of Sagent's directors, officers and employees for certain liabilities. Sagent believes that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of Sagent where indemnification will be required or permitted. Sagent is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation that Sagent paid during the year ended December 31, 1998 to Sagent's Chief Executive Officer and each of Sagent's other four most highly compensated executive officers whose salary and bonus exceeded $100,000 during such fiscal year. These officers are referred to as Named Officers elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                           COMPENSATION
                                                           ------------
                                    ANNUAL COMPENSATION     SECURITIES
                                    --------------------    UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION      SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION(A)
   ---------------------------      ---------   --------   ------------   ---------------
Kenneth C. Gardner................  $225,000    $ 90,000          --           $366
  President and Chief Executive
  Officer
John E. Zicker....................   150,000      60,000          --            120
  Executive Vice President,
  Technology and Chief Technology
  Officer
W. Virginia Walker................   173,965      69,586     180,000            240
  Executive Vice President,
  Finance and Administration and
  Chief Financial Officer
Thomas M. Lounibos................   164,590     124,420(b)    90,000           120
  Executive Vice President, Sales
  and Marketing
Perry S. Mizota(c)................   140,000      35,000          --             72
  Former Vice President, Marketing

-------------------------
(a) Consists of premiums paid on term life insurance.

(b) Consists of commissions calculated based on Sagent's revenues.

(c) Perry S. Mizota resigned from his position as Vice President, Marketing of Sagent effective January 29, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to each of the Named Officers in 1998, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent Sagent's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of Sagent's common stock.

                                               INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                             ------------------------------------------------------      VALUE AT ASSUMED
                                NUMBER                                                 ANNUAL RATES OF STOCK
                             OF SECURITIES       % OF                                 PRICE APPRECIATION FOR
                              UNDERLYING     TOTAL OPTIONS   EXERCISE                       OPTION TERM
                                OPTIONS       GRANTED TO     PRICE PER   EXPIRATION   -----------------------
           NAME                 GRANTED        EMPLOYEES       SHARE        DATE         5%           10%
           ----              -------------   -------------   ---------   ----------   ---------   -----------
Kenneth C. Gardner.........          --             --            --            --          --            --
John E. Zicker.............          --             --            --            --          --            --
W. Virginia Walker.........     180,000          13.12%        $2.90      01/20/08    $328,283    $  831,934
Thomas M. Lounibos.........      90,000           6.56%         7.00      12/28/08     396,204     1,004,058
Perry S. Mizota............          --             --            --            --          --            --

     In 1998, Sagent granted options to purchase up to an aggregate of 1,367,400 shares to employees, directors and consultants. All options were granted under Sagent's amended 1995 stock option plan and 1998 stock option plan at exercise prices at the fair market value of Sagent's common stock on the date of grant, as determined in good faith by the board of directors. All options are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by Sagent at their cost in the event of the optionee's termination of employment. One-forty-eighth of the shares subject to Ms. Walker's option vest monthly after January 5, 1998. One-twenty-fourth of the shares subject to Mr. Lounibos' option vest on each monthly anniversary after July 1, 1999.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth for each of the Named Officers information concerning exercisable and unexercisable options held as of December 31, 1998. The value of in-the-money options is based on a value of $7.00 per share, the fair market value of the common stock at December 31, 1998, as determined by the board, and net of the option exercise price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                       OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                           SHARES         VALUE                 1998                  AT DECEMBER 31, 1998
                        ACQUIRED ON      REALIZED    ---------------------------   ---------------------------
        NAME              EXERCISE         ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------------   ----------   -----------   -------------   -----------   -------------
Kenneth C. Gardner...          --               --     100,000             --       $450,000             --
John E. Zicker.......          --               --      80,000             --        360,000             --
W. Virginia Walker...     180,000               --          --             --             --             --
Thomas M. Lounibos...     230,000       $1,244,300     208,255         51,745        624,342       $232,853
Perry S. Mizota......          --               --      50,000             --        225,000             --

     The $1,244,300 value realized by Mr. Lounibos on the exercise of options as set forth in the table above is based on a value of $5.50 per share, the fair market value of the common stock on the date of exercises as determined by the board of directors, minus the exercise price. Except in the case of Mr. Lounibos, all options were granted under the amended 1995 stock option plan. Mr. Lounibos was granted a non plan option to purchase 268,255 shares, of which 38,255 remain unexercised and outstanding, an option to purchase 131,745 shares under the amended 1995 stock option plan and an option to purchase 90,000 shares under the 1998 stock option plan.

EMPLOYMENT AGREEMENTS

     Sagent requires each of its employees to enter into confidentiality agreements prohibiting the employee from disclosing any confidential or proprietary information of Sagent. In addition, the agreements generally provide that upon termination such employee will not work for a competitor and will not solicit Sagent customers and employees. At the time of commencement of employment, Sagent's employees also generally sign offer letters specifying basic terms and conditions of employment. In general, employees of Sagent are not subject to written employment agreements. However, in connection with Sagent's acquisition of Talus, Incorporated. Michael Venerable entered into an employment agreement with Sagent. See "Certain Transactions--Acquisition of Talus, Incorporated."

EMPLOYEE BENEFIT PLANS

     1998 Stock Option Plan. Sagent's 1998 stock option plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. The stock option plan was approved by the board of directors and the stockholders in December 1998. Unless terminated sooner, the stock option plan will terminate automatically in December 2008. A total of 2,440,000 shares of common stock is reserved for issuance plus annual increases, beginning in May 2000, equal to the lesser of:

     - 1,500,000 shares

     - Five percent of the outstanding shares on the designated date in May or

     - A lesser amount determined by the board

     The stock option plan may be administered by the board of directors or a committee of the board. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon exercise.

     The stock option plan provides that in the event of a merger of Sagent with or into another corporation, or the sale of substantially all of Sagent's assets, each outstanding option will be assumed or substituted for by the successor corporation. If the outstanding options are not assumed or substituted for, each outstanding option will vest and become exercisable, including the options that would not have been vested or exercisable. As of December 31, 1998, no shares had been issued upon the exercise of stock options under the 1998 stock option plan and 218,900 shares were subject to outstanding options.

     Amended 1995 Stock Option Plan. Sagent's amended 1995 stock option plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. The amended 1995 stock option plan was approved by the board of directors in July 1998 and the stockholders in September 1998. The terms of the amended 1995 stock option plan are substantially similar to those of the 1998 stock option plan. The board of directors terminated the amended 1995 stock option plan as to new option grants in December 1998. As of December 31, 1998, 1,214,443 shares had been issued upon the exercise of stock options granted under the amended 1995 stock option plan and 2,056,580 shares were subject to outstanding options.

1999 DIRECTOR OPTION PLAN

     Non-employee directors are entitled to participate in the 1999 director option plan. The director option plan was adopted by the board of directors in January 1999 and approved by the stockholders in February 1999, but it will not become effective until the date of this offering. The director option plan has a term of ten years, unless terminated sooner by the board. A total of 150,000 shares of common stock have been reserved for issuance under the director option plan.

     The board has the discretion to grant options to non-employee directors pursuant to the director option plan. The exercise price of all options is required to be 100% of the fair market value per share of the common stock, determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.

     In the event of a merger of Sagent or the sale of substantially all of the assets of Sagent, if the option is not assumed or substituted, each option shall become fully vested and exercisable for a period of fifteen days from the date the board notifies the optionee of the option's full exercisability. If an option is assumed or substituted and the optionee's service as a director is terminated, other than upon a voluntary resignation, the option becomes fully vested. Options granted under the director option plan must be exercised within thirty days of the end of the optionee's termination of service to Sagent as a director, employee or consultant, within six months after such director's termination by death, or within twelve months after such director's termination by death or disability, but not later than the expiration of the option's ten year term.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Sagent's 1999 employee stock purchase plan was adopted by the board of directors in January 1999 and by the stockholders in February 1999. A total of 450,000 shares of common stock has been reserved for issuance under the employee stock purchase plan, plus annual increases every January equal to the lesser of:

     - The number of shares optioned during the prior year or

     - A lesser amount determined by the board

     The employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains successive twenty-four month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before October 31, 1999.

     Employees are eligible to participate if they are employed by Sagent or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the employee stock purchase plan:

     - Any employee who immediately after grant owns stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of Sagent or

     - Any employee whose rights to purchase stock under all employee stock purchase plans of Sagent accrues at a rate which exceeds $25,000 worth of stock for each calendar year

     Participants may purchase common stock through payroll deductions of up to 20% of the participant's compensation. The maximum number of shares a participant may purchase during a single offering period is 10,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of each purchase period.

     The purchase plan provides that, in the event of a merger of Sagent with or into another corporation or a sale of substantially all of Sagent's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

     The purchase plan will terminate in February 2009. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

401(K) PLAN

     Sagent has a 401(k) plan covering Sagent's full-time employees located in the United States who are at least 21 years of age. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) plan by employees or by Sagent, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Employees may elect to reduce up to 25% of their pre-tax earnings up to the statutorily prescribed annual limit, which was $10,000 in 1998, and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by Sagent on behalf of all participants in the 401(k) plan. To date, Sagent has not made any contributions to the 401(k) plan.

                              CERTAIN TRANSACTIONS

     Since April 1995, Sagent's inception, there has not been nor is there currently proposed any transaction or series of similar transactions to which Sagent or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than five percent of the common stock of Sagent or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Management," and (2) the transactions described below.

EQUITY INVESTMENT TRANSACTIONS

     In July, August and September 1996, Sagent sold 2,615,680 shares of its Series C preferred stock for $2.50 per share. In August and September 1997 and January 1998, Sagent sold 1,572,327 shares of its Series D preferred stock for $3.18 per share. In February and March 1998, Sagent sold 1,895,370 shares of its Series E preferred stock for $5.40 per share. Listed below are those directors, executive officers and stockholders who beneficially own five percent or more of Sagent's securities who participated in the above financings. Sagent believes that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than Sagent could have obtained from unaffiliated third parties.

                               SERIES C          SERIES D          SERIES E       AGGREGATE CASH
       STOCKHOLDER          PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK   CONSOLIDATION
       -----------          ---------------   ---------------   ---------------   --------------
Entities affiliated with
  Crosspoint Venture
  Partners................       531,708          411,130           925,926         $7,636,664
Entities Affiliated with
  El Dorado Ventures......       531,708          411,130           485,185          5,256,662
Greylock Equity Limited
  Partnership.............       480,584          371,599           437,963          4,748,145
Entities affiliated with
  U.S. Venture Partners...     1,040,000          150,405                --          3,078,288
Jeffrey T. Webber.........         6,000           58,262            46,296            450,272
Thomas M. Lounibos........            --           45,785                --            145,596

     The Crosspoint Venture Partners shares include shares purchased by Crosspoint 1993 Entrepreneurs Fund, Crosspoint Venture Partners LS 1997 and with Crosspoint Venture Partners 1993 which are affiliated entities. Crosspoint 1993 Entrepreneurs Fund has four general partners: Bob Hoff, Don Milder, John Mumford and Richard W. Shapero, a director of Sagent. Each of these general partners shares voting and investment power over the shares held by Crosspoint 1993 Entrepreneurs Fund. Crosspoint Venture Partners LS 1997 has one general partner, Crosspoint Associates 1997, which has six general partners: Mr. Hoff, Mr. Milder, Mr. Mumford, Mr. Shapero, Barbara Lubash and Seth Neiman. Each of these general partners shares voting and investment power over the shares held by Crosspoint Associates 1997. Crosspoint Venture Partners 1993 has one general partner, Crosspoint Associates 1993, which has four general partners: Mr. Hoff, Mr. Milder, Mr. Mumford and Mr. Shapero. Each of these general partners shares voting and investment power over the shares held by Crosspoint Associates 1993. Mr. Shapero disclaims beneficial ownership of the securities held by such entities except for his proportional interest in the entities.

     The El Dorado Ventures shares include shares purchased by El Dorado Technology IV, L.P., El Dorado Ventures III, L.P., El Dorado Ventures IV, L.P. and El Dorado Technology '98, L.P. which are affiliated entities. El Dorado Ventures III is the general partner of El Dorado Technology IV, L.P. and El Dorado Ventures III, L.P. El Dorado Ventures III has three general partners: Gary Kalbach, Tom Peterson and Shanda Bahles, a director of Sagent. Each of these general partners shares voting and investment power over the shares held by El Dorado Ventures III. El Dorado Ventures Partners IV, LLC is the general partner of El Dorado Ventures IV, L.P. and El Dorado Technology '98, L.P. Mr. Kalbach, Mr. Peterson and Ms. Bahles are the managing directors of El Dorado Ventures IV, L.P. Ms. Bahles disclaims beneficial ownership of the securities held by such entities except for her proportional interest in the entities.

     The Jeffrey Webber shares include shares purchased by The Enterpreneurs' Fund, RBW Investments, LLC, individually, his IRA account and his wife. Jeffrey
T. Webber, a director of Sagent, is one of the managing directors of BW Management LLC, the general partner of The Entrepreneurs' Fund, L.P. Mr. Webber disclaims beneficial ownership of the shares held by The Entrepreneurs' Fund, L.P., except to the extent of his proportionate interest in the entity. Mr. Webber is the managing director of RBW Investments, LLC. Mr. Webber disclaims beneficial ownership of the shares held by RBW Investments, LLC, except to the extent of his proportionate interest in the entity.

RESTRICTED STOCK PURCHASE AGREEMENTS

     In February 1998, Ms. Walker, Sagent's Executive Vice President, Finance and Administration, and Chief Financial Officer, exercised two options to purchase an aggregate of 180,000 shares of common stock and entered into restricted stock purchase agreements regarding the shares. Ms. Walker paid the $522,000 aggregate exercise price by delivering three-year full-recourse promissory notes at a 5.47% per annum interest rate. The notes are secured by the shares of common stock purchased by Ms. Walker. As of February 28, 1999, $553,465 in unpaid principal and interest was outstanding in the aggregate under the notes.

     In February 1999, Mr. Lounibos, Sagent's Executive Vice President, Sales and Marketing, exercised three options to purchase an aggregate of 248,255 shares of common stock and entered into restricted stock purchase agreements regarding the shares. Mr. Lounibos paid the $933,442 aggregate exercise price by delivering three-year full-recourse promissory notes bearing interest at the rate of 4.66% per annum. The notes are secured by the shares of common stock purchased by Mr. Lounibos. As of February 28, 1999, $933,442 in unpaid principal and interest was outstanding in the aggregate under the notes.

     In March 1999, Mr. Holcomb, Sagent's Vice President, Operations, exercised an option to purchase an aggregate of 46,510 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Mr. Holcomb paid the $199,993 aggregate exercise price by delivering a three-year full-recourse promissory note at a 4.62% per annum interest rate. The note is secured by the shares of common stock purchase by Mr. Holcomb. As of March 17, 1999, $199,993 in unpaid principal and interest was outstanding in the aggregate under the note.

ACQUISITION OF TALUS, INCORPORATED

     In February 1998, Sagent and Talus, Incorporated entered into an agreement and plan of reorganization in which Sagent acquired Talus, Incorporated for total consideration of $1,170,000 in cash and 259,258 shares of Series E preferred stock. Michael P. Venerable, Sagent's Vice President, Professional Services, was President of Talus, Incorporated at the time of the acquisition. As consideration for his shares of Talus, Incorporated, Mr. Venerable received:

     - $571,051 in cash
     - 109,919 shares of Series E preferred stock and
     - An employment agreement with Sagent

     As part of the employment agreement, Mr. Venerable received:

     - A salary of $123,000
     - A bonus based upon performance milestones and
     - An option to purchase 150,000 shares of common stock at an exercise price of $4.30 per share

     The vesting of his option is as follows:

     - 20% on the first anniversary of the agreement
     - 20% on the second anniversary of the agreement
     - 60% on the third anniversary of the agreement

     In the event of a change of control of Sagent, the option will accelerate and become immediately exercisable if such options are not assumed. If Mr. Venerable's options are assumed and he is terminated for any reason other than for cause or if he voluntarily terminates his employment for good reason, after the change of control, the unvested portion of the option will accelerate and become immediately exercisable. If Mr. Venerable's employment is terminated for cause or if he resigns for any reason other than good reason, he has agreed not to engage in a restricted business or solicit any of Sagent's employees for three years.

EXECUTIVE CHANGE OF CONTROL POLICY

     The board has adopted an executive change of control policy applicable to key executives of Sagent. The policy provides that options granted to key executives will be assumed upon a change of control of Sagent. Furthermore, if a key executive remains an employee at the time of the change of control, the vesting of that individual's key executive options will accelerate, and Sagent's right to repurchase will lapse, as to 50% of the unvested portion of such options. If a key executive is terminated for any reason other than for cause or terminates employment for good reason during the one-year period after the date of the change of control, then the remaining unvested portion of such key executive options will accelerate and become immediately exerciseable, and Sagent's right to repurchase the applicable portion of such shares will lapse.

TRANSACTIONS WITH ISAR


     Klaus S. Luft, who has agreed to join the board as of the first meeting of the board following completion of the offering, is a limited partner of ISAR. Sagent has entered into an agreement with ISAR, pursuant to which ISAR established a German company, Magnolia II, to distribute and support Sagent's products in Germany, Austria and Switzerland. Sagent has entered into an agreement with Magnolia II pursuant to which Magnolia II has the exclusive right, other than with respect to value added resellers who have been or will be granted worldwide distribution rights, to distribute Sagent's products in Germany, Austria and Switzerland. Magnolia II has agreed to pay Sagent royalties on sales and maintenance of Sagent's products. Sagent has a call option to acquire Magnolia II with cash, registrable securities or a combination of cash and registrable securities, with the acquisition price determined according to the date of the acquisition and Magnolia II's revenues.

     In May 1998, Sagent and ISAR entered into a common stock purchase agreement in which ISAR purchased 28,000 shares of Sagent's common stock for an aggregate purchase price of $120,960. In May 1998, Sagent granted ISAR a warrant to purchase 22,000 shares of Sagent's common stock at an exercise price of $5.40 per share. Mr. Luft disclaims beneficial ownership of the shares and warrant held by ISAR except to the extent of his proportionate interest in ISAR.

COMMON STOCK PURCHASE AGREEMENT

     In February 1999, in order to make an investment in Sagent, Mr. Luft entered into an agreement with Sagent to purchase 10,000 shares of Sagent's common stock at $9.00 per share. The agreement also provides that prior to transferring any of these shares to any third party, Mr. Luft must offer the shares to Sagent first on the same terms and conditions as offered to the third party. Sagent's right of first refusal expires upon the effective date of the registration statement filed in connection with the offering.

OTHER TRANSACTIONS

     Sagent has entered into indemnification agreements with each of its executive officers and directors.

     Sagent has granted options to certain of its executive officers. See "Management--Option Grants in Last Fiscal Year."

     Holders of preferred stock are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

     Sagent believes that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties. All future transactions between Sagent and its principal officers, directors and affiliates will be approved by a majority of the independent and disinterested members of the board and will be on terms no less favorable that could be obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information regarding the beneficial ownership of Sagent's common stock as of December 31, 1998, by the following individuals or groups:

- Each person or entity who is known by Sagent to own beneficially more than 5% of Sagent's outstanding stock
- Each of the Named Executive Officers
- Each director of Sagent
- All directors and executive officers as a group

     Applicable percentage ownership in the following table is based on 18,669,377 shares of common stock outstanding as of December 31, 1998, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, treating as outstanding all shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 1998 held by the particular stockholder and that are included in the first column. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

     Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sagent Technology, Inc., 800 W. El Camino Real, Suite 300, Mountain View, California 94040. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                                       PERCENTAGE
                                                                          OWNED
                                                    SHARES OWNED   -------------------
                                                    PRIOR TO THE    BEFORE     AFTER
                                                      OFFERING     OFFERING   OFFERING
                                                    ------------   --------   --------
    5% STOCKHOLDERS:
      Entities affiliated with Crosspoint Venture
         Partners(a)..............................    4,179,876      22.4%      17.7%
      Entities affiliated with El Dorado
         Ventures(b)..............................    3,739,135      20.0       15.8
      Greylock Equity Limited Partnership(c)......    3,379,034      18.1       14.3
      Entities affiliated with U.S. Venture
         Partners(d)..............................    1,190,405       6.4        5.0
    DIRECTORS AND OFFICERS:
      Kenneth C. Gardner(e).......................    1,200,000       6.4        5.1
      Jeffrey T. Webber(f)........................      341,884       1.8        1.4
      John E. Zicker(g)...........................      968,000       5.2        4.1
      W. Virginia Walker(h).......................      180,000         *          *
      Perry S. Mizota(i)..........................      320,000       1.7        1.4
      Thomas M. Lounibos(j).......................      434,040       2.8        2.2
      Richard W. Shapero(a).......................    4,179,876      22.4       17.7
      Shanda Bahles(b)............................    3,739,135      20.0       15.8
    All directors and officers as a group
      (10 persons)(k).............................   11,809,364      61.0       48.5

-------------------------
 *   Represents less than one percent of the total

(a) Principal address is The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062. Number of shares includes 3,155,547 shares held by Crosspoint Venture Partners 1993, 925,926 shares held by Crosspoint Venture Partners LS 1997 and 98,403 shares held by Crosspoint 1993 Entrepreneurs Fund. Crosspoint 1993 Entrepreneurs Fund has four general partners: Bob Hoff, Don Milder, John Mumford and Richard W. Shapero, a director of Sagent. Each of these general partners shares voting and investment power over the shares held by Crosspoint 1993 Entrepreneurs Fund. Crosspoint Venture Partners LS 1997 has one general partner, Crosspoint Associates 1997, which has six general partners: Mr. Hoff, Mr. Milder, Mr. Mumford, Mr. Shapero, Barbara Lubash and Seth Neiman. Each of these general partners shares voting and investment power over the shares held by Crosspoint Associates 1997. Crosspoint Venture Partners 1993 has one general partner, Crosspoint Associates 1993, which has four general partners: Mr. Hoff, Mr. Milder, Mr. Mumford and Mr. Shapero. Each of these general partners shares voting and investment power over the shares held by Crosspoint Associates 1993. Mr. Shapero disclaims beneficial ownership of the securities held by such entities except for his proportional interest in the entities.

(b) Principal address is 2400 Sand Hill Road, Suite 100, Menlo Park, CA 94025. Number of shares includes 3,172,773 shares held by El Dorado Ventures III L.P., 478,658 shares held by El Dorado Ventures IV, L.P., 81,177 shares held by El Dorado Technology IV, L.P. and 6,527 shares held by El Dorado Technology '98, L.P. El Dorado Ventures III is the general partner of El Dorado Technology IV, L.P. and El Dorado Ventures III, L.P. El Dorado Ventures III has three general partners: Gary Kalbach, Tom Peterson and Shanda Bahles, a director of Sagent. Each of these general partners shares voting and investment power over the shares held by El Dorado Ventures III. El Dorado Venture Partners IV, LLC is the general partner of El Dorado Ventures IV, L.P. and El Dorado Technology '98, L.P. Mr. Kalbach, Mr. Peterson and Ms. Bahles are the managing directors of El Dorado Ventures IV, L.P. Ms. Bahles disclaims beneficial ownership of the securities held by such entities except for her proportional interest in the entities.

(c)  Principal address is 755 Page Mill Road, Suite A-100, Palo Alto, CA 94304.

(d) Principal address is 2180 Sand Hill Road, Suite 300, Menlo Park, CA 94025. Number of shares includes 1,026,129 shares held by U.S. Venture Partners IV, L.P., 124,993 shares held by Second Ventures II, L.P., 35,712 shares held by U.S.V.P. Entrepreneur Partners II, L.P. and 3,571 shares held by 2180 Associates Fund. 2180 Associates Fund, Second Ventures II, L.P., U.S. Venture Partners IV, L.P. and U.S.V.P. Entrepreneur Partners II, L.P. are affiliated entities. Presidio Management Group IV, L.P. is the general partner of Second Ventures II, L.P., U.S. Venture Partners IV, L.P. and U.S.V.P. Entrepreneur Partners II, L.P. Presidio Management Group IV, L.P. has eight general partners: Irwin Federman, Marc Friend, Jason Green, Steve Krausz, Lucio Lanza, Stuart Phillips, Jonathan Root, M.D. and Phil Young. Each of these general partners shares voting and investment power over the shares held by Presidio Management Group IV, L.P. 2180 Associates Fund has three general partners: Mr. Friend, Mr. Root and Jeff Kanin. Each of these general partners shares voting and investment power over the shares held by 2180 Associates Fund.

(e) Includes 925,000 shares registered in the name of Kenneth C. Gardner and Patricia T. Gardner, Trustees of the Gardner Family Trust u/d/t dated September 6, 1996, 100,000 shares registered in the name of Delaware Charter Guarantee & Trust Co., Trustee fbo Kenneth C. Gardner, IRA and 75,000 shares registered in the name of trusts. Also includes an option granted to Kenneth C. Gardner to purchase 100,000 shares exercisable within 60 days of December 31, 1998.

(f) Includes 207,692 shares registered in the name of Jeffrey T. Webber, 91,325 shares registered in the name of The Entrepreneurs' Fund, L.P., 32,778 shares registered in the name of Mr. Webber's wife, 6,944 shares registered in the name of RBW

     Investments, LLC and 3,145 shares registered in the name of First Trust Corporation fbo Jeffrey T. Webber. Jeffrey T. Webber, a director of Sagent, is one of the managing directors of BW Management, LLC, the general partner of The Entrepreneurs' Fund, L.P. Mr. Webber disclaims beneficial ownership of the shares held by The Entrepreneurs' Fund, L.P., except to the extent of his proportionate interest in the entity. Mr. Webber is the managing director of RBW Investments, LLC. Mr. Webber disclaims beneficial ownership of the shares held by RBW Investments, LLC, except to the extent of his proportionate interest in the entity. Mr. Webber holds shares directly, holds shares through his IRA account, First Trust Corporation fbo Jeffrey
     T. Webber, and shares are held by his wife.

(g) Includes 788,000 shares registered in the name of John E. Zicker and 100,000 shares registered in the name of Delaware Charter Guarantee & Trust Co., Trustee fbo John E. Zicker, IRA. Also includes an option granted to John E. Zicker to purchase 80,000 shares, exercisable within 60 days of December 31, 1998.

(h) Includes 138,750 shares which are subject to a repurchase option held by Sagent as of December 31, 1998.

(i) Includes an option to purchase 50,000 shares, exercisable within 60 days of December 31, 1998.

(j) Includes an option to purchase an aggregate of 248,255 shares exercisable within 60 days of December 31, 1998 and 45,575 shares which are subject to a repurchase option held by Sagent as of December 31, 1998.

(k) Includes all shares described in the above footnotes and includes shares, of which 137,919 were outstanding as of December 31, 1998 and 218,510 shares are subject to options and warrants that are exercisable within 60 days of December 31, 1998, held by other executive officers and an affiliate of Klaus Luft, a director designee.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of the offering, the authorized capital stock of Sagent will consist of 70,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

     The following summary of provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Sagent's certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of Delaware law.

COMMON STOCK

     After giving effect to the conversion of all previously outstanding preferred stock into shares of common stock, as of December 31, 1998, there were 18,669,377 shares of common stock outstanding held of record by approximately 144 stockholders. There will be 23,669,377 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of certain outstanding options or warrants, after giving effect to the sale of common stock in the offering.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Sagent, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK

     Upon the consummation of the offering of Sagent's common stock, each outstanding share of preferred stock will automatically convert into one share of common stock. Pursuant to Sagent's certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Sagent or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding, and Sagent has no plans to issue any preferred stock.

COMMON STOCK WARRANTS

     Upon completion of the offering, Sagent will have three warrants outstanding to purchase an aggregate of 18,306 shares of common stock, exerciseable as follows:

     - 5,539 shares at an exercise price of $6.50 per share

     - 9,433 shares at an exercise price of $3.18 per share

     - 3,334 shares at an exercise price of $5.40 per share

These warrants expire 10 years from the date of execution or five years from the effective date of the offering, whichever is later.

REGISTRATION RIGHTS

     Upon completion of the offering, the holders of an aggregate of approximately 14.5 million shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of the registration rights agreements, if Sagent proposes to register any of its securities under the Securities Act of 1933, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require Sagent to file a registration statement under the Securities Act of 1933 at its expense with respect to their shares of common stock, and Sagent is required to use its best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require Sagent to file additional registration statements on Form S-3, subject to conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

     Delaware Anti-Takeover Statute. Sagent is subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in
Section 203 of the Delaware General Corporation Law.

     Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock.

     Certificate of Incorporation. In February 1999, Sagent's stockholders approved amendments to its certificate of incorporation, to provide:

     - That the board of directors may issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock

     - That any action to be taken by stockholders of Sagent must be effected at a duly called annual or special meeting and not by a consent in writing

     - For the division of the board of directors into three classes, with each class serving for a term of three years

     - That vacancies on the board, including newly created directorships, can be filled only by a majority of the directors then in office

     - That directors of Sagent may be removed only for cause

     - For the elimination of cumulative voting

     Bylaws. In January 1999, the board approved amendments to the bylaws to provide that special meetings of stockholders of Sagent may be called only by the chairman of the board, the president or the board.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types transactions that may involve an actual or threatened change of control of Sagent. These provisions also are designed to reduce the vulnerability of Sagent to an unsolicited proposal for a takeover of Sagent that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Sagent. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Sagent. They may also have the effect of preventing changes in the management of Sagent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Sagent's common stock is ChaseMellon Shareholder Services L.L.C.

LISTING

     Sagent has applied to list its common stock on the Nasdaq National Market under the trading symbol "SGNT". Sagent has not applied to list its common stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering, because of contractual and legal restrictions on resale, sales of substantial amounts of common stock in the public market after the restrictions lapse could cause the prevailing market price of Sagent's common stock to fall and impede Sagent's ability to raise equity capital in the future.

     Upon completion of the offering, Sagent will have outstanding an aggregate of 23,669,377 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after December 31, 1998. Of these outstanding shares, the 5,000,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act of 1933 unless purchased by "affiliates" of Sagent as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 18,669,377 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted shares," as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption therefrom. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

     All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

     - No shares of common stock will be eligible for sale as of the effective date of the offering

     - No additional shares will be eligible for sale beginning 90 days after the effective date of the offering

     - 18,404,766 additional shares will be eligible for sale beginning 180 days after the effective date of the offering, subject in some cases to certain volume limitations

     Of the 264,611 remaining restricted shares,

     - 236,611 shares are subject to a repurchase option of Sagent in the event of termination of employment

     - 28,000 shares will not be eligible for sale pursuant to Rule 144 until the expiration of a one-year holding period in December 1999

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be affiliates of Sagent, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - One percent of the number of shares of common stock then outstanding, which will equal approximately 236,694 shares immediately after the offering or

     - The average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Sagent. Under Rule 144(k), a person who is not deemed to have been an affiliate of Sagent at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date an issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to compensatory benefit plans and contracts which meant the requirements of Rule 701. Such resales may be made commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, in reliance upon rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

     Sagent has agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Sagent intends to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under the amended 1995 stock option plan, 1998 stock option plan, 1999 employee stock purchase plan and the director option plan. Such registration statement is expected to be filed as early as the effectiveness of the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lockup period, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with Sagent or the contractual restrictions described above.

                                  UNDERWRITING

     Subject to the terms and subject to conditions contained in an underwriting
agreement dated                             , 1999, the underwriters named
below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from Sagent the respective number of shares of common stock set forth opposite their names below:

                                                              NUMBER OF
                       UNDERWRITERS:                           SHARES
                       -------------                          ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Hambrecht & Quist LLC.......................................
U.S. Bancorp Piper Jaffray Inc. ............................

                                                               -------
   Total....................................................
                                                               =======

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of legal matters concerning the offering and to condition precedents that must be satisfied by Sagent. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $     per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $     per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

     Sagent has granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional shares of common stock at the initial public offering price less underwriting discounts and commission. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

     Sagent has agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

     Each of Sagent, its executive officers, directors, stockholders and option holders has agreed not to:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock

     - Enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise

     Donaldson, Lufkin & Jenrette Securities Corporation may choose to release some of these shares from such restrictions prior to the expiration of the 180-day period lock-up period, although it has no current intention of doing so.

     In addition, during such 180-day period, Sagent has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and stockholders of Sagent have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered will be determined by negotiation among Sagent and the underwriters. The factors to be considered in determining the initial public offering price include:

     - The history of and the prospects for the industry in which Sagent competes

     - The past and present operations of Sagent

     - The historical results of operations of Sagent

     - The prospects for future earnings of Sagent

     - The recent market prices of securities of generally comparable companies

     - The general condition of the securities markets at the time of the offering

     Other than in the United States, no action has been taken by Sagent or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Sagent by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur F. Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is Secretary of Sagent. Mr. Schneiderman and investment partnerships, of which members of Wilson Sonsini Goodrich & Rosati are general partners, beneficially own an aggregate of 180,445 shares of Sagent's common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Brobeck Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 for Sagent Technology, Inc. included in this prospectus and registration statement, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets as of December 31, 1997 and 1996 and the statements of operations and retained earnings and cash flows for the two years in the period ended December 31, 1997 for Talus, Incorporated included in this prospectus and registration statement, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Sagent and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov.

     Sagent intends to furnish holders of the common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. Sagent intends to furnish such other reports as it may determine or as may be required by law.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                  SAGENT TECHNOLOGY, INC.                     PAGE
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1997 and 1998.......................   F-4
  Consolidated Statements of Stockholders' Equity as of
     December 31, 1995, 1996, 1997 and 1998.................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997 and 1998.......................   F-6
  Notes to Consolidated Financial Statements................   F-7
TALUS, INCORPORATED
  Report of Independent Accountants.........................  F-25
  Balance Sheets as of December 31, 1996 and 1997...........  F-26
  Statements of Operations and Retained Earnings for the
     years ended December 31, 1996 and 1997.................  F-27
  Statements of Cash Flows for the years ended December 31,
     1996 and 1997..........................................  F-28
  Notes to Financial Statements.............................  F-29
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Pro Forma Consolidated Financial Statements (unaudited)...  F-34
  Pro Forma Consolidated Statements of Operations for the
     year ended December 31, 1998 (unaudited)...............  F-35
  Notes to Pro Forma Consolidated Financial Statements
     (unaudited)............................................  F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Sagent Technology, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related statements of operations and stockholders' equity and cash flows present fairly, in all material respects, the financial position of Sagent Technology, Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
January 27, 1999

                            SAGENT TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     Assets

                                                                         PRO FORMA
                                                                       STOCKHOLDERS'
                                                 AS OF DECEMBER 31,    EQUITY AS OF
                                                 -------------------   DECEMBER 31,
                                                   1997       1998         1998
                                                 --------   --------   -------------
CURRENT ASSETS:
  Cash and cash equivalents....................  $  3,813   $  3,093
  Accounts receivable, net of allowance for
     doubtful accounts of $450 in 1997 and $508
     in 1998...................................     1,603      5,376
  Prepaid assets...............................       220        832
                                                 --------   --------
     Total current assets......................     5,636      9,301
  Property and equipment, net..................     1,396      3,044
  Other assets.................................       153        851
                                                 --------   --------
     Total assets..............................  $  7,185   $ 13,196
                                                 ========   ========

                        Liabilities and Stockholders' Equity
CURRENT LIABILITIES:
  Accounts payable.............................  $    512   $  1,478
  Accrued liabilities..........................     1,383      4,216
  Deferred revenue.............................     1,077      1,304
  Current portion of capital lease
     obligations...............................       463      1,181
                                                 --------   --------
     Total current liabilities.................     3,435      8,179
  Long-term portion of capital lease
     obligations...............................       627      3,346
                                                 --------   --------
     Total liabilities.........................     4,062     11,525
                                                 --------   --------
  Commitments and contingencies (Note 5)

STOCKHOLDERS' EQUITY:
  Convertible preferred stock, par value $.001
     per share:
     Authorized: 13,056 shares in 1997 and
       15,556 in 1998;
     Issued and outstanding: 12,390 shares in
       1997 and 14,544 shares in 1998 and no
       pro forma shares (unaudited)
       (Liquidation value of $29,554 at
       December 31, 1998)......................        12         15     $     --
  Common stock, par value $.001 per share:
     Authorized: 20,000 shares in 1997 and
       25,000 shares in 1998;
     Issued and outstanding: 3,249 shares in
       1997, 4,125 shares in 1998 and 18,669
       pro forma shares (unaudited)............         3          4           19
  Additional paid-in capital...................    18,033     30,699       30,699
  Notes receivable from stockholder............                 (522)        (522)
  Cumulative translation adjustment............                  101          101
  Accumulated deficit..........................   (14,925)   (28,626)     (28,626)
                                                 --------   --------     --------
     Total stockholders' equity................     3,123      1,671     $  1,671
                                                 --------   --------     ========
     Total liabilities and stockholders'
       equity..................................  $  7,185   $ 13,196
                                                 ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                   1996       1997        1998
                                                  -------    -------    --------
REVENUES, NET:
  Licenses......................................  $   240    $ 5,728    $ 10,459
  Services......................................       39      1,350       6,584
                                                  -------    -------    --------
     Total revenues, net........................      279      7,078      17,043
                                                  -------    -------    --------
COST OF REVENUES:
  Licenses......................................      120        194         143
  Services......................................      127        679       4,923
                                                  -------    -------    --------
     Total cost of revenues.....................      247        873       5,066
                                                  -------    -------    --------
Gross profit....................................       32      6,205      11,977
                                                  -------    -------    --------
OPERATING EXPENSES:
  Sales and marketing...........................    2,727      5,929      12,037
  Research and development......................    3,425      4,969       6,013
  General and administrative....................    1,111      2,215       5,186
  Acquired in-process technology (Note 7).......                           2,425
                                                  -------    -------    --------
     Total operating expenses...................    7,263     13,113      25,661
                                                  -------    -------    --------
Loss from operations............................   (7,231)    (6,908)    (13,684)
Interest expense................................      (65)      (191)       (207)
Other income....................................      257        199         190
                                                  -------    -------    --------
Net loss........................................  $(7,039)   $(6,900)   $(13,701)
                                                  =======    =======    ========
Historical basic net loss per share.............  $ (2.67)   $ (2.41)   $  (3.47)
                                                  =======    =======    ========
Historical diluted net loss per share...........  $ (2.67)   $ (2.41)   $  (3.68)
                                                  =======    =======    ========
Number of shares used in calculation of
  historical basic net loss per share...........    2,637      2,860       3,951
Number of shares used in calculation of
  historical diluted net loss per share.........    2,637      2,860       3,722
Pro forma net loss per share, basic
  (unaudited)...................................                        $  (0.74)
                                                                        ========
Pro forma net loss per share, diluted
  (unaudited)...................................                        $  (0.75)
                                                                        ========
Shares used in computing pro forma net loss per
  share, basic (unaudited)......................                          18,495
Shares used in computing pro forma net loss per
  share, diluted (unaudited)....................                          18,266

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            CONVERTIBLE
                                          PREFERRED STOCK    COMMON STOCK     ADDITIONAL   CUMULATIVE    STOCKHOLDERS
                                          ---------------   ---------------    PAID-IN     TRANSLATION       NOTE       ACCUMULATED
                                          SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     ADJUSTMENT     RECEIVABLE      DEFICIT
                                          ------   ------   ------   ------   ----------   -----------   ------------   -----------
BALANCES, DECEMBER 31, 1995.............   8,122    $ 8     2,625      $2      $ 6,136        $             $            $   (986)
  Issuance of common stock at $.09
    per share...........................                       13                    1
  Issuance of Series C preferred stock
    at $2.50 per share for cash, net of
    issuance costs of $16...............   2,616      3                          6,525
  Repurchase of common stock at $.045
    per share...........................                      (18)                  (1)
  Stock options exercised...............                       14                    1
  Net loss..............................                                                                                   (7,039)
                                          ------    ---     -----      --      -------        ----          -----        --------
BALANCES, DECEMBER 31, 1996.............  10,738     11     2,634       2       12,662          --             --          (8,025)
  Issuance of Series C preferred stock
    at $2.50 per share for cash.........      79                                   198
  Issuance of Series D preferred stock
    at $3.18 per share for cash, net of
    issuance costs of $15...............   1,573      1                          4,983
  Stock options exercised...............                      615       1           67
  Issuance of Series C preferred stock
    warrant.............................                                            23
  Issuance of common stock warrant......                                           100
  Net loss..............................                                                                                   (6,900)
                                          ------    ---     -----      --      -------        ----          -----        --------
BALANCES, DECEMBER 31, 1997.............  12,390     12     3,249       3       18,033          --             --         (14,925)
  Issuance of Series D preferred stock
    at $3.18 per share for cash, net of
    issuance costs of $13...............      45                                   132
  Issuance of Series E preferred stock
    at $5.40 per share for cash, net of
    issuance costs of $7................   1,896      3                         10,225
  Issuance of Series E preferred stock
    at $5.40 per share in connection
    with Talus, Incorporated
    Acquisition, net of issuance costs
    of $1...............................     259                                 1,400
  Stock options exercised...............                      715       1          235
  Repurchase of Series C preferred stock
    at $2.50 per share..................     (40)                                 (100)
  Repurchase of Series D preferred stock
    at $3.18 per share..................      (6)                                  (18)
  Repurchase of common stock............                      (57)                 (20)
  Issuance of Series E preferred stock
    warrant.............................                                            18
  Issuance of common stock warrants.....                                            96
  Exercise of common stock options at
    $5.50 per share.....................                       10                   55
  Cumulative translation adjustment.....                                                       101
  Issuance of notes receivable for
    common stock........................                      180                  522                       (522)
  Exercise of stock purchase right......                       28                  121
  Net loss..............................                                                                                  (13,701)
                                          ------    ---     -----      --      -------        ----          -----        --------
BALANCES, DECEMBER 31, 1998.............  14,544    $15     4,125      $4      $30,699        $101          $(522)       $(28,626)
                                          ======    ===     =====      ==      =======        ====          =====        ========


                                          STOCKHOLDERS'
                                             EQUITY
                                          -------------
BALANCES, DECEMBER 31, 1995.............    $  5,160
  Issuance of common stock at $.09
    per share...........................           1
  Issuance of Series C preferred stock
    at $2.50 per share for cash, net of
    issuance costs of $16...............       6,527
  Repurchase of common stock at $.045
    per share...........................          (1)
  Stock options exercised...............           1
  Net loss..............................      (7,039)
                                            --------
BALANCES, DECEMBER 31, 1996.............       4,649
  Issuance of Series C preferred stock
    at $2.50 per share for cash.........         198
  Issuance of Series D preferred stock
    at $3.18 per share for cash, net of
    issuance costs of $15...............       4,984
  Stock options exercised...............          68
  Issuance of Series C preferred stock
    warrant.............................          23
  Issuance of common stock warrant......         100
  Net loss..............................      (6,899)
                                            --------
BALANCES, DECEMBER 31, 1997.............       3,123
  Issuance of Series D preferred stock
    at $3.18 per share for cash, net of
    issuance costs of $13...............         132
  Issuance of Series E preferred stock
    at $5.40 per share for cash, net of
    issuance costs of $7................      10,228
  Issuance of Series E preferred stock
    at $5.40 per share in connection
    with Talus, Incorporated
    Acquisition, net of issuance costs
    of $1...............................       1,400
  Stock options exercised...............         236
  Repurchase of Series C preferred stock
    at $2.50 per share..................        (100)
  Repurchase of Series D preferred stock
    at $3.18 per share..................         (18)
  Repurchase of common stock............         (20)
  Issuance of Series E preferred stock
    warrant.............................          18
  Issuance of common stock warrants.....          96
  Exercise of common stock options at
    $5.50 per share.....................          55
  Cumulative translation adjustment.....         101
  Issuance of notes receivable for
    common stock........................          --
  Exercise of stock purchase right......         121
  Net loss..............................     (13,701)
                                            --------
BALANCES, DECEMBER 31, 1998.............    $  1,671
                                            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         YEARS ENDED DECEMBER 31,
                                                      ------------------------------
                                                       1996       1997        1998
                                                      -------    -------    --------
CASH FLOWS FROM OPERATIONS:
  Net loss..........................................  $(7,039)   $(6,900)   $(13,701)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Acquired in-process technology.................       --         --       2,425
     Depreciation and amortization..................      268        835       1,445
     Fair value of stock warrants issued............                 123         114
     Change in operating assets and liabilities, net
       of acquisition:
       Accounts receivable..........................     (152)    (1,451)     (3,773)
       Prepaid assets...............................      (67)       (99)       (550)
       Other assets.................................     (105)        16      (1,011)
       Accounts payable.............................      513        (72)        966
       Accrued liabilities..........................      221      1,136       2,833
       Deferred revenue.............................       51      1,027         227
                                                      -------    -------    --------
Net cash used in operating activities...............   (6,310)    (5,385)    (11,025)
                                                      -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturity of restricted investments................       26        150          --
  Purchase of restricted investments................     (150)                    --
  Purchase of property and equipment................   (1,143)    (1,072)     (1,170)
  Acquisition of Talus, Incorporated................       --         --      (2,696)
                                                      -------    -------    --------
Net cash used in investing activities...............   (1,267)      (922)     (3,866)
                                                      -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital lease financings............      738        650       4,103
  Payments of principal under capital lease
     obligations....................................     (139)      (356)       (666)
  Proceeds from issuance of preferred stock, net of
     issuance costs.................................    6,527      5,183      10,360
  Repurchase of common stock........................       (1)        --         (20)
  Repurchase of preferred stock.....................       --         --        (118)
  Proceeds from issuance of common stock............        2         68         411
                                                      -------    -------    --------
Net cash provided by financing activities...........    7,127      5,545      14,070
     Effect of exchange rate changes in cash........       --         --         101
                                                      -------    -------    --------
Net decrease in cash and cash equivalents...........     (450)      (762)       (720)
Cash and cash equivalents, beginning of year........    5,025      4,575       3,813
                                                      -------    -------    --------
Cash and cash equivalents, end of year..............  $ 4,575    $ 3,813    $  3,093
                                                      =======    =======    ========
Supplemental disclosure of cash flow information:
  Cash payments for interest........................  $    65    $   184    $    191
Supplemental non-cash financing activities:
  Issuance of preferred stock warrants..............       --         23          18
  Issuance of common stock warrants.................       --        100          96
  Issuance of common stock for notes and interest
     receivable.....................................       --         --         522
Liabilities assumed in connection with acquisition
  of Talus, Incorporated:
  Fair value of assets acquired.....................                           3,526
  Cash paid.........................................                          (1,170)
  Preferred stock issued............................                          (1,400)
                                                                            --------
     Liabilities assumed............................                        $    956
                                                                            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 1. FORMATION AND BUSINESS OF SAGENT

     Sagent Technology, Inc. develops, markets and supports software designed to address organizations' information access, analysis and delivery needs.

     Sagent was incorporated under the laws of the State of California in April 1995 under the name of Savant Software, Inc. In June 1995, Sagent changed its name to Sagent Technology, Inc. Sagent was reincorporated under the laws of the State of Delaware in September 1998.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Sagent Technology, Inc. and its wholly-owned subsidiaries, Sagent Technology Japan KK and Sagent Technology (Canada), Inc. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

     The functional currency of Sagent's subsidiaries is the local currency. Accordingly, Sagent applies the current rate method to translate the subsidiaries' financial statements into U.S. dollars. Translation adjustments are included as a separate component of stockholders' equity in the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

     Sagent considers all highly liquid investments with an original or remaining maturity of three months or less at the time of purchase to be cash equivalents.

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

     Sagent operates in one segment and its revenue is attributable to the sale of one product line and related maintenance, consulting and training services. Sagent's future success will depend upon its ability to continue to improve its product and to develop new products to meet diverse and evolving customer demands.

     Financial instruments which potentially subject Sagent to concentrations of credit risk consist primarily of temporary cash investments, including money market accounts. Sagent places its temporary cash investments with two major financial institutions. Sagent maintains allowances for potential credit losses and such losses to date have been within

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

management's expectations. There were no customers with balances due to Sagent in excess of 10% of aggregate accounts receivable at December 31, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts of certain of Sagent's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to Sagent for loans with similar terms, the carrying value of capital lease obligations approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally two to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term. Gains and losses upon asset disposal are taken into income in the year of disposition.

REVENUE RECOGNITION

     Sagent's revenues are derived from two sources, product license revenues and service revenues. License revenues are derived from product sales to end users, resellers and distributors and enterprise application vendors as well as royalties from enterprise application vendors. For enterprise application vendors, Sagent receives quarterly reports from these vendors on sell-through of Sagent products to end users. The reports also indicate the amount of royalty revenue the enterprise application vendor owes to Sagent. License revenues are based upon the number and capacity of servers on which a product is installed, as well as on a per user basis. Service revenues are derived from providing consulting and training, maintenance and support services to end users.

     Sagent recognizes revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, "Software Revenue Recognition." License revenues from sales to end users are recognized upon shipment of the product, if a signed contract exists, the fee is fixed and determinable and collection is deemed probable. If an acceptance period is provided, revenue is recognized upon the earlier of customer acceptance or the expiration of that period. Sagent recognizes royalty as revenues based on an enterprise application vendor's sell-through of Sagent's products. Fees for services are charged separately from licenses. Service revenues from consulting and training are recognized upon completion of the work to be performed. Revenues from maintenance and support agreements which includes product updates are deferred and recognized on a straight-line basis as service revenues over the term of the related agreement, which is typically one year.

     Sagent performs ongoing credit evaluations of its customers' financial condition and does not require collateral. Sagent maintains allowances for potential credit losses and the amount of such losses have been within management's expectations.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

ADVERTISING

     Sagent expenses advertising costs as incurred. Advertising costs amounted to $137, $50, and $532 for 1996, 1997 and 1998, respectively.

INCOME TAXES

     Sagent accounts for income taxes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not the deferred tax asset will not be realized.

STOCK-BASED COMPENSATION

     In 1997, Sagent adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (See Note 9). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of Sagent's common stock and the exercise price. Additionally, pursuant to SFAS No. 123, stock issued to non-employees is accounted for at the fair value of the equity instruments issued, or at the fair value of the consideration received, whichever is more reliably measurable.

RESEARCH AND DEVELOPMENT EXPENSES

     Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completing a working model of Sagent's products and general release have substantially coincided. As a result, Sagent has not capitalized any software development costs.

RECLASSIFICATION

     Sagent has reclassified the presentation of certain prior year information to conform to the current year presentation. These changes had no effect on previously reported financial position or results of operations.

NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

     Sagent computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," and Securities and Exchange Commission Staff Accounting Bulletin No. 98. Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Pro forma net loss per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from preferred stock that will automatically convert upon the closing of Sagent's initial public offering, under the as-if-converted method. Upon consummation of the offering, all of the convertible preferred stock outstanding, as of the closing date will automatically be converted into an aggregate of approximately 14,544 shares of common stock based on the shares of convertible preferred stock outstanding at December 31, 1998. Unaudited pro forma stockholders' equity at December 31, 1998, as adjusted for the conversion of preferred stock, is disclosed on the balance sheet.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     A reconciliation of shares used in the calculation of historical and pro forma basic and diluted net loss per share follows:

                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                   1996       1997        1998
                                                  -------    -------    --------
     HISTORICAL NET LOSS PER SHARE, BASIC AND
       DILUTED:
       Net loss.................................  $(7,039)   $(6,900)   $(13,701)
                                                  =======    =======    ========
       Shares used in computing net loss per
          share, basic..........................    2,637      2,860       3,951
                                                  =======    =======    ========
       Net loss per share, basic................  $ (2.67)   $ (2.41)   $  (3.47)
                                                  =======    =======    ========
       Shares used in computing net loss per
          share, diluted........................    2,637      2,860       3,722
                                                  =======    =======    ========
       Net loss per share, diluted..............  $ (2,67)   $ (2,41)   $  (3.68)
                                                  =======    =======    ========
       Antidilutive securities including
          options, warrants and preferred stock
          not included in historical net loss
          per share calculations................   12,006     14,350      17,055
                                                  =======    =======    ========
     PRO FORMA NET LOSS PER SHARE:
       Net loss.................................                        $(13,701)
                                                                        ========
       Shares used in computing net loss per
          share, basic and diluted..............                           3,951
       Adjustment to reflect assumed conversion
          of convertible preferred stock........                          14,544
                                                                        --------
       Shares used in computing pro forma net
          loss per share, basic.................                          18,495
       Adjustment to reflect share subject to
          repurchase............................                            (335)
       Adjustment to reflect reverse treasury
          stock method..........................                             106
                                                                        --------
       Shares used in computing pro forma net
          loss per share, diluted...............                          18,266
                                                                        ========
       Pro forma net loss per share, basic
          (unaudited)...........................                        $  (0.74)
                                                                        ========
       Pro forma net loss per share, diluted
          (unaudited)...........................                        $  (0.75)
                                                                        ========

RECENT ACCOUNTING PRONOUNCEMENTS

     The American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use" which provides guidance on accounting for the cost of computer software developed or obtained for internal use. Statement of Position No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Sagent does not expect that the adoption of Statement of Position No. 98-1 will have a material impact on its financial statements.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between Sagent's net loss and its total comprehensive loss for the years ended December 31, 1996 and 1997. The only component of comprehensive income for the year ended December 31, 1998 related to a cumulative translation adjustment and amounted to $101.

     During June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" SFAS No. 131 replaces SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" and changes the way the public companies report segment information. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and has been adopted by Sagent for the year ending December 31, 1998. Sagent markets and sells its services primarily in North America and operates in one business segment.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, Statement of Position 98-5 is effective for fiscal years beginning after December 15, 1998. Sagent believes the adoption of Statement of Position 98-5 will not have a material impact on its results of operations.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                    AS OF DECEMBER 31,
                                                   --------------------
                                                    1997         1998
                                                   -------      -------
Office equipment.................................  $   612      $ 2,166
Computer software and equipment..................    1,847        2,996
Leasehold improvements...........................       73           83
                                                   -------      -------
                                                     2,532        5,245
Less accumulated depreciation and amortization...   (1,136)      (2,201)
                                                   -------      -------
                                                   $ 1,396      $ 3,044
                                                   =======      =======

     Property and equipment under capital leases consist of the following:

                                                      AS OF DECEMBER 31,
                                                      -------------------
                                                       1997        1998
                                                      -------    --------
Computer equipment..................................  $1,594     $ 2,208
Office equipment....................................     447       1,527
                                                      ------     -------
                                                       2,041       3,735
Less accumulated amortization.......................    (811)     (1,662)
                                                      ------     -------
                                                      $1,230     $ 2,073
                                                      ======     =======

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 4. ACCRUED LIABILITIES

     Accrued liabilities consists of the following:

                                                       AS OF DECEMBER 31,
                                                       ------------------
                                                        1997       1998
                                                       -------    -------
Accrued employee compensation........................  $  530     $1,198
Sales returns and allowances.........................      --        830
Accrued taxes........................................      --        622
Accrued other........................................     853      1,566
                                                       ------     ------
                                                       $1,383     $4,216
                                                       ======     ======

 5. COMMITMENTS AND CONTINGENCIES

     Sagent has entered into a line of credit with a leasing company and a bank. See Note 6 of Notes to Consolidated Financial Statements. The capital lease obligations, which expire through January 2002 are collateralized by the related assets. Under the terms of the capital lease obligations, Sagent is responsible for taxes, insurance and maintenance costs. Sagent also leases various facilities under noncancelable operating leases expiring through August 2003. Future minimum lease payments under these leases at December 31, 1998, are as follows:

                                                      OPERATING     CAPITAL
                                                       LEASES       LEASES
                                                     -----------    -------
1999...............................................    $1,771       $1,404
2000...............................................     1,623        2,831
2001...............................................     1,491          628
2002...............................................     1,536            8
2003...............................................     1,312           --
                                                       ------       ------
Total minimum lease payments.......................    $7,733        4,871
                                                       ======
Less amount representing interest..................                   (344)
                                                                    ------
Present value of minimum lease payments............                  4,527
Current portion....................................                  1,181
                                                                    ------
                                                                    $3,346
                                                                    ======

     Rent expense for the years ended December 31, 1996, 1997, and 1998 was $241, $606, and $1,112, respectively.


     From time to time, Sagent may be involved in litigation relating to claims arising out of its ordinary course of business. Sagent believes that there are no claims or actions pending or threatened against Sagent, the ultimate disposition of which would have a material impact on Sagent's financial position or results of operations.


 6. LINE OF CREDIT

     During 1997, Sagent entered into a loan and security agreement with a bank under which Sagent can borrow up to an aggregate amount of $4.8 million as at December 31, 1998. The agreement is used to finance various leased assets and (see also Note 3) includes a revolving line of credit for up to $2 million and an equipment line of credit for up to $2.8 million. Both lines are collateralized by all assets of Sagent, including

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

receivables, equipment and intellectual property. Effective January 1999 Sagent can borrow up to an aggregate amount of $7.2 million which includes a revolving line of credit of up to $4.0 million and an equipment line of credit of up to $3.2 million.

     The revolving credit line consists of advances against eligible accounts receivable in an aggregate amount not to exceed the lesser of, the committed revolving line or the borrowing base, less any outstanding letters of credit. Advances against the revolving line bear interest at the bank's prime rate, 7.75% at December 31, 1998, and are due no later than January 15, 2000. During 1998 advances totaled $1.75 million.

     The equipment line of credit consists of advances for the acquisition of equipment through May 5, 1999. Each advance bears interest at the bank's prime rate, 7.75% at December 31, 1998, and is due in 36 monthly principal and interest payments. The equipment line matures on May 7, 2002.

     Under these agreements, Sagent is required to comply with certain covenants, among which are minimum quick ratios, debt to net worth ratios, tangible net worth ratios and profitability. As of December 31, 1998, Sagent was not in compliance with certain of these covenants. Subsequent to December 31, 1998, the loan and security agreement was amended to waive the aforementioned covenant violations through the period ending December 31, 1998.

 7. ACQUISITION OF BUSINESS

     In February 1998, Sagent acquired Talus, Incorporated for cash of approximately $1.2 million, 259 shares of preferred stock amounting to $1.4 million and the assumption of certain liabilities for an aggregate purchase price of $3.5 million. Sagent accounted for the acquisition under the purchase method and, accordingly, the purchase price was allocated to the fair value of tangible and intangible assets acquired and liabilities assumed.

     Sagent has allocated approximately $2.4 million of the purchase price to acquired in-process technology. Prior to the acquisition, Talus was in the process of developing analytical software applications to complement its design and implementation business. These projects are unique and complex because they integrate the industry knowledge of Talus' consultants with advanced data mart and business intelligence software to develop analytical software applications for specific industries. These analytical software applications allow organizations to model decision processes unique to their industry, such as decisions on products, sales and distribution channels, and customers. The method used to estimate the fair value of the analytical software applications under development was a discounted cash flow model, similar to the traditional income approach, adjusted for cost to complete and stage of completion. The analytical software applications under development had not reached technological feasibility as of the acquisition date and there was no alternative future use for this technology. The classification of analytical software applications as under development was made in accordance with the guidelines of SFAS 2, "Accounting for Research and Development Costs," SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," and FIN 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, an Interpretation of FASB Statement No. 2." Sagent anticipates that these analytical software applications can be sold on a stand alone basis with implementation assistance.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The determination of the acquired in-process technology allocation was based upon recently issued guidance issued by the Securities and Exchange Commission to the AICPA SEC Regulations Committee and considered such factors as degree of completion, technological uncertainties, costs incurred and projected costs to complete. The value assigned to the acquired workforce was based on the cost to recreate the assembled work force. The allocation of the purchase price resulted in additional intangible assets, primarily non-compete agreements and the value of an assembled workforce of $587, which has been capitalized and is being amortized on a straight line basis over six months to three years. Amortization expense for the year ended December 31, 1998 was $102.

     As of the date of acquisition, the Talus, Incorporated development projects consisted of ongoing research and development efforts on four analytical software applications for manufacturing, food service and hospitality, and high technology. Based on management's estimates, the remaining research and development efforts relating to the completion of the technology were expected to be completed during 1999 through 2000, with initial revenue expected in 1999. Accordingly, the cost to complete the in-process technology was estimated based on the number of man months required to reach technological feasibility for the technology, the type of professional and engineering staff involved in the completion process and their fully burdened months' salaries.

     The allocation of Sagent's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition were based primarily on estimates by independent appraisers of fair values. The allocation is summarized below:

                                              TALUS, INCORPORATED
                                              -------------------
Acquired in-process technology............          $2,425
Current assets............................             494
Other intangibles.........................             587
Other assets..............................              11
Goodwill..................................               9
                                                    ------
  Total purchase price....................          $3,526
                                                    ======

     The excess of the purchase price over the fair value of the net tangibles and identifiable intangible assets acquired has been recorded as goodwill, which is being amortized on a straight-line basis over a period of three years.

 8. CONVERTIBLE PREFERRED STOCK

     Holders of Series A, B, C, D and E preferred stock are entitled to preferential noncumulative dividends at the rate of $0.04, $0.07, $0.20, $0.25 and $0.43 per share, respectively, if and when declared by the board of directors. No dividends have been declared as of December 31, 1998. The holders of Series A, B, C, D and E preferred stock have liquidation preferences of $0.45, $0.90, $2.50, $3.18 and $5.40 per share, respectively, plus an amount equal to all declared but unpaid dividends. In the event of liquidation, if the assets of Sagent are insufficient to pay the entirety of such amounts to the preferred stockholders, the assets shall be distributed ratably among the preferred stockholders in proportion to their preferential amounts. Preferred stockholders are entitled to one vote for each share of common stock into which their preferred stock is convertible. After payment

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

to the preferred stockholders of the full preferential amounts specified above, the remaining assets will be distributed ratably among the holders of the common stock.

     At the option of the holder, and at any time after the date of issuance of such share, each share of Series A, B, C, D and E preferred stock is convertible on a one-for-one basis into shares of common stock subject to adjustment for stock splits and certain dilutive issuances of securities. The shares will automatically convert into common stock upon the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, with minimum proceeds of $10.0 million. As of December 31, 1998, Sagent has reserved 14,544 shares of its common stock in the event of conversion of all preferred stock. The holders of preferred stock have certain registration rights.

     At December 31, 1998, preferred stock consists of the following:

                                                                          COMMON
                                          SHARES                          STOCK
                             SHARES     ISSUED AND                     RESERVED FOR   LIQUIDATION
           SERIES          AUTHORIZED   OUTSTANDING   PROCEEDS (NET)    CONVERSION       VALUE
           ------          ----------   -----------   --------------   ------------   -----------
      A..................     2,800        2,567         $ 1,138           2,567        $ 1,155
      B..................     5,656        5,555           4,981           5,555          5,000
      C..................     2,800        2,655           6,625           2,655          6,637
      D..................     1,800        1,612           5,100           1,612          5,127
      E..................     2,500        2,155          11,627           2,155         11,635
                             ------       ------         -------          ------        -------
                             15,556       14,544         $29,471          14,544        $29,554
                             ======       ======         =======          ======        =======

 9. RESTRICTED STOCK PURCHASE AGREEMENT:

     Sagent has sold shares of its common stock to founders and employees of Sagent under agreements which provide for repurchase of the shares by Sagent at the stock's original purchase price upon termination of employment of such persons. Sagent's right to repurchase shares generally lapses as to 1/48 of the total shares on the date of purchase and 1/48 on the first day of each subsequent month thereafter until the founder or employee is fully vested. At December 31, 1998, 335 shares of common stock were subject to repurchase.

10. STOCK OPTION PLAN:

     Under the 1995 stock option plan, Sagent initially reserved 1,200 shares of common stock for issuance to employees, officers, directors and consultants of Sagent. Sagent amended the 1995 stock option plan in 1996, 1997 and 1998 to increase the number of shares reserved under the 1995 stock option plan to, in the aggregate, 1,800 shares, 2,800 shares and 3,276 shares, respectively.

     Under the terms of the 1995 stock option plan, incentive stock options may be granted at prices not lower than fair market value at the date of grant, while nonqualified options may be granted at prices not lower than 85.0% of fair market value at the date of grant, each as determined by the board of directors. However, if an employee or other person who, at the time of the grant of such stock option, owns stock representing more than 10.0% of the voting power of all classes of stock in Sagent, the exercise price may be

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

no less than 110% of the fair market value per share on the date of grant. Options granted under the 1995 stock option plan are exercisable immediately, conditioned upon the optionee entering into a restricted stock purchase agreement, and generally vest to the extent of 25.0% of the shares granted 12 months from the vesting commencement date and the remainder to the extent of 1/48 of the options granted each month thereafter, such that all options granted will be vested four years from the vesting commencement date. Options granted expire 10 years from the date of grant.

     In December 1998, the board of directors approved the 1998 stock option plan which authorized 2,440 shares of common stock as available for issuance to employees, officers, directors and consultants of Sagent.

     Under the terms of the 1998 stock option plan, incentive options may be granted at prices not lower than fair market value at the date of grant, while nonqualified options may be granted at prices as determined by the administrator at the date of grant. However, if an employee or other person who, at the time of the grant of such stock option, owns stock representing more than 10.0% of the voting power of all classes of stock in Sagent, the exercise price may be no less than 110% of the fair market value per share on the date of grant. In the case of nonqualified options intended to qualify as performance-based compensation, the exercise price shall be no less than 100% of fair market value on the date of grant.

     Options granted under the 1998 stock option plan are generally exercisable one year after the vesting commencement date. Upon exercise of an option, the optionee shall enter into a restricted stock purchase agreement. Options generally vest to the extent of 25% of the shares granted 12 months from the vesting commencement date and the remainder to the extent of 1/48 of the shares granted each month thereafter, such that all options granted will be vested four years from the vesting commencement date. Options generally expire 10 years from the date of grant.

     Upon adoption of the 1998 stock option plan, the board of directors approved the cessation of grants under the 1995 stock option plan and determined that all shares of common stock then reserved under the 1995 stock option plan for the future grant of stock options were no longer reserved for issuance.

     At December 31, 1998, 1,158 shares were no longer subject to repurchase. Of the stock options exercised, 879 shares were no longer subject to repurchase.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes activity under the amended 1995 stock option plan and 1998 stock option plan for the years ended December 31, 1996, 1997 and 1998:

                                                                                WEIGHTED
                                                                    AGGREGATE   AVERAGE
                                       NUMBER OF   EXERCISE PRICE   EXERCISE    EXERCISE
                                        SHARES       PER SHARE        PRICE      PRICE
                                       ---------   --------------   ---------   --------
Options outstanding at January 1,
  1996...............................      625     $0.05 - $0.09     $    35     $0.06
  Options granted under the amended
     1995 stock option plan..........      558      0.09 -  0.25          72      0.13
  Options canceled under the amended
     1995 stock option plan..........      (13)     0.09 -  0.25          (2)     0.13
  Options exercised under the amended
     1995 stock option plan..........      (14)        0.05               (1)     0.05
                                         -----     -------------     -------     -----
Options outstanding at December 31,
  1996...............................    1,156      0.05 -  0.25         104      0.09
  Options granted under the amended
     1995 stock option plan..........    1,280      0.25 -  2.80       2,309      1.80
  Options canceled under the amended
     1995 stock option plan..........     (146)     0.09 -  2.50         (32)     0.22
  Options exercised under the amended
     1995 stock option plan..........     (535)     0.05 -  0.50         (47)     0.09
                                         -----     -------------     -------     -----
Options outstanding at December 31,
  1997...............................    1,755      0.05 -  2.80       2,334      1.33
  Options granted under the amended
     1995 stock option plan..........    1,148      2.90 -  6.50       5,094      4.43
  Options granted under the 1998
     stock option plan...............      219         7.00            1,532      7.00
  Options canceled under the amended
     1995 stock option plan..........     (182)     0.09 -  5.50        (418)     2.30
  Options exercised under the amended
     1995 stock option plan..........     (665)     0.05 -  5.50        (737)     1.11
                                         -----     -------------     -------     -----
Options outstanding at December 31,
  1998...............................    2,275     $0.05 - $7.00     $ 7,805     $3.43
                                         =====     =============     =======     =====

     At December 31, 1997 and 1998, 496 shares and 2,221 shares, respectively, remained available for issuance.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                         OPTIONS OUTSTANDING
                -------------------------------------    OPTIONS EXERCISABLE
                                WEIGHTED                ----------------------
                                AVERAGE      WEIGHTED                 WEIGHTED
                  NUMBER       REMAINING     AVERAGE      NUMBER      AVERAGE
   RANGE OF      OF SHARES    CONTRACTUAL    EXERCISE    OF SHARES    EXERCISE
EXERCISE PRICE  OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------------  -----------   ------------   --------   -----------   --------
$0.04 - $0.09        259          7.01        $ 0.07         259       $ 0.07
 0.25 -  0.50        112          7.87          0.27         112         0.27
 2.00 -  4.60      1,448          8.96          3.34       1,448         3.34
 5.50 -  7.00        456          9.85          6.42         237         5.89
                   -----                                   -----
$0.04 - $7.00      2,275                                   2,056
                   =====                                   =====

     The following information concerning Sagent's stock option plans is provided in accordance with SFAS No. 123. Sagent accounts for such plans in accordance with APB No. 25.

     The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                             YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                              1997             1998
                                          -------------    -------------
Risk-free interest rate.................  5.31% - 6.54%    5.14% - 5.94%
Expected life...........................     4 years          4 years
Dividends...............................       --               --

     The weighted average fair value per option granted in 1996, 1997 and 1998 was $0.15, $1.20 and $4.94, respectively.

     The following pro forma net loss and net loss per share information has been prepared as if Sagent had followed the provisions of SFAS No. 123:

                                             YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                           1996       1997        1998
                                          -------    -------    --------
Net loss:
  As reported...........................  $(7,039)   $(6,900)   $(13,701)
  Pro forma.............................   (7,042)    (6,940)    (13,999)
Basic and diluted net loss per share:
  As reported...........................  $ (2.67)   $ (2.41)   $  (3.47)
  Pro forma.............................    (2.67)     (2.43)      (3.54)
Diluted net loss per share:
  As reported...........................  $ (2.67)   $ (2.41)   $  (3.68)
  Pro forma.............................    (2.67)     (2.43)      (3.76)

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

11. NON-PLAN STOCK OPTIONS:

     During 1996, Sagent granted options to purchase 268,255 shares to an officer of Sagent outside of the amended 1995 stock option plan. These options are exercisable at $0.09 per share and vest at the rate of 1/48 per month over a four-year period. In addition, these options have certain accelerated vesting requirements in the event of a change of control in Sagent, as defined in the option grant agreement.

     At December 31, 1998 and 1997, 38,255 and 268,255 shares of common stock, respectively, were reserved for the exercise of non-plan stock options.

     At December 31, 1998, of the non-plan stock options exercised, 45,575 shares are subject to repurchase.

     The following table summarizes activity under the non-plan stock options for the years ended December 31, 1996, 1997 and 1998:

                                                                               WEIGHTED
                                                       EXERCISE    AGGREGATE   AVERAGE
                                           NUMBER OF     PRICE     EXERCISE    EXERCISE
                                            SHARES     PER SHARE     PRICE      PRICE
                                           ---------   ---------   ---------   --------
    Options outstanding at January 1,
      1996...............................      --           --         --          --
      Options granted....................     268        $0.09       $ 24       $0.09
                                             ----        -----       ----       -----
    Options outstanding and exercisable
      at December 31, 1996...............     268         0.09         24        0.09
                                             ----        -----       ----       -----
    Options outstanding and exercisable
      at December 31, 1997...............     268         0.09         24        0.09
      Options exercised..................    (230)        0.09        (21)       0.09
                                             ----        -----       ----       -----
    Options outstanding and exercisable
      at December 31, 1998...............      38        $0.09       $  3       $0.09
                                             ====        =====       ====       =====

     At December 31, 1998, the remaining contractual life of these options was
7.2 years.

     Sagent accounts for the fair value of its non-plan stock option grants in accordance with APB 25. Accordingly, no compensation expense has been recognized for these non-plan stock options.

     The fair value of the options is estimated using the minimum value option pricing method allowable for non-public companies and using the following assumptions; dividend yield of 0.0%, volatility of 0.0%, risk-free interest rate of 6.45% at the date of grant, and an expected term of four years.

12. STOCKHOLDER NOTES RECEIVABLE

     Stockholder notes receivable represents amounts due from a stockholder in exchange for the issuance of common stock together with interest. The notes bear interest at a rate of 5.47% and are due February 1, 2001 but may be repaid earlier. The notes are collateralized by a pledge of a portion of the underlying common stock issued.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

13. WARRANTS

     In connection with equipment leasing activity under a master lease agreement with a leasing company, Sagent has issued warrants to the leasing company to purchase up to 42 shares of Series A preferred stock at a price of $0.45 per share, 61 shares of Series B preferred stock at a price of $0.90 per share and 22 shares of Series C preferred stock at a price of $2.50 per share. Each warrant has a seven year life and can be exercised at any time prior to expiration, except that the warrants will immediately expire on the effective date of an initial public offering if not exercised. The estimate fair value of these warrants of $23 has been recorded as debt issuance costs.

     In connection with a reseller and technology license agreement with another software company, Sagent issued a warrant to purchase up to 70 shares of Sagent's common stock. The warrant can be exercised at any time prior to expiration. The exercise price will be equal to $7.20 per share. The warrant expires on December 22, 2002. The estimate fair value of the warrant of $100 has been recorded as cost of sales.

     Sagent issued warrants to purchase common stock and preferred stock to establish and increase a line of credit with a financial institution. Each warrant can be exercised at any time prior to expiration. At December 31, 1998 such warrants were as follows.

                                 SHARES OF   EXERCISE
                                  COMMON       PRICE
                                   STOCK     PER SHARE         EXPIRATION DATE
                                 ---------   ---------   ---------------------------
    Series D preferred stock...       93       $3.18     Later of July 16, 2007 or
                                                         five years after the
                                                         closing of an initial
                                                         public offering
    Series E preferred stock...        3        5.40     Later of May 7, 2008 or
                                                         five years after the
                                                         closing of an initial
                                                         public offering
    Common stock...............        6        6.50     Later of September 30, 2008
                                                         or five years after the
                                                         closing of an initial
                                                         public offering

     The estimate fair value of these warrants of $54 has been recorded as debt issuance costs. In 1998, in connection with a joint venture to conduct business in a foreign country, Sagent issued a warrant to purchase 22 shares of common stock at a price of $5.40 per share. The warrant is immediately exercisable and expires on the later of May 21, 2003, the closing of a business combination or the closing of Sagent's initial public offering. The estimate fair value of the warrant of $60 has been recorded as general and administrative expense.

     The estimated fair value of these warrants has been determined based on a Black Scholes fair value model.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

14. INCOME TAXES

     Sagent's effective tax rate differs from the U.S. Federal statutory tax rate as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1996       1997       1998
                                                   -------    -------    -------
    Tax benefit at statutory rate................  $(2,393)   $(2,346)   $(4,652)
    State taxes, net of federal benefit..........       --         --       (744)
    Nonrecognition of tax benefits...............    2,481      2,554      5,885
    Tax credits..................................     (100)      (240)      (420)
    Other........................................       12         32        (69)
                                                   -------    -------    -------
                                                   $    --    $    --    $    --
                                                   =======    =======    =======

     Deferred tax assets (liabilities) are comprised of the following:

                                                    AS OF DECEMBER 31,
                                                    -------------------
                                                     1997        1998
                                                    -------    --------
Deferred tax assets and liabilities:
  Net operating loss carry forwards...............  $ 4,083    $  7,588
  Capitalized research and development costs......      958       1,796
  Research and development credit.................      516       1,080
  Depreciation and amortization...................       73          68
  Other...........................................      460       1,457
                                                    -------    --------
                                                      6,090      11,989
Valuation allowance...............................   (6,090)    (11,989)
                                                    -------    --------
                                                    $    --    $     --
                                                    =======    ========

     Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, Sagent has placed a valuation allowance against its net deferred tax assets. The valuation allowance increased by $2,739 and $5,899 during 1997 and 1998, respectively.

     The difference between the statutory rate of approximately 40.0% (34.0% federal and 6.0% state, net of federal benefits) and the tax benefit of zero recorded by Sagent is primarily due to Sagent's full valuation allowance against its net deferred tax assets.

     At December 31, 1998, Sagent had available net operating loss carryforwards for federal and state income tax purposes of approximately $20,775 and $17,819, respectively. These carryforwards expire from 2003 to 2018. Although a significant portion of the state net operating losses expire in 2003. At December 31, 1998, Sagent also had available research and development credit carryforwards for federal and state income tax purposes of approximately $741 and $514 respectively. These carryforwards expire from 2010 to 2013.

     For federal and state tax purposes, a portion of Sagent's net operating loss carryforwards may be subject to certain limitation on annual utilization in case of a change in ownership, as defined by federal and state tax law.

                            SAGENT TECHNOLOGY, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

15. EMPLOYEE BENEFIT PLANS

     Sagent maintains a Profit Sharing Salary Deferral 401(k) plan for all of its employees. This 401(k) plan allows eligible employees to defer up to 15%, but no greater than the stated limitation in any plan year, of their pretax compensation in certain investments at the discretion of the employee. Under the 401(k) plan, Sagent was not required to and has not made a contribution to the 401(k) plan for 1996, 1997 or 1998.

     Sagent Professional Services maintained a separate profit sharing salary deferral 401(k) plan for eligible employees until January 1, 1999. This plan allowed eligible employees to defer up to 15.0%, but no greater than the stated limitation in any plan year, of their pretax compensation in certain investments at the discretion of the employee. Under the plan Sagent was required to make matching contributions to the plan. Sagent could elect to make additional contributions on the basis of (a) a percentage of the employee deferral and (b) profit sharing. Costs related to matching contributions amounted to $0, $50 and $51 for 1996, 1997 and 1998, respectively.

     Effective January 1, 1999, all employees, including those formerly covered by the separate profit sharing salary deferral 401(k) plan, will be included in the Sagent plan.

16. SUBSEQUENT EVENTS

     In January 1999, the board of directors adopted the director plan, which was approved by Sagent's stockholders in February 1999, which allows Sagent to grant up to 150 shares of common stock to non-employee directors. The exercise price of any option granted under the director plan will be equal to the fair market value per share of common stock on the date of grant. Each option granted will have a term of ten years and the shares subject to the option will become exercisable in four equal annual installments subject to the optionee's completion of each year of board service.

     In January 1999 the board of directors approved the 1999 employee stock purchase plan, which was approved by Sagent's stockholders in February 1999. A total of 450 shares of common stock has been reserved for issuance under the 1999 employee stock purchase plan. The number of shares reserved will be subject to an annual increase every January equal to the lesser of the number of shares optioned during the prior year or lesser amount determined by the board of directors. The 1999 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period.

     Upon the closing of Sagent's initial public offering the authorized capital stock will be 70,000 shares of common stock, $0.001 par value per share, and 5,000 shares of preferred stock, $0.001 par value per share.

                              TALUS, INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
Report of Independent Accountants...........................  F-25
Balance Sheets..............................................  F-26
Statements of Operations and Retained Earnings..............  F-27
Statements of Cash Flows....................................  F-28
Notes to Financial Statements...............................  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Sagent Technology, Inc.
  and Talus, Incorporated Stockholders:

     We have audited the accompanying balance sheets of Talus, Incorporated (formerly known as InCASE Corporation) as of December 31, 1996 and 1997, and the related statements of operations and retained earnings and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Talus, Incorporated as of December 31, 1996 and 1997, and the results of operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP
McLean, VA
February 20, 1998

                              TALUS, INCORPORATED

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 AS OF
                                                              DECEMBER 31,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
                                  Assets

CURRENT ASSETS:
  Cash......................................................  $ 13    $  1
  Accounts receivable, net..................................   511     361
  Prepaid expenses..........................................     7      35
                                                              ----    ----
     Total current assets...................................   531     397
  Property and equipment, net...............................   111      76
  Deposits and other noncurrent assets......................    19       8
                                                              ----    ----
     Total assets...........................................  $661    $481
                                                              ====    ====

                   Liabilities and Stockholders' Equity
CURRENT LIABILITIES:
  Borrowings under line of credit...........................  $299    $ 90
  Note payable..............................................    --      90
  Accounts payable and accrued expenses.....................    97      63
  Accrued vacation..........................................    41      36
  Accrued retirement contributions..........................    49      50
  Due to stockholders.......................................    17      --
                                                              ----    ----
     Total current liabilities..............................   503     329
  Accrued bonus to stockholders.............................   105     105
                                                              ----    ----
     Total liabilities......................................   608     434
                                                              ----    ----
  Commitments (Note 5)

STOCKHOLDERS' EQUITY:
  Common stock; par value $.01 per share; authorized 200
     shares; issued and outstanding 102 shares..............     1       1
  Additional paid-in capital................................     4       4
  Retained earnings.........................................    48      42
                                                              ----    ----
     Total stockholders' equity.............................    53      47
                                                              ----    ----
     Total liabilities and stockholders' equity.............  $661    $481
                                                              ====    ====

   The accompanying notes are an integral part of these financial statements.

                              TALUS, INCORPORATED

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Gross revenue...............................................  $2,667    $2,830
Cost of revenues............................................   1,238     1,178
                                                              ------    ------
Gross profit................................................   1,429     1,652
Operating expenses:
  Sales and marketing.......................................     161       140
  Research and development..................................     573       627
  General and administrative................................     686       857
                                                              ------    ------
     Total operating expenses...............................   1,420     1,624
                                                              ------    ------
Income from operations......................................       9        28
Interest expense............................................     (22)      (30)
Loss on investment..........................................      (2)       --
Loss on disposal of property and equipment..................      --        (4)
                                                              ------    ------
Net loss....................................................     (15)       (6)
Retained earnings, beginning of year........................      63        48
                                                              ------    ------
Retained earnings, end of year..............................  $   48    $   42
                                                              ======    ======

   The accompanying notes are an integral part of these financial statements.

                              TALUS, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996       1997
                                                              ------      -----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (15)     $  (6)
  Adjustments to reconcile net losses to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................      43         40
     Provision for doubtful accounts and writeoff of
       uncollectible accounts...............................      40         41
     Loss on sale of property and equipment.................      --          4
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (176)       109
       Prepaid expenses.....................................      --        (28)
       Deposits.............................................     (10)        10
       Accounts payable and accrued expenses................     (14)       (34)
       Accrued vacation.....................................      --          1
       Accrued retirement contributions.....................       7         (4)
       Accrued stockholders bonus...........................     (45)        --
                                                              ------      -----
Net cash provided by (used in) operating activities.........    (170)       133
                                                              ------      -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (12)        (9)
  Sales of property and equipment...........................      --          1
                                                              ------      -----
Net cash used in investing activities.......................     (12)        (8)
                                                              ------      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit...........................   1,112        769
  Repayments on line of credit..............................    (940)      (978)
  Proceeds from issuance of stockholder note................      17         --
  Repayment of stockholder note.............................      --        (17)
  Proceeds from note payable................................      --        100
  Repayments of note payable................................      --        (11)
  Distributions to stockholders.............................      --         --
                                                              ------      -----
Net cash (used in) provided by financing activities.........     189       (137)
                                                              ------      -----
Net increase (decrease) in cash.............................       7        (12)
Cash at beginning of year...................................       6         13
                                                              ------      -----
Cash at end of year.........................................  $   13      $   1
                                                              ======      =====
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   21      $  30
  Write-off of investment received in exchange for
     services...............................................       2         --

   The accompanying notes are an integral part of these financial statements.

                              TALUS, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

 1. DESCRIPTION OF BUSINESS

     Talus, Incorporated, previously known as InCASE Corporation, was formed to provide advanced information technology services to both governmental and commercial customers. Talus, Incorporated was incorporated in Virginia in 1992 and is owned by two stockholders. The primary activities of Talus, Incorporated consist of design and implementation of Enterprise Intelligence applications.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

     These financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

ACCOUNTS RECEIVABLE

     Accounts receivable include amounts billed and unbilled costs and fees recoverable under contracts. Included in unbilled costs and fees at December 31, 1997 and 1996 are amounts currently billable in accordance with specified contract terms. Of the stated amounts, $224 and $331 were billed by December 31, 1997 and 1996, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

                        DESCRIPTION                           YEARS
                        -----------                           -----
Furniture and fixtures......................................    7
Software....................................................    3
Office equipment............................................    5

     Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major improvements are capitalized and depreciated over their estimated useful lives. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon disposition and any resulting gain or loss is reflected in operations at that time.

REVENUE RECOGNITION

     Talus, Incorporated's revenue is derived primarily from time and materials contracts. Revenue on time and material contracts is recognized based on actual hours performed at the contracted hourly rate plus the costs of any direct materials provided.

INCOME TAXES

     The Company has elected to be treated as an "S" Corporation under the Internal Revenue Code of 1986. Accordingly, the income or loss of Talus, Incorporated is taxable to the stockholders and Talus, Incorporated is not liable for federal and state income taxes.

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

MAJOR CUSTOMERS

     During 1997 and 1996, Talus, Incorporated's revenue was primarily derived from three major customers, each of which contributed more than 10.0% of total revenues. These customers accounted for 55.0% and 48.0% of gross revenue for 1997 and 1996, respectively. As of December 31, 1997 and 1996, these customers had accounts receivable balances totalling $147 and $140, respectively.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EMPLOYEE BONUSES

     Talus, Incorporated adopted a bonus plan in 1994 which provided that 83.0% of Talus, Incorporated's income before bonuses be allocated to a bonus pool. Of this amount, 40.0% was allocated to employee performance, 40.0% to sales performance and 20.0% to the two stockholders of Talus, Incorporated. In 1994 the two stockholders earned $63 in sales performance bonuses, approximately 50.0% of the total sales performance bonuses, and $25 in direct stockholder bonuses, and in 1995 they earned $17 in direct stockholder bonuses. The two stockholders have agreed to defer collection of these bonuses, totaling $105, until Talus, Incorporated is able to operate with less debt. It is not anticipated that these bonuses will be paid during 1998.

 3. ACCOUNTS RECEIVABLE

                                                             AS OF
                                                          DECEMBER 31,
                                                          ------------
                                                          1996    1997
                                                          ----    ----
Billed and unbilled receivables.........................  $537    $389
Allowance for doubtful accounts.........................   (26)    (28)
                                                          ----    ----
Accounts receivable, net................................  $511    $361
                                                          ====    ====

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

 4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                             AS OF
                                                          DECEMBER 31,
                                                          ------------
                                                          1996    1997
                                                          ----    ----
Furniture and fixtures..................................  $ 33    $ 23
Computers and equipment.................................   158     163
Computer software.......................................    22      27
                                                          ----    ----
                                                           213     213
Less accumulated depreciation...........................   102     137
                                                          ----    ----
Property and equipment, net.............................  $111    $ 76
                                                          ====    ====

     Depreciation expense for the years ended December 31, 1997 and 1996 was $40 and $42, respectively.

 5. COMMITMENTS

LEASE OBLIGATIONS

     Talus, Incorporated leases its office space and various equipment under noncancelable operating leases with original terms in excess of the year. Future minimum payments on noncancelable operating leases were as follows at December 31, 1997:

1998....................................................  $120
1999....................................................   113
2000....................................................    85
                                                          ----
          Total.........................................  $318
                                                          ====

     Rental expense was $116 and $126 for the years ended December 31, 1997 and 1996, respectively.

 6. LINE OF CREDIT AND NOTE PAYABLE

     In March 1995, Talus, Incorporated entered into a revolving credit facility agreement with maximum borrowings of $150 subject to certain borrowing base restrictions which matured on March 24, 1996. Interest was at the prime rate plus 1.5% per annum, a total of 10.15% at December 31, 1995. Borrowings were collateralized by Talus, Incorporated's eligible accounts receivable. Talus, Incorporated's two principal stockholders and one other member of management were guarantors on the credit facility.

     In March 1996, Talus, Incorporated entered a credit facility agreement with maximum borrowing of $300 subject to certain borrowing base restrictions. Interest was at the prime rate plus 1.5% per annum, a total of 9.75% at December 31, 1996. In April 1997, the agreement was amended to decrease the maximum borrowings to $200, amended to increase the interest rate to prime rate plus 2.0% per annum, a total of 10.5% at December 31, 1997, and extended through May 1998.

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

     In July 1997, Talus, Incorporated entered into a term loan agreement with the same financial institution of $100 due July 24, 2001. Interest is at the prime rate plus 2.0% per annum, a total of 10.5% at December 31, 1997.

     These agreements contain certain restrictive terms and covenants, the most restrictive of which requires Talus, Incorporated to maintain a specified liabilities to tangible net worth ratio. Talus, Incorporated was not in compliance with this restrictive covenant as of December 31, 1997. Accordingly, the entire balance of the note payable as of December 31, 1997 has been classified as current. Borrowings are collateralized by Talus, Incorporated's eligible accounts receivable. Talus, Incorporated's two principal stockholders and one other member of management are guarantors on the loan agreement.

     In 1996, majority stockholders loaned Talus, Incorporated $17 bearing interest at 10.0%. The loans were repaid during 1997.

 7. RETIREMENT PLAN

     In 1995, Talus, Incorporated established a qualified salary reduction simplified employee pension plan (SARSEP) for all eligible employees. Talus, Incorporated was required to contribute 3.0% of eligible salaries to the SARSEP each year. Because of restrictions imposed by the Internal Revenue Code of 1986, the 3.0% contribution for the highly compensated employees could not be made to the SARSEP. Accordingly, Talus, Incorporated adopted a policy that any amount that could not be funded to the SARSEP due to these restrictions would be paid directly to those highly compensated employees as additional compensation. As of December 31, 1996, six employees were deemed to be highly compensated. The compensation provided for such employees was $17. The total Talus, Incorporated contributions for 1996 for all eligible employees, as defined by the Internal Revenue Code of 1986, were $32. The SARSEP was terminated during 1997.

     During 1997 Talus, Incorporated established a 401(k) plan for the benefit of all eligible employees. Employees may make contributions to the plan, subject to certain limitations contained in the Internal Revenue Code of 1986. Talus, Incorporated matches up to 50.0% of the first 6.0% of compensation deferred under the plan. Employees vest 50.0% in the employer contributions after one year and 100% after two years of employment at Talus, Incorporated Employer contributions to the plan were $50 for the year ended December 31, 1997.

 8. COMMON STOCK, ADDITIONAL PAID-IN CAPITAL AND STOCK OPTIONS

     At Talus, Incorporated's inception in 1992, 25 shares of common stock with $0.10 par value per share were authorized and 10 shares were issued. In 1996, the Articles of Incorporation were amended to authorize 200 shares of common stock with a $0.01 par value per share. A stock split was effective in 1996 increasing the number of issued and outstanding shares to 102.

     A stock option plan, which was adopted in 1996, provides for the granting of stock options to employees. The agreements provide the participants an option to purchase shares of Talus, Incorporated's common stock generally based on certain time vesting requirements. On June 21, 1996, Talus, Incorporated granted 7 options with an exercise

                              TALUS, INCORPORATED

                                 (IN THOUSANDS)

price of $1.00 per share. On May 31, 1997, Talus, Incorporated granted 11 options with an exercise price of $4.77 per share. As of December 1997, options for 7 shares are exercisable.

     The effects of applying SFAS No. 123 are immaterial as the application of SFAS No. 123 would not result in a significant difference from reported net loss. Accordingly, the following disclosures are omitted: (1) pro forma net income, (2) weighted-average grant date fair value of options granted during the year and (3) description of method and assumptions used to estimate fair value of options.

 9. SUBSEQUENT EVENTS

     Talus, Incorporated is currently negotiating a merger agreement with Sagent Technology, Inc.

                            SAGENT TECHNOLOGY, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following financial statements present the Sagent Technology, Inc. pro forma consolidated statements of operations for the year ended December 31, 1998.

     Sagent's acquisition of Talus, Incorporated has been accounted for under the "purchase" method of accounting, which requires the purchase price to be allocated to the acquired assets and liabilities of Talus, Incorporated on the basis of their estimated fair values as of the date of acquisition. The following pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to the acquisition of Talus, Incorporated as if it occurred on January 1, 1998, and include adjustments directly attributable to the acquisition of Talus, Incorporated and expected to have a continuing impact on the combined company.

     The pro forma information is based on historical financial statements. The pro forma results of operations for the year ended December 31, 1998 includes the results of operations of Talus, Incorporated from January 1, 1998 to February 28, 1998. The assumptions give effect to the business combination with Talus, Incorporated under the purchase method of accounting. The information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected at the beginning of the periods presented.

                            SAGENT TECHNOLOGY, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE YEAR ENDED DECEMBER 31, 1998
                                            ------------------------------------------------
                                                                   PURCHASE      PRO FORMA
                                             SAGENT     TALUS     ADJUSTMENTS   CONSOLIDATED
                                            --------   --------   -----------   ------------
Total revenues, net.......................  $ 17,043   $    452    $     --       $ 17,495
Cost of revenues..........................     5,066        167        (102)         5,131
                                            --------   --------    --------       --------
Gross profit..............................    11,977        285         102         12,364
Operating expenses:
  Sales and marketing.....................    12,037        383                     12,420
  Research and development................     6,013        283                      6,296
  General and administrative..............     5,186        342                      5,528
  Acquired in-process technology..........     2,425                 (2,425)            --
                                            --------   --------    --------       --------
     Total operating expenses.............    25,661      1,008      (2,425)        24,244
                                            --------   --------    --------       --------
Loss from operations......................   (13,684)      (723)     (2,527)       (11,880)
Interest expense..........................      (207)                                 (207)
Other income..............................       190                                   190
                                            --------   --------    --------       --------
Net loss..................................  $(13,701)  $   (723)   $ (2,527)      $(11,897)
                                            ========   ========    ========       ========
Pro forma net loss per share..............  $  (0.75)                             $  (0.66)
                                            ========                              ========
Weighted average shares used in
  computation of pro forma net loss per
  share...................................    18,160                                18,160

                            See accompanying notes.

                            SAGENT TECHNOLOGY, INC.

                               NOTES TO PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

     On February 28, 1998, Sagent acquired Talus, Incorporated, a privately held company that has experience in the design and implementation of Enterprise Intelligence applications.

     The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of Sagent or the consolidated results of operations that would have resulted had the acquisition taken place on January 1, 1998. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 reflect the effects of the acquisition, assuming the related events occurred as of January 1, 1998 for the purposes of the unaudited pro forma consolidated statements of operations.

2. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     The unaudited pro forma consolidated financial statements reflect a total purchase price of $3.5 million, and the acquisition was recorded under the purchase method of accounting. In connection with the acquisition, Sagent expensed $2.4 million of in-process technology in the quarter ended March 31, 1998. In addition, Sagent recorded other intangibles of $587, which are being amortized on a straight-line basis over six months to three years following the acquisition. The determination of the acquired in-process technology allocation was based upon recently issued guidance issued by the Securities and Exchange Commission and considered such factors as degree of completion, technological uncertainties, costs incurred and projected costs to complete. In-process technology charges have not been reflected in the pro forma consolidated financial statements of operations for the year ended December 31, 1998 as they are considered a non-recurring charge.

3. UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 is based upon the historical weighted average common shares outstanding. The Sagent common stock issuable upon the exercise of the stock options and warrants have been excluded as the effect would be antidilutive. In addition to the shares used in computing the net loss per share above, pro forma net loss per share is calculated using the convertible preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

4. PURCHASE ADJUSTMENTS

     Pro forma adjustments have been prepared to reflect the elimination of the non-recurring one-time charge for acquired in-process technology and to reflect the amortization of capitalized technology and other intangible assets.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Stockholders and Board of Directors of Sagent Technology, Inc.:

     In connection with our audits of the consolidated financial statements of Sagent Technology, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
January 27, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          , 1999

                                      LOGO

                        5,000,000 SHARES OF COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                               HAMBRECHT & QUIST
                           U.S. BANCORP PIPER JAFFRAY
                            ------------------------

                                 DLJDIRECT INC.

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made pursuant to this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of Sagent have not changed since the date of this prospectus.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Until                , 1999 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

[SAGENT LOGO OVER GRAPHIC OF GLOBE APPEARS HERE]

CAPTION:  A Leading Provider of Enterprise Intelligence Software Solutions

[Logo]

[SIDEBAR]
The Sagent DMS Product Suite gathers data from a variety of sources and organizes that data into a repository known as a data mart. The Sagent DMS Product Suite allows organizations to more efficiently analyze the data and provides access to the information through personal computers, reports and importantly, through the Internet.

[Schematic depicting the Sagent Data Mart and its components: Input into Sagent Data Load Server: Data Sources and Mainframe. Input into Data Mart: Sagent Data Load Server, Data Mart: Sagent Design Studio, Sagent Automation and Sagent Admin. Output from Data Mart: Sagent Data Access Server to Sagent Web Link Server and Sagent Information Studio. Output from Sagent Web Link Server:
Analysis, Reports and Excel. Output from Sagent Information Studio: StatView, Analysis, Reports and Excel.]

[GRAPHIC DEPICTING A SCREEN SHOT OF A BALANCE SHEET REPORT] Caption: Sagent Reports allows end users to create, publish and view graphically rich presentations of corporate information.

[GRAPHIC DEPICTING A SCREEN SHOT OF A Z ANALYSIS VS GOAL REPORT] Caption: Sagent Analysis provides a wide range of analytical capabilities for business data.

[GRAPHIC DEPICTING A SCREEN SHOT OF A DATA FLOW REPORT] Caption: Sagent Design Studio provides a visual environment for describing data and designing the flow of data for both loading and accessing a data mart.

[GRAPHIC DEPICTING A SCREEN SHOT OF A STATISTICS REPORT] Caption: StatView provides an end user with the ability to create, publish and view complex statistical analysis of corporate data in client/server environments.

[Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                               AMOUNT
                                                               TO BE
                                                                PAID
                                                              --------
Registration Fee............................................  $ 11,120
NASD Fee....................................................     5,100
Nasdaq Listing Fee..........................................    90,000
Legal Fees and Expenses.....................................   325,000
Accounting Fees and Expenses................................   150,000
Blue Sky Fees and Expenses..................................    10,000
Transfer Agent Fees.........................................    10,000
Miscellaneous...............................................    98,780
                                                              --------
          Total.............................................  $700,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises at the registrant's request to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;
(3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to such directors, executive officers and employees in these matters.

     The registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, such indemnification agreements provide that the registrant directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by Sagent's board of directors or brought to enforce a right to indemnification under the indemnification agreement, the registrant's bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceedings unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of sec.16(b) of the Securities Exchange Act of 1934 and related laws; (5) on account of conduct by the indemnified party that is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) on account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or
(9) if a final decision by a court having jurisdiction in the matter determines that such indemnification is not lawful.

     The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the Securities Act of 1933.

     Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
                          DOCUMENT                            NUMBER
                          --------                            -------
Form of Underwriting Agreement..............................    1.1
Certificate of Incorporation of Registrant, as amended......    3.1
Form of Amended and Restated Certificate of Incorporation of
  Registrant, to be filed prior to closing of the
  offering..................................................    3.2
Bylaws of Registrant........................................    3.3
Form of Indemnification Agreement entered into by the
  Registrant with each of its directors and executive
  officers..................................................   10.1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1996, the registrant has issued and sold the following securities:

(a) From January 1, 1996 to March 15, 1999, the registrant sold in the aggregate of 1,739,208 shares of unregistered common stock to 56 directors, officers, employees, former employees and consultants at prices ranging from $0.045 to $5.50 per share, for aggregate consideration of $1,939,266. Such shares were sold pursuant to the exercise of options granted by the board. As to each director, officer, employee, former employee and consultant of the registrant who was issued such securities, the registrant relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of the registrant pursuant to a written contract between such person and the registrant. In addition, the registrant met the conditions imposed under Rule 701(b).

(b) On January 17, 1996 and February 25, 1997, the registrant sold in the aggregate 92,500 shares of unregistered common stock at a price per share of $0.09 to a director and a price per share of $0.25 to a group of investors, respectively, for aggregate cash consideration of $21,125. These shares were sold pursuant to restricted stock purchase agreements between the registrant and the director and such stockholders. As to each person issued such securities, the registrant relied upon section 4(2) of the Securities Act of 1933.

(c) In July, August and September 1996, the registrant sold in the aggregate 2,615,680 shares of unregistered Series C preferred stock at a price per share of $2.50 to certain investors for aggregate cash consideration of $6,539,200. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series C preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation
    D), and each investor who was not an accredited investor represented to the registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

(d) On March 17, 1997, the registrant issued and sold in the aggregate 40,000 shares of unregistered Series C preferred stock at a price per share of $2.50 to a director for aggregate cash consideration of $100,000. These shares were sold pursuant to a Series C preferred stock purchase agreement between the registrant and the director. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933. The registrant repurchased the shares at a price per share of $2.50 in April 1998.

(e) On June 16, 1997, the registrant issued and sold in the aggregate 39,178 shares of unregistered Series C preferred stock at a price per share of $2.50 to a consultant for aggregate cash consideration of $97,945. These shares were sold pursuant to a Series C preferred stock purchase agreement between the registrant and the consultant. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

(f) In August and September 1997, the registrant sold in the aggregate 1,572,327 shares of unregistered Series D preferred stock at a price per share of $3.18 to certain investors for aggregate cash consideration of $5,000,000. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series D preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the Registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

(g) In January 1998, the registrant sold in the aggregate 45,785 shares of unregistered Series D preferred stock at a price per share of $3.18 to an officer of the registrant for aggregate cash consideration of $145,596. These shares were sold pursuant to a Series D preferred stock purchase agreement between the registrant and the officer. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

(h) In February and March 1998, the registrant sold in the aggregate 1,895,370 shares of unregistered Series E preferred stock at a price per share of $5.40 to certain investors for aggregate cash consideration of $10,234,998. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series E preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

(i) On May 21, 1998, the registrant sold in the aggregate 28,000 shares of unregistered common stock at a price per share of $4.32 to a distributor of the registrant's products for aggregate cash consideration of $120,960. These shares were sold pursuant to a stock purchase agreement between the registrant and the distributor. Such issuance was made in reliance upon
    Section 4(2) of the Securities Act of 1933.

(j) On September 14, 1998, the registrant sold in the aggregate 10,000 shares of unregistered common stock at a price per share of $5.50 to a consultant for aggregate cash consideration of $55,000. These shares were sold pursuant to a stock purchase agreement between the registrant and the consultant. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

(k) On February 28, 1999, the registrant sold 10,000 shares of unregistered common stock at a price per share of $9.00 to a director nominee for aggregate consideration of $120,960. These shares were sold pursuant to a stock purchase agreement between the registrant and the director nominee. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     1.1+     Form of Underwriting Agreement.
     3.1+     Certificate of Incorporation of Registrant.
     3.2+     Form of Amended and Restated Certificate of Incorporation of
              Registrant to be filed prior to the closing of the offering made under the Registration Statement.
     3.3+     Bylaws of Registrant.
     4.1*     Form of Registrant's Common Stock Certificate.
     4.2+     Sixth Amended and Restated Registration Rights Agreement,
              dated as of February 24, 1998, between the Registrant and
              the parties named therein.
     4.3+     Common Stock Registration Rights Agreement, dated as of
              September 14, 1998, between the Registrant and Robert Hawk.
     5.1+     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation.
    10.1+     Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
    10.2+     Amended and Restated 1995 Stock Plan and related agreements.
    10.3+     1998 Stock Plan and related agreements.
    10.4+     1999 Employee Stock Purchase Plan and related agreements.
    10.5+     1999 Director Option Plan and related agreements.
    10.6+     Master Equipment Lease Agreement, dated August 7, 1995,
              between the Registrant and Lighthouse Capital Partners, L.P.
    10.7+     Master Lease Agreement, dated as of September 26, 1998,
              between the Registrant and Dell Financial Services L.P.
    10.8+     Loan and Security Agreement, dated as of July 16, 1997,
              between the Registrant and Venture Banking Group, a division of Cupertino National Bank, and amendments thereto.
    10.9+     Standard Office Lease, dated June 1, 1998, by and between
              the Registrant and Asset Growth Partners, Ltd., and the
              First Amendment thereto.
    10.10**+  Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.
    10.11**+  Microsoft License and Distribution Agreement, dated August
              23, 1996, between the Registrant and Microsoft Corporation.
    10.12**+  Value-Added Reseller Agreement, effective June 26, 1997, between the Registrant and Automatic Data Processing, Inc.
    10.13**+  Sagent KK Non-Exclusive Japanese Distribution Agreement,
              dated as of December 17, 1997, between Sagent KK Japan and
              Kawasaki Steel Systems R&D Corporation.
    10.14**+  Exclusive Distribution Agreement, effective as of January 1,
              1998, by and between the Registrant and Sagent U.K. Ltd.
    10.15**+  Joint Venture Agreement, entered into as of April 8, 1998, between the Registrant and ISAR-Vermogensverwaltung GbR mbH and related agreements.
    10.16**+  Exclusive Concession Agreement, effective as of November 21,
              1997, by and between the Registrant and Sagent France S.A.
    10.17**+  Value-Added Reseller/OEM Agreement, effective December 30,
              1997, between the Registrant and Advent Software, Inc.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.18+    Form of Sagent Technology, Inc. End User Software License
              Agreement.
    10.19**+  OEM Software License Agreement, effective March 31, 1998, between the Registrant and Siebel Systems, Inc.
    10.20+    Form of Sagent Technology, Inc. Software Maintenance and
              Technical Support Agreement.
    10.21+    Form of Sagent Technology, Inc. Agreement for Consulting
              Services.
    10.22+    Form of Sagent Technology, Inc. Agreement for Subcontractor
              Consulting Services.
    10.23+    Form of Evaluation Agreement.
    10.24+    Note, dated February 1, 1998, of W. Virginia Walker.
    10.25+    Note, dated February 1, 1998, of W. Virginia Walker.
    10.26**+  Solution Provider Agreement, effective June 27, 1997, between the Registrant and Unisys Corporation.
    10.27+    Consulting Agreement, dated as of April 7, 1997, between the
              Registrant and Ralph Kimball.
    10.28+    Executive Change of Control Policy.
    10.29+    Agreement and Plan of Reorganization, dated as of February
              27, 1998, by and among Sagent Technology, Inc., Talus
              Acquisition Corp., Talus, Incorporated and Certain
              Shareholders of Talus, Incorporated.
    10.30+    Employment and Non-Competition Agreement, dated as of
              February 27, 1998, between the Registrant and Michael P.
              Venerable.
    10.31**+  Software License and Services Agreement, dated March 31,
              1998, between the Registrant and Siebel Systems, Inc.
    10.32+    Common Stock Purchase Agreement, dated February 28, 1999,
              between the Registrant and Klaus S. Luft.
    10.33+    Notes, dated February 5, 1999, between the Registrant and
              Tom Lounibos.
    10.34+    Note, dated March 15, 1999, of Kenneth C. Holcomb.
    10.35+    Nonexclusive International Software Value Added Reseller
              ("VAR") Agreement, dated December 8, 1997, between the
              Registrant and Opalis S.A.
    21.1+     Subsidiaries of the Registrant.
    23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1).
    23.2      Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.
    23.3      Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.
    23.4+     Consent of Klaus S. Luft.
    24.1+     Power of Attorney (See page II-8).
    27.1+     Financial Data Schedule (available in EDGAR format only).


-------------------------
*  To be supplied by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+ Previously filed.

(b) FINANCIAL STATEMENT SCHEDULES

    Schedule II. Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 25th day of March 1999.


                                          SAGENT TECHNOLOGY, INC.

                                          By: /s/ KENNETH C. GARDNER
                                             -----------------------------------
                                              Kenneth C. Gardner
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURES                                TITLE                   DATE
                 ----------                                -----                   ----
                      *                        President and Chief Executive  March 25, 1999
---------------------------------------------  Officer (Principal Executive
               Kenneth C. Gardner              Officer)

           /s/ W. VIRGINIA WALKER              Vice President of Finance and  March 25, 1999
---------------------------------------------  Administration, Chief
               W. Virginia Walker              Financial Officer (Principal
                                               Financial and Accounting
                                               Officer)

                      *                        Director                       March 25, 1999
---------------------------------------------
                 John E. Zicker

                      *                        Director                       March 25, 1999
---------------------------------------------
                 Shanda Bahles

                      *                        Director                       March 25, 1999
---------------------------------------------
               Richard W. Shapero

                      *                        Director                       March 25, 1999
---------------------------------------------
               Jeffrey T. Webber

         *By: /s/ W. VIRGINIA WALKER
   ---------------------------------------
             W. Virginia Walker
              Attorney-in-fact

                                                                     SCHEDULE II

                            SAGENT TECHNOLOGY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                  ADDITIONS
                                   BALANCE AT    (REDUCTIONS)                  BALANCE AT
                                   BEGINNING       IN COSTS                      END OF
                                   OF PERIOD     AND EXPENSES    WRITE-OFFS      PERIOD
                                   ----------    ------------    ----------    ----------
Allowance for doubtful accounts:
     Year ended December 31,
                           1996..    $   --         $   --           $--        $    --
                           1997..        --            450           --             450
                           1998..       450             58           --             508
Valuation allowances for deferred
  tax assets:
     Year ended December 31,
                           1996..    $   --         $3,351           $--        $ 3,351
                           1997..     3,351          2,739           --           6,090
                           1998..     6,090          5,899           --          11,989

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
     1.1+  Form of Underwriting Agreement.
     3.1+  Certificate of Incorporation of Registrant.
     3.2+  Form of Amended and Restated Certificate of Incorporation of
           Registrant to be filed upon the closing of the offering made under the Registration Statement.
     3.3+  Bylaws of Registrant.
     4.1*  Form of Registrant's Common Stock Certificate.
     4.2+  Sixth Amended and Restated Registration Rights Agreement,
           dated as of February 24, 1998, between the Registrant and
           the parties named therein.
     4.3+  Common Stock Registration Rights Agreement, dated as of
           September 14, 1998, between the Registrant and Robert Hawk.
     5.1+  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
    10.1+  Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
    10.2+  Amended and Restated 1995 Stock Plan and related agreements.
    10.3+  1998 Stock Plan and related agreements.
    10.4+  1999 Employee Stock Purchase Plan and related agreements.
    10.5+  1999 Director Option Plan and related agreements.
    10.6+  Master Equipment Lease Agreement, dated August 7, 1995, between the Registrant and Lighthouse Capital Partners, L.P.
    10.7+  Master Lease Agreement, dated as of September 26, 1998, between the Registrant and Dell Financial Services L.P.
    10.8+  Loan and Security Agreement, dated as of July 16, 1997, between the Registrant and Venture Banking Group, a division of Cupertino National Bank, and amendments thereto.
    10.9+  Standard Office Lease, dated June 1, 1998, by and between the Registrant and Asset Growth Partners, Ltd., and the
           First Amendment thereto.
    10.10**+ Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.
    10.11**+ Microsoft License and Distribution Agreement, dated August
           23, 1996, between the Registrant and Microsoft Corporation.
    10.12**+ Value-Added Reseller Agreement, effective June 26, 1997, between the Registrant and Automatic Data Processing, Inc.
    10.13**+ Sagent KK Non-Exclusive Japanese Distribution Agreement,
           dated as of December 17, 1997, between Sagent KK Japan and
           Kawasaki Steel Systems R&D Corporation.
    10.14**+ Exclusive Distribution Agreement, effective as of January 1,
           1998, by and between the Registrant and Sagent U.K. Ltd.
    10.15**+ Joint Venture Agreement, entered into as of April 8, 1998, between the Registrant and ISAR-Vermongensverwaltung GbR mbH and related agreements.
    10.16**+ Exclusive Concession Agreement, effective as of November 21,
           1997, by and between the Registrant and Sagent France S.A.
    10.17**+ Value-Added Reseller/OEM Agreement, effective December 30,
           1997, between the Registrant and Advent Software, Inc.
    10.18+ Form of Sagent Technology, Inc. End User Software License
           Agreement.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    10.19**+ OEM Software License Agreement, effective March 31, 1998, between the Registrant and Siebel Systems, Inc.
    10.20+ Form of Sagent Technology, Inc. Software Maintenance and
           Technical Support Agreement.
    10.21+ Form of Sagent Technology, Inc. Agreement for Consulting
           Services.
    10.22+ Form of Sagent Technology, Inc. Agreement for Subcontractor
           Consulting Services.
    10.23+ Form of Evaluation Agreement.
    10.24+ Note, dated February 1, 1998, of W. Virginia Walker.
    10.25+ Note, dated February 1, 1998, of W. Virginia Walker.
    10.26**+ Solution Provider Agreement, effective June 27, 1997, between the Registrant and Unisys Corporation.
    10.27+ Consulting Agreement, dated as of April 7, 1997, between the
           Registrant and Ralph Kimball.
    10.28+ Executive Change of Control Policy.
    10.29+ Agreement and Plan Reorganization, dated as of February 27,
           1998, by and among Sagent Technology, Inc., Talus
           Acquisition Corp., Talus, Incorporated and Certain
           Shareholders of Talus, Incorporated
    10.30+ Employment and Non-Competition Agreement, dated as of
           February 27, 1998 between Registrant and Michael P.
           Venerable.
    10.31**+ Software License and Services Agreement, dated March 31,
           1998, between Registrant and Siebel Systems, Inc.
    10.32+ Common Stock Purchase Agreement, dated February 28, 1999, between the Registrant and Klaus S. Luft.
    10.33+ Notes, dated February 5, 1999, between the Registrant and
           Tom Lounibos.
    10.34+ Note, dated March 15, 1999, of Kenneth C. Holcomb.
    10.35+ Nonexclusive International Software Value Added Reseller
           ("VAR") Agreement, dated December 8, 1997, between the
           Registrant and Opalis S.A.
    21.1+  Subsidiaries of the Registrant.
    23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
    23.2   Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
    23.3   Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
    23.4+  Consent of Klaus S. Luft.
    24.1+  Power of Attorney (See page II-8).
    27.1+  Financial Data Schedule (available in EDGAR format only).


------------------------------
*  To be supplied by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+  Previously filed.